Execution Version

Exhibit 10.1

AMENDMENT AGREEMENT (this “Amendment”), dated as of December 14, 2018, among LEE ENTERPRISES, INCORPORATED (the “Borrower”), the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), to the Credit Agreement, dated as of March 31, 2014 (as heretofore amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

WHEREAS, the parties hereto wish to amend the Credit Agreement to extend the maturity of the Revolving Loan Commitments, to reduce the Revolving Credit Commitments to $27,200,000 and to permit certain RL Lenders to terminate their Revolving Credit Commitments and no longer be Lenders under the Credit Agreement and to effect certain other changes described herein; and

WHEREAS, on the date hereof there are no Term Loans remaining outstanding.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.          Amendment.

(a)          The Credit Agreement is, effective as of the Amendment Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto (the Credit Agreement as amended hereby, the “Amended Credit Agreement”).

(b)          Schedule 1 to the Credit Agreement is, effective as of the Amendment Effective Date, hereby amended and restated in the form set forth in Exhibit B hereto.

(c)          Exhibit K to the Credit Agreement is, effective as of the Amendment Effective Date, hereby amended and restated in the form set forth in Exhibit C hereto.

(d)          A new Schedule X shall be added to the Credit Agreement in the form set forth in Exhibit D hereto.

(e)          Each RL Lender that executes and delivers to the Administrative Agent the signature page hereof as an “Extending RL Lender” will become, on the effectiveness of this Amendment, an RL Lender with Revolving Credit Commitments, subject to all of the rights, obligations and conditions thereto under the Amended Credit Agreement (an “Extending RL Lender”), in the principal amount of such RL Lender’s Revolving Credit Commitments set forth on Exhibit B hereto under the caption “Revolving Credit Commitments”.

(f)          Each RL Lender that executes and delivers to the Administrative Agent the signature page hereof as an “Exiting RL Lender” will, on the effectiveness of this Amendment, no longer be an RL Lender with Revolving Credit Commitments under the Credit Agreement (an “Exiting RL Lender”).

(g)          Each RL Lender agrees that notwithstanding Section 13.06, each Exiting RL Lender shall, on the Amendment Effective Date, be paid any and all Obligations owed to such Exiting RL Lender as of such date.

Section 2.          Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

(a)          The Borrower and each other Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of this Amendment and the other documents delivered pursuant to this Amendment (collectively, including this Amendment, the “Amendment Documents”) to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Amendment Documents.  The Borrower and each other Credit Party has duly executed and delivered each of the Amendment Documents to which it is party, and each of such Amendment Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(b)          Neither the execution, delivery or performance by the Borrower or any other Credit Party of the Amendment Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) contravenes any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflicts with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) violates any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

(c)          After giving effect to this Amendment, the representations and warranties set forth in Section 8 of the Credit Agreement or in any Credit Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date).

(d)          After giving effect to this Amendment, no Default or Event of Default has occurred or is continuing.

Section 3.          Effectiveness.  This Amendment shall become effective as of the date first set forth above (such date, if any, the “Amendment Effective Date”) upon satisfaction of the following conditions:

(a)          the Administrative Agent shall have received counterparts of this Amendment executed by the Administrative Agent, the Borrower and each RL Lender immediately prior to giving effect to this Amendment;

(b)          the Administrative Agent shall have received payment in U.S. Dollars from the Borrower of (x) all accrued and unpaid interest and fees up to, but not including, the date of payment, with respect to the Loans and Letters of Credit outstanding immediately prior to the date of payment for the account of each Lender and (y) all Obligations owing to the Exiting RL Lenders;

(c)          [reserved];

(d)          the Administrative Agent shall have received the executed legal opinion of Sidley Austin LLP and Lane and Waterman LLP, counsel to the Borrower and its Subsidiaries, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(e)          the Administrative Agent shall have received the executed Reaffirmation Agreement, substantially in the form attached hereto as Exhibit E hereto, duly executed by each of the Reaffirming Parties (as defined in the Reaffirmation Agreement);

(f)          after giving effect to the Amendment, (x) no Default or Event of Default shall have occurred and be continuing and (y) all representations and warranties made on the Amendment Effective Date by any Credit Party contained herein, in the other Amendment Documents or in the other Credit Documents shall be true and correct as of the Amendment Effective Date in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in all respects, as applicable) as of such earlier date);

(g)          the Administrative Agent shall have received a certificate from each Credit Party, dated the Amendment Effective Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in form and substance reasonably acceptable to the Administrative Agent with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent;

(h)          the Administrative Agent shall have received, at least five days prior to the Amendment Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Amendment Effective Date;

(i)          all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Amendment Effective Date shall have been paid;

(j)          since September 30, 2018, nothing shall have occurred (and neither any Agent nor the Required Lenders) shall have become aware of any facts or conditions not previously known) which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect;

(k)          on or prior to the Amendment Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with this

Agreement, the other transactions contemplated hereby and the granting of Liens under each applicable Security Document shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated hereby or otherwise referred to herein or therein.

(l)           on the Amendment Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated hereby or otherwise referred to herein or therein.  On the Amendment Effective Date, the Collateral Agent shall have continuing, perfected Liens in the Collateral as and to the extent required under the terms hereof and of the Security Documents;

(m)         on the Amendment Effective Date, there shall be no actions, suits or proceedings pending or threatened with respect to this Agreement, any other Credit Document or otherwise which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect;

(n)          the Administrative Agent shall have received a certificate from the Borrower, dated the Amendment Effective Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, and attested to by the secretary or any assistant secretary of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, certifying on behalf of the Borrower that all the conditions in paragraphs (f), (l) and (m) have been satisfied on such date; and

(o)          on or prior to the Amendment Effective Date, the Administrative Agent shall have received true and correct copies of the consolidated balance sheets of the Borrower and its Subsidiaries at September 30, 2018, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2018, which shall comply with the requirements for audited annual financial statements described in Section 9.01(a) of the Credit Agreement.

Section 4.          Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5.          Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 6.          Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.          Effect of Amendment. Except as expressly set forth herein, this Amendment shall not (i) by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent, the Issuing Lender, in each case under the Amended Credit Agreement or any other Credit Document, (ii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other provision of either such agreement or any other Credit Document or (iii) serve to effect a novation of the Obligations. Each and every term, condition, obligation, covenant and agreement contained in the Amended Credit Agreement or any other Credit Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Credit Party reaffirms its obligations under the Credit Documents to which it is party and the validity of the Liens granted by it pursuant to the Security Documents. This Amendment shall constitute a Credit Document for purposes of the Amended Credit Agreement and from and after the Amendment Effective Date, all references to the Credit Agreement in any Credit Document and all references in the Amended Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Amended Credit Agreement. Each of the Credit Parties hereby consents to this Amendment and confirms that all obligations of such Credit Party under the Credit Documents to which such Credit Party is a party shall continue to apply to the Amended Credit Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Kevin D. Mowbray
Name: Kevin D. Mowbray
Title: President and CEO

[Signature Page to Amendment]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as Collateral Agent and as an Extending Lender

By:	/s/ Inderjeet Singh Aneja
Name: Inderjeet Singh Aneja
Title: Vice President

[Signature Page to Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH,
as an Extending Lender

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Vice President

By:	/s/ Alicia Schug
	Name:	Alicia Schug
	Title:	Vice President

[Signature Page to Amendment]

MUDRICK DISTRESSED OPPORTUNITY FUND GLOBAL, LP,
as an Exiting Lender

By:	Mudrick GP, LLC, its General Partner

By:	/s/ John O’Callaghan
	Name:	John O’Callaghan
	Title:	Corporate Secretary

[Signature Page to Amendment]

BLACKWELL PARTNERS LLC – SERIES A,
as an Exiting Lender

By: Mudrick Capital Management L.P., its Investment Manager

By:	/s/ John O’Callaghan
	Name:	John O’Callaghan
	Title:	Corporate Secretary

[Signature Page to Amendment]

Exhibit A

Marked Amended Credit Agreement
(See Attached)

~~Execution Version~~As Amended
by the Amendment Agreement,
dated as of December 14, 2018

FIRST LIEN CREDIT AGREEMENT

among

LEE ENTERPRISES, INCORPORATED,

VARIOUS LENDERS

and

JPMORGAN CHASE BANK, N.A.,
as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of March 31, 2014

JPMORGAN SECURITIES LLC

and

DEUTSCHE BANK SECURITIES INC.,

as JOINT LEAD ARRANGERS
and
as JOINT BOOKRUNNERS

TABLE OF CONTENTS

Page

SECTION 1.	Definitions and Accounting Terms~~.~~	1

1.01	Defined Terms	1
1.02	Other Definitional Provisions	~~70~~74

SECTION 2.	Amount and Terms of Credit	~~71~~76

2.01	Loans	~~71~~76
2.02	Minimum Amount of Each Borrowing	~~71~~76
2.03	Notice of Borrowing	~~72~~76
2.04	Disbursement of Funds	~~72~~77
2.05	Notes	~~73~~78
2.06	Conversions	~~74~~79
2.07	Pro Rata Borrowings	~~75~~79
2.08	Interest	~~75~~80
2.09	Interest Periods	~~76~~81
2.10	Increased Costs, Illegality, etc.	~~77~~82
2.11	Compensation	~~79~~84
2.12	Change of Lending Office	~~79~~85
2.13	Replacement of Lenders	~~79~~85
2.14	Defaulting Lenders	86

SECTION 3.	Letters of Credit	~~81~~87

3.01	Letters of Credit	~~81~~87
3.02	Maximum Letter of Credit Outstandings; Final Maturities	~~82~~87
3.03	Letter of Credit Requests; Minimum Stated Amount	~~82~~88
3.04	Letter of Credit Participations	~~83~~89
3.05	Agreement to Repay Letter of Credit Drawings	~~85~~90
3.06	Increased Costs	~~86~~92

SECTION 4.	Commitment Fee; Fees; Reductions of Commitment	~~86~~93

4.01	Fees	~~86~~93
4.02	Voluntary Termination of Unutilized Revolving Loan Commitments	~~87~~94
4.03	Mandatory Reduction of Commitments and Revolving Loan Repayments	~~88~~94

SECTION 5.	Prepayments; Payments; Taxes	~~88~~95

5.01	Voluntary Prepayments	~~88~~95
5.02	Mandatory Repayments	~~90~~96
5.03	Method and Place of Payment	~~92~~99
5.04	Net Payments	~~92~~99

SECTION 6.	Conditions Precedent to the Effective Date	~~95~~101

6.01	Execution of Agreement; Notes	~~95~~102

(i)

6.02	Officer’s Certificate	~~95~~102
6.03	Opinions of Counsel	~~95~~102
6.04	Company Documents; Proceedings; etc.	~~96~~102
6.05	Shareholders’ Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements	~~96~~103
6.06	Adverse Change, Approvals	~~97~~103
6.07	Litigation	~~97~~104
6.08	Guarantee and Collateral Agreement; Intercompany Subordination Agreement	~~97~~104
6.09	Pledged Collateral	~~98~~104
6.10	Mortgage; Title Insurance; Survey; Landlord Waivers; etc.	~~99~~105
6.11	Historical Financial Statements; Projections	~~100~~107
6.12	Solvency Certificate; Insurance Certificates, etc.	~~100~~107
6.13	Fees, etc	~~101~~107
6.14	Consents	~~101~~107
6.15	Transaction Documents	~~101~~107
6.16	“Know-Your-Customer” Documentation	~~101~~108

SECTION 7.	Conditions Precedent to All Credit Events	~~101~~108

7.01	No Default; Representations and Warranties	~~102~~108
7.02	Notice of Borrowing; Letter of Credit Request	~~102~~108
7.03	No Excess Cash	~~102~~109
7.04	No Pulitzer Financial Covenant Default	~~103~~109

SECTION 8.	Representations, Warranties and Agreements	~~103~~109

8.01	Company Status	~~103~~109
8.02	Power and Authority	~~103~~110
8.03	No Violation	~~103~~110
8.04	Approvals	~~104~~110
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	~~104~~111
8.06	Litigation	~~106~~112
8.07	True and Complete Disclosure	~~106~~112
8.08	Use of Proceeds; Margin Regulations	~~106~~112
8.09	Tax Returns and Payments	~~106~~113
8.10	Compliance with ERISA	~~107~~113
8.11	Security Documents	~~108~~114
8.12	Properties	~~109~~115
8.13	Capitalization	~~109~~115
8.14	Subsidiaries	~~109~~116
8.15	Compliance with Statutes, etc.	~~109~~116
8.16	Investment Company Act	~~110~~116
8.17	Solvency	~~110~~116
8.18	Environmental Matters	~~110~~117
8.19	Employment and Labor Relations	~~111~~117
8.20	Intellectual Property, etc.	~~111~~118

(ii)

8.21	Indebtedness	~~111~~118
8.22	Insurance	~~112~~118
8.23	Anti-Corruption Laws and Sanctions, ~~E~~etc	~~112~~.118
8.24	Representations and Warranties in Other Documents	~~112~~119

SECTION 9.	Affirmative Covenants	~~112~~119

9.01	Information Covenants	~~113~~119
9.02	Books, Records and Inspections; Quarterly Meetings	~~119~~126
9.03	Maintenance of Property; Insurance	~~119~~126
9.04	Existence; Franchises	~~120~~127
9.05	Compliance with Statutes, etc.	~~120~~127
9.06	Compliance with Environmental Laws	~~120~~127
9.07	ERISA	~~121~~128
9.08	End of Fiscal Years	~~122~~130
9.09	Performance of Obligations	~~122~~130
9.10	Payment of Taxes	~~123~~130
9.11	Use of Proceeds	~~123~~130
9.12	Excluded Domestic Subsidiaries; Further Assurances; etc.	~~123~~130
9.13	Ownership of Subsidiaries; etc.	~~125~~133
9.14	Foreign Subsidiaries	~~126~~133
9.15	Sanctioned Persons	~~126~~133

SECTION 10.	Negative Covenants	~~126~~133

10.01	Limitation on Indebtedness	~~126~~133
10.02	Limitation on Restricted Payments.	~~133~~140
10.03	Limitation on Liens	~~141~~149
10.04	Limitation on Restrictions on Distributions From Restricted Subsidiaries	~~142~~149
10.05	Limitation on Sales of Assets and Subsidiary Stock	~~145~~152
10.06	Limitation on Affiliate Transactions	~~147~~154
10.07	Merger and Consolidation	~~150~~157
10.08	Limitation on Lines of Business	~~153~~161
10.09	Lee Leverage Ratio	~~153~~161
10.10	Modifications of Certain Agreements; Limitations on Certain Payments	~~154~~161
10.11	Pulitzer Cash Flow	~~155~~163
10.12	Lee Entities Cash Flows	~~157~~165
10.13	Post-Amendment Requirements	165

SECTION 11.	Events of Default	~~157~~165

11.01	Payments	~~158~~165
11.02	Representations, etc.	~~158~~165
11.03	Covenants	~~158~~166
11.04	Default Under Other Agreements	~~158~~166
11.05	Bankruptcy, etc.	~~159~~167
11.06	ERISA	~~159~~167
11.07	Security Documents	~~160~~168
11.08	Subsidiaries Guarantee	~~160~~168

(iii)

11.09	Intercompany Subordination Agreement	~~160~~168
11.10	Judgments	~~161~~169
11.11	Change of Control	~~161~~169
~~11.12~~	~~161~~
~~11.13~~11.12	Junior Intercreditor Agreement	~~161~~169
~~11.14~~11.13	Pari Passu Intercreditor Agreements	~~161~~169

SECTION 12.	The Administrative Agent	~~162~~170

12.01	Appointment	~~162~~170
12.02	Nature of Duties	~~163~~171
12.03	Lack of Reliance on the Administrative Agent	~~163~~171
12.04	Certain Rights of the Administrative Agent	~~164~~172
12.05	Delegation of Duties	172
~~12.05~~12.06	Reliance	~~164~~172
~~12.06~~12.07	Indemnification	~~164~~172
12.08	Posting of Communications	172
~~12.07~~12.09	The Administrative Agent in its Individual Capacity	~~164~~174
~~12.08~~12.10	Holders	~~165~~174
~~12.09~~12.11	Resignation by the Administrative Agent	~~165~~174
~~12.10~~12.12	Collateral Matters	~~166~~175
~~12.11~~12.13	Delivery of Information	~~167~~176
12.14	Certain ERISA Matters	177

SECTION 13.	Miscellaneous	~~167~~178

13.01	Payment of Expenses, etc.	~~167~~178
13.02	Right of Setoff	~~168~~179
13.03	Notices	~~169~~181
13.04	Benefit of Agreement; Assignments; Participations	~~170~~181
13.05	No Waiver; Remedies Cumulative	~~172~~183
13.06	Payments Pro Rata	~~172~~184
13.07	Calculations; Computations	~~173~~184
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	~~173~~184
13.09	Counterparts	~~174~~186
13.10	Effectiveness	~~174~~186
13.11	Headings Descriptive	~~175~~186
13.12	Amendment or Waiver; etc.	~~175~~186
13.13	Survival	~~177~~188
13.14	Domicile of Loans	~~177~~188
13.15	Register	~~177~~189
13.16	Confidentiality	~~178~~189
13.17	Application of Proceeds	~~179~~190
13.18	The Patriot Act	~~179~~191

(iv)

SCHEDULE I	Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	[Reserved]
SCHEDULE IV	Plans
SCHEDULE V	Subsidiaries
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Real Property
SCHEDULE IX	Litigation
SCHEDULE X	Post-Closing Items

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of Lane & Waterman LLP and Sidley Austin LLP, special counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	[Reserved]
EXHIBIT H	Form of Intercompany Subordination Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption Agreement
EXHIBIT L-1	Form of Pulitzer Junior Intercreditor Agreement
EXHIBIT L-2	Form of Pulitzer Pari Passu Intercreditor Agreement
EXHIBIT M	Form of Prepayment Option Notice

(v)

FIRST LIEN CREDIT AGREEMENT, dated as of March 31, 2014, among LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

The parties hereto hereby agree as follows:

SECTION 1.          Definitions and Accounting Terms.

1.01          Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

 “Acquired Indebtedness” shall mean, with respect to any Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person is merged or consolidated with the Borrower or a Restricted Subsidiary or becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person or (3) secured by a Lien encumbering any asset acquired by such specified Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged or consolidated with the Borrower or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Security Documents” shall have the meaning provided in Section 9.12(b).

“Adjusted Consolidated Net Income” shall mean, as to any Person for any period, Consolidated Net Income for such period for such Person and its Subsidiaries (A) plus the sum of (without duplication) (i) the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash stock-based compensation and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period and (ii) any extraordinary cash gains and any cash gains from the sale or other disposition of assets in each case to the extent not already included in arriving at Consolidated Net Income for such period and (B) less the sum of (without duplication) (i) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period and (ii) any extraordinary cash losses and any cash losses from the sale or other disposition of any assets in each case to the extent not already included in arriving at Consolidated Net Income for such period.

(1)

“Adjusted Consolidated Lee Working Capital” shall mean, at any time, Consolidated Lee Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Lee Current Liabilities at such time.

 “Adjusted Consolidated Pulitzer Working Capital” shall mean, at any time, Consolidated Pulitzer Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Pulitzer Current Liabilities at such time.

“Adjusted Lee Net Income” shall mean, for any period, the Adjusted Consolidated Net Income of the Borrower and its Subsidiaries minus the Adjusted Consolidated Net Income of the Pulitzer Entities.

“Adjusted Pulitzer Net Income” shall mean, for any period, the Adjusted Consolidated Net Income of the Borrower and its Subsidiaries minus the Adjusted Consolidated Net Income of the Lee Entities.

“Administrative Agent” shall mean JPMCB, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section ~~12.09~~12.11.

“Affiliate” shall mean, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean and include each of the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers.

 “Agreement” shall mean this First Lien Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Amendment Agreement” shall mean the Amendment Agreement, dated as of December 14, 2018, to this Agreement.

“Anti-Money Laundering Laws” shall have the meaning provided in Section ~~8.23~~8.24(c).

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

 “Applicable Margin” shall mean on and after the Effective Date, (A) with respect to Revolving Loans maintained as (i) Base Rate Loans, a percentage per annum equal to 4.50%, and (ii) Eurodollar Loans, a percentage per annum equal to 5.50%, and (B) with respect to Term

Loans maintained as (i) Base Rate Loans, a percentage per annum equal to 5.25%, and (ii) Eurodollar Loans, a percentage per annum equal to 6.25%.

“Applicable Parties” shall have the meaning provided in Section 12.08(c).

“Approved Electronic Platform” shall have the meaning provided in Section 12.08(a).

“Asset Acquisition” shall mean (1) an Investment by the Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with the Borrower or any Restricted Subsidiary or (2) the acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets of any Person or a division, operating unit or other business of any Person.

“Asset Disposition” shall mean any sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or local ownership shares) (it being understood that the Capital Stock of the Borrower is not an asset of the Borrower), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)
a disposition of assets by (i) a Restricted Subsidiary that is a Lee Entity to the Borrower, (ii) by the Borrower or a Lee Entity that is a Restricted Subsidiary to any Lee Entity that is a Restricted Subsidiary, or (iii) by any Pulitzer Entity that is a Restricted Subsidiary to any other Pulitzer Entity that is a Restricted Subsidiary;

(2)
the sale or disposition of cash or Cash Equivalents in the ordinary course of business or the unwinding or termination of Hedging Obligations (and the payment of any settlement amount or termination amount with respect thereto);

(3)	a disposition of inventory (including on an intercompany basis), vehicles, raw materials or products or the sale of services in the ordinary course of business;

(4)
a disposition of used, obsolete, worn out, damaged or surplus equipment or equipment or assets that are no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries and that are disposed of in each case in the ordinary course of business;

(5)
the disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in a manner permitted pursuant to Section 10.07 or any disposition that constitutes a Change of Control;

(6)
an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary and each other equity holder on a pro rata basis; provided that (i) such issuance does not result in the Borrower or a Restricted Subsidiary of the Borrower holding a smaller percentage of such Capital Stock than immediately prior to such issuance, except as a result of rounding and (ii) no such issuance shall result in any Lee Entity becoming a Pulitzer Entity;

(7)
(a) for purposes of Section 10.05 only, the making of a Permitted Investment or a disposition subject to Section 10.02 (or that would be subject to Section 10.02 but for the exclusions therefrom) and (b) an Asset Swap;

(8)
dispositions of Capital Stock of a Restricted Subsidiary or other property or assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $5.0 million;

(9)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)
dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)
(a) the licensing, sublicensing and/or cross-licensing of patents, trademarks, copyrights, software, trade secrets, know-how and other intellectual property, know-how or other general intangibles in the ordinary course of business, (b) licenses, sublicenses, leases or subleases of other property in the ordinary course of business and (c) the abandonment of patents, trademarks, copyrights, software, trade secrets, know-how and other intellectual property, which, solely in the case of this clause (c), in the Good Faith determination of the Borrower is not material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(12)
(a) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Related Business and (b) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such dispositions are promptly applied to the purchase price of such replacement property;

(13)
(a) foreclosure on assets or transfers by reason of eminent domain or otherwise and (b) dispositions of property subject to or resulting from casualty losses and condemnation or similar proceedings (including dispositions in lieu thereof);

(14)	any sale or other disposition of Capital Stock, Indebtedness, an Investment or other securities of an Unrestricted Subsidiary;

(15)	dispositions in connection with a Sale/Leaseback Transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset plus the cost of any repairs or improvements thereto and is consummated within 365 days after the later of the date that the Borrower or any Restricted Subsidiary acquires or completes the acquisition, repair or construction, as applicable, of such fixed or capital asset;

(16)
the receipt by the Borrower or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets and such theft, loss, physical destruction or damage, taking or similar event;

(17)	operating leases and subleases in the ordinary course of business;

(18)
the surrender or waiver of contract or litigation rights or claims or the settlement, release, surrender or waiver of tort or other litigation rights or claims or the surrender or waiver of rights or claims pertaining to any other dispute or controversy of any kind;

(19)
(a) the contribution of any real property (including, without limitation, land, buildings and fixtures) by the Borrower or any of its Restricted Subsidiaries to a pension plan to satisfy funding obligations of the Borrower or any of its Restricted Subsidiaries under such plan, (b) dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management or consultants of the Borrower or any Restricted Subsidiary and (c) the expiration of any option agreement with respect to real or personal property;

(20)	the transfer of improvements, additions or alterations in connection with the lease or sublease of any property;

(21)	the issuance of Disqualified Stock or Preferred Equity that is permitted by Section 10.01; and

(22)
a disposition (including, without limitation, (a) the issuance of Capital Stock of a Restricted Subsidiary and (b) pursuant to buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar agreements entered into with respect to such joint venture) in connection with any Permitted Joint Venture Transaction.

“Asset Swap” shall mean an exchange or substantially concurrent purchase and sale of Related Business Assets between the Borrower or any of its Restricted Subsidiaries and another Person (it being understood that such assets may include Capital Stock or other securities of another Person that owns such Related Business Assets (or that is primarily engaged in a Related Business) or that is or becomes a Restricted Subsidiary of the Borrower pursuant to such transaction); provided that the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined, at the option of the Borrower, as of the date a letter of intent for such transaction is entered into, as of the date of such transaction or as of the date of contractually agreeing to such transaction).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction shall mean, as at the time of determination, (1) if such Sale/Leaseback Transaction does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction, as reasonably determined by the Borrower) of the total obligations of the lessee for rental payments (other than rental payments based upon such lessee’s revenues or other operating results and without giving effect to any adjustments for changes in the Consumer Price Index or similar adjustments) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP or (2) if such Sale/Leaseback Transaction constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, notices of any prepayments pursuant to Section 5.01 and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent or the respective Issuing Lender, as the case may be, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the Chief Financial Officer, the treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness, Disqualified Stock or Preferred Equity, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Equity multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean,  ~~at~~for any ~~time,~~day, a rate per annum equal to the ~~highest~~greatest of (~~i~~a) the Prime Lending Rate ~~at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time~~in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (~~iii~~c) the Eurodollar Rate for a ~~Eurodollar Loan with a one-month Interest Period commencing at such time plus 1.0%.  For the purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period)~~one month Interest Period on such day (or ~~(y)~~ if ~~a given~~such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Eurodollar Rate for ~~such~~any day shall be based on the Screen ~~r~~Rate ~~determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such~~(or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the ~~Federal Funds~~NYFRB Rate or ~~such~~the Eurodollar Rate shall be effective ~~as of the opening of business on the day~~from and including the effective date of such change in the Prime Lending Rate, the ~~Federal Funds~~NYFRB Rate or ~~such~~the Eurodollar Rate, respectively. ~~Notwithstanding the foregoing in no event shall the Base Rate applicable to the Term Loans~~ If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.10, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” shall have the meaning provided in Section 13.02(c).

“Board of Directors” shall mean:

(1)
with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

(2)	with respect to a partnership, the Board of Directors of the direct or indirect general partner of the partnership; and

(3)	with respect to any other Person, the board or a committee of such Person serving a similar function.

 “Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments or Loans of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

 “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capital Stock” of any Person shall mean (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Equity, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into or exchangeable for any of the foregoing

“Capital Times” shall mean The Capital Times Company and its successors and assigns.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the balance sheet of the applicable Person in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made or at such other time as may be specified herein as determined in accordance with GAAP.  Notwithstanding the foregoing, to the extent a Capitalized Lease Obligation was or would have been characterized as an operating lease in accordance with GAAP on the Effective Date, then such Capitalized Lease Obligations shall be excluded for purposes of (i) calculating Consolidated Interest Expenses, (ii) calculating the Consolidated Leverage Ratio and the Priority Leverage Ratio, (iii) determining the amount of Indebtedness under Section 10.01 and (iv) determining the amount of Permitted Investments (to the extent re-characterized as Capitalized Lease Obligations after such obligation is entered into).

“Cash Equivalents” shall mean:

(1)	Dollars, or in the case of any Foreign Subsidiary, such currencies held by it from time to time in the ordinary course of business;

(2)
securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality of the United States, having maturities of not more than one year from the date of acquisition;

(3)
marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s or, if applicable, their respective successors, or carrying an equivalent rating by another Rating Agency if both of the two foregoing Rating Agencies (or their respective successors, as applicable) cease publishing ratings of such investments;

(4)
certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any bank or trust company (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P (or, if applicable, any successor thereto), or “A” or the equivalent thereof by Moody’s (or, if applicable, any successor thereto) or carrying an equivalent rating by another Rating Agency if both of the two foregoing Rating Agencies (or their respective successors, as applicable) cease publishing ratings of such investments or (y) the short term commercial paper of such bank or trust company or its parent company is rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P (or, if applicable, any successor thereto) or “P-1” or the equivalent thereof by Moody’s (or, if applicable, any successor thereto), or carrying an equivalent rating by another Rating Agency if both of the two foregoing Rating Agencies (or their respective successors, as applicable) cease publishing ratings of such investments, and having combined capital and surplus in excess of $500 million;

(5)
repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (2), (3) and (4) above, entered into with any bank or trust company meeting the qualifications specified in clause (4) above;

(6)
commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P (or, if applicable, any successor thereto) or “P-1” or the equivalent thereof by Moody’s (or, if applicable, any successor thereto), or carrying an equivalent rating of another Rating Agency, if both of the two named Rating Agencies cease publishing ratings of such investments, and in any case maturing within one year after the date of acquisition thereof;

(7)	interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above;

(8)
money market funds that (i) comply with the criteria set forth in Rule 2A-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by S&P (or, if applicable, any successor thereto) or “Aaa” or the equivalent thereof by Moody’s (or, if applicable, any successor thereto), or carrying an equivalent rating by another

Rating Agency if both of the two foregoing Rating Agencies (or their respective successors, as applicable) cease publishing ratings of such investments and (iii) have portfolio assets of at least $5.0 billion; and

(9)
in the case of any Foreign Subsidiary, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case having maturities of not more than twelve months from the date of acquisition thereof and other short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“Cash Management Obligations” shall mean obligations of the Borrower or any Subsidiary in relation to Cash Management Services.

“Cash Management Services” shall mean (1) treasury, depository or cash management services, arrangements or agreements (including, without limitation, credit, debt or other purchase card programs and intercompany cash management services) or any automated clearinghouse transfers of funds (including reimbursement and indemnification obligations with respect to letters of credit or similar instruments), and (2) netting services, overdraft protections, controlled disbursement, ACH transactions, return items, interstate deposit network services, cash pooling and operational foreign exchange management, Society for Worldwide Interbank Financial Telecommunication transfers and similar programs).

“CDP” shall mean Community Distribution Partners, LLC and its successors.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

 “Change of Control” shall mean:

(1)
any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Borrower (or its successors by merger, consolidation or purchase of all or substantially all of its assets);

(2)
the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary; or

(3)	the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower.

“Charges” shall have the meaning provided in Section 13.19.

“Claims” shall have the meaning provided in the definition of “Environmental Claims” contained herein.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral for any Obligations pursuant to this Agreement and the other Credit Documents.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean a Revolving Loan Commitment or a Term Loan Commitment, as applicable.

“Commitment Fee” shall have the meaning provided in Section 4.01(a).

“Commitment Fee Percentage” shall mean on and after the Effective Date, with respect to Commitment Fee in respect of the Revolving Credit Commitments, a percentage per annum equal to 0.5%.

“Commodity Agreement” shall mean any commodity futures contract, commodity option, commodity swap agreement, commodity collar agreement, commodity cap agreement or other similar agreement or arrangement entered into by the Borrower or any Restricted Subsidiary.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” shall mean, with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock or, in the case of a Person that is not a corporation, similar common equity interests, in each case whether or not outstanding on the Effective Date, and includes, without limitation, all series and classes of such common stock or similar common equity interests, as the case may be.

“Communications” shall have the meaning provided in Section 12.08(c).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Company Affiliate” shall mean any Affiliate of the Borrower, except a Subsidiary.

 “Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated depreciation expense; plus

(d)
consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification (“ASC”) No. 350 “Goodwill and Other Intangibles” and ASC No. 360 “Accounting for the Impairment or Disposal of Long Lived Assets;” plus

(e)
other non-cash charges reducing Consolidated Net Income, including any write-offs or write downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(f)
any non-cash compensation expense, charge, cost, accrual or reserve including any such non-cash expense, charge, cost, accrual or reserve arising from grants of restricted stock, restricted stock units, performance shares, stock options, stock appreciation or similar rights or other rights or equity incentive programs or awards to future, current or past officers, directors, members of management, consultants and employees of the Borrower or any Restricted Subsidiary; provided that such shares, options or other rights or awards can be redeemed at the option of the holder only for Capital Stock of the Borrower (other than Disqualified Stock) plus cash in lieu of fractional shares, options or rights or awards (for purposes of clarity, it is understood and agreed that any of the foregoing instruments shall be deemed to be redeemable only for Capital Stock notwithstanding (i) the right of any holder thereof to surrender any of the foregoing instruments to pay the exercise price thereof or taxes and (ii) any obligation of the Borrower to purchase, redeem or otherwise acquire or retire any of the foregoing (including, without limitation, at the option of the holder thereof) pursuant to any stock option, stock purchase or other equity incentive plan, award or agreement in connection with a change of control of the Borrower or a similar transaction); plus

(g)
the amount of any fee, cost, charge, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters; plus

(h)
any proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters); plus

(i)
any fees, costs, charges or other expenses (including legal, tax and structuring fees, costs, charges and expenses) made or Incurred in connection with any actual or proposed Investment, asset sale, acquisition, recapitalization, issuance of Capital Stock, Incurrence of Indebtedness, any amendment, modification or Refinancing of Indebtedness (including as a result of ASC No. 805 (or any successor or similar accounting standard or pronouncement) and including expenses related to the early extinguishment of debt) or any other transaction; plus

(j)
the amount of any restructuring charges (including lease termination, severance and relocation expenses), integration costs or other business optimization expenses or reserves or other non-recurring charges or expenses deducted (and not added back) in such period in computing Consolidated Net Income;

(2)
decreased (without duplication) by (a) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the recognition of deferred revenue or reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), (b) Consolidated Income Taxes benefits, (c) any non-recurring gain, including, without limitation, income or gains relating to the early extinguishment of debt and (d) any amounts or proceeds under clause (1)(g) or (h) above that increased Consolidated EBITDA in any prior period but that were not received by such Person within the next four fiscal quarters; and

(3)	increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of ASC No. 815;

(b)	all unrealized gains and losses relating to financial instruments to which fair market value accounting is applied;

(c)
any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(d)
effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase/acquisition accounting in relation to any completed acquisition or other transaction.

Notwithstanding the foregoing, clauses (1)(b) through (j) relating to amounts of a Restricted Subsidiary (other than a Subsidiary Guarantor) of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary (other than a Subsidiary Guarantor) was included in calculating the Consolidated Net Income of such Person.

Notwithstanding the foregoing, the Consolidated EBITDA of the Pulitzer Entities shall not be included in the calculation of Consolidated EBITDA for purposes of determining the amount available under Section 10.02(a)(v)(C)(1) to make Restricted Payments of the type described in Section 10.02(a)(i), (a)(ii), (a)(iv) and (a)(v) until the Pulitzer Debt Satisfaction Date and so long as the Second Lien Term Loans are outstanding and such agreement (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) includes provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Loans or any other Pari Passu Lien Indebtedness. For purposes of the foregoing, no Indebtedness under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Indebtedness under the Second Lien Loan Documents) will be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person and its consolidated Restricted Subsidiaries or other payments required to be made by such Person or any of its consolidated Restricted Subsidiaries by any governmental authority, which taxes or other payments are calculated by reference to the income or profits or capital of such Person and/or its consolidated Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority, computed on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the interest expense of such Person and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus to the extent not included in such interest expense:

(1)	the portion of any payments or accruals with respect to Capitalized Lease Obligations or Attributable Indebtedness that are allocable to interest expense;

(2)
amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance costs (provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)
non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)
interest expense on Indebtedness of another Person that is Guaranteed by the Borrower or any of its Restricted Subsidiaries or secured by a Lien on assets of the Borrower or any of its Restricted Subsidiaries;

(6)	costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)	interest expense that was capitalized during such period; and

(8)
the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income on the consolidated balance sheet of the Borrower.  Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Borrower or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

Notwithstanding the foregoing, the Consolidated Interest Expense of the Pulitzer Entities shall not be included in the calculation of Consolidated Interest Expense for purposes of determining the amount available under Section 10.02(a)(v)(C)(1) to make Restricted Payments of the type described in Section 10.02(a)(i), (a)(ii), (a)(iv) and (a)(v) until the Pulitzer Debt Satisfaction Date and so long as the Second Lien Term Loans are outstanding and such agreement (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) includes provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Term Loans (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Loans or any other Pari Passu Lien Indebtedness.  For purposes of the foregoing, no Indebtedness under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Indebtedness under the Second Lien Loan Documents) will be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination.

  “Consolidated Lee Current Assets” shall mean, at any time, the consolidated current assets of the Lee Entities at such time, but excluding (i) the current portion of deferred income taxes, (ii) the current portion of any valuation allowance of deferred tax assets and (iii) assets held for sale by the Lee Entities.

“Consolidated Lee Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Lee Entities at such time, but excluding (i) the current portion of deferred income taxes, (ii) the current portion of any Indebtedness under this Agreement, (iii) the current portion of any other long-term Indebtedness which would otherwise be included therein and (iv) liabilities incurred in connection with assets held for sale by the Lee Entities.

“Consolidated Lee First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of:

(1)
the aggregate outstanding principal amount of Priority Payment Lien Obligations and Pari Passu Lien Indebtedness of the Borrower and its Restricted Subsidiaries, as of such date of determination (determined on a consolidated basis in accordance with GAAP), to

(2)
Consolidated EBITDA of the Borrower for the four most recently completed fiscal quarters ending on or prior to the date of determination for which annual or quarterly financial statements are publicly available;

and in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio; provided that, for the purpose of determining the Consolidated Lee First Lien Leverage Ratio, any Consolidated EBITDA of any Pulitzer Entity will not be included in the calculation of the

 Consolidated Lee First Lien Leverage Ratio prior to the Pulitzer Debt Satisfaction Date or so long as any Pulitzer First Lien Indebtedness is outstanding or the Second Lien Term Loans are outstanding and the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) include provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Loans or any other Pari Passu Lien Indebtedness.  For purposes of the foregoing, the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) will not be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination.

“Consolidated Leverage Ratio” shall mean at any date of determination the ratio of: (1) the sum (without duplication) of the aggregate outstanding amount of Indebtedness of the Borrower and its Restricted Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP to (2) the Borrower’s Consolidated EBITDA for the four most recently completed fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of determination for which annual or quarterly financial statements are available, provided that any Indebtedness of any Pulitzer Entity and any Consolidated EBITDA of any Pulitzer Entity will not be included in the calculation of the Consolidated Leverage Ratio until the Pulitzer Debt Satisfaction Date, provided further, that:

(1)	if the Borrower or any Restricted Subsidiary:

(a)
has Incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period; or

(b)
has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such Four Quarter Period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such Four Quarter Period;

(2)
if since the beginning of such Four Quarter Period, the Borrower or any Restricted Subsidiary shall have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets (provided that such group of related assets has a Fair Market Value in excess of $2.5 million) or line of business or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes such a transaction:

(a)
the Consolidated EBITDA for such Four Quarter Period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period; and

(b)
Consolidated Interest Expense for such Four Quarter Period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such transaction for such Four Quarter Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)
if since the beginning of such Four Quarter Period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Borrower or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets (provided that such group of related assets has a Fair Market Value in excess of $2.5 million) or line of business, Consolidated EBITDA for such Four Quarter Period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period; and

(4)
if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Borrower or a Restricted Subsidiary during such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Four Quarter Period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months).  If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Borrower, the interest rate shall be calculated by applying such optional rate chosen by the Borrower.  In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Consolidated Leverage Ratio) will be deemed to be:

(i)	the average daily balance of such Indebtedness during the applicable Four Quarter Period or such shorter period for which such facility was outstanding; or

(ii)
if such facility was created after the end of such Four Quarter Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such determination.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from any Asset Disposition or Asset Acquisition which is being given pro forma effect that have been or are expected to be realized within twelve months after the date of such Asset Disposition or Asset Acquisition as the result of specified actions taken or to be taken within six months after such date) or (y) determined in accordance with Regulation S-X under the Securities Act; provided that, in connection with calculations to determine compliance with Section 10.09 only, any pro forma adjustments for Asset Acquisitions resulting from this definition shall not exceed 20% of Consolidated EBITDA related to such Asset Acquisition.

“Consolidated Net Income” shall mean, as to any Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (before Preferred Equity dividends other than with respect to Disqualified Stock); provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)
subject to the limitations contained in clauses (3) through (7) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person to the Borrower or any of its Restricted Subsidiaries during such period (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)
the Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary during such period;

(2)
any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument (including, without limitation, the Pulitzer Debt, but excluding any provisions of the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Indebtedness under the Second Lien Loan Documents) requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Term Loans (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the notes issued under the First Lien Notes Indenture or any other Pari Passu Lien Indebtedness (it being understood that no Indebtedness under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Indebtedness under the Second Lien Loan Documents) will be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination)), judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(a)
subject to the limitations and other adjustments contained in clauses (3) through (7) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)
any after-tax effect of gain or loss (excluding all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Borrower or any Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) other than in the ordinary course of business;

(4)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)	the after-tax effect of any extraordinary gain or loss;

(6)	the cumulative effect of a change in accounting principles; and

(7)
any gain or loss (including expenses and charges with respect thereto) with respect to disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned and discontinued operations.

“Consolidated Pulitzer Current Assets” shall mean, at any time, the consolidated current assets of the Pulitzer Entities at such time, but excluding (i) the current portion of deferred income taxes, (ii) the current portion of any valuation allowance of deferred tax assets and (iii) assets held for sale by the Pulitzer Entities.

“Consolidated Pulitzer Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Pulitzer Entities at such time, but excluding (i) the current portion of deferred income taxes, (ii) the current portion of any Indebtedness under this Agreement, (iii) liabilities incurred in connection with assets held for sale by the Pulitzer Entities and (iv) the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of assets which would appear on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

 “Contingent Obligation” shall mean, with respect to any Person, any obligation of such Person Guaranteeing in any manner, whether directly or indirectly, any obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation (so long as such obligation does not constitute Indebtedness) of such Person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds: (i) for the purchase or payment of any such primary obligations; or (ii) to maintain the working capital or equity capital of the primary obligator or otherwise to maintain the net worth or solvency of the primary obligor; or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control~~led Entity~~” shall mean ~~any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Company Affiliates.  As used in this definition, “Control” means~~ the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Entity” shall mean any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Company Affiliates.

 “Credit Documents” shall mean this Agreement, the Guarantee and Collateral Agreement, the Intercompany Subordination Agreement, the Pari Passu Intercreditor Agreement, the Junior Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, the other Intercreditor Agreements, each Note and each other Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

~~“DBSI” shall mean Deutsche Bank Securities Inc.~~

 “Currency Agreement” shall mean in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement as to which such Person is a party or a beneficiary.

“DBSI” shall mean Deutsche Bank Securities Inc.

“Debt Facility” or “Debt Facilities” shall mean, with respect to the Borrower or any Restricted Subsidiary, one or more financing arrangements (including, without limitation, credit facilities, indentures, commercial paper facilities and note purchase agreements and including this Agreement and the Second Lien Loan Agreement, but excluding the Pulitzer Debt) providing for revolving credit loans, term loans, letters of credit or other indebtedness or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or Refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders, investors, underwriters, agents, lenders or other parties or other trustees, administrative agents, holders, investors, underwriters, agents, lenders or other parties), including, without limitation, any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder pursuant to incremental facilities or adding Subsidiaries of the Borrower or other Persons as guarantors thereunder, and whether or not increasing the amount of Indebtedness that may be issued thereunder.

 “Default” shall mean any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Intercompany Notes” shall mean the collective reference to (a) the promissory note, dated October 1, 2002, made by Lee Publications, Inc. payable to Lee Consolidated Holdings Co., as successor by assignment to Lee Enterprises, Incorporated. in the original principal amount of $264,000,000, (b) the revolving line of credit promissory note, dated October 1, 2002, made by Lee Enterprises, Incorporated payable to Lee Consolidated Holdings Co., (c) the promissory note, dated July 1, 2002, made by Lee Publications, Inc. payable to Lee Consolidated Holdings Co., in the original principal amount of $59,300,000, and (d) the promissory note, dated July 1, 2002, made by Sioux City Newspapers, Inc. payable to Lee Consolidated Holdings Co., in the original principal amount of $59,300,000, as each such note is amended, restated, modified and/or supplemented from time to time, and any replacements or refinancings thereof in each case subject to an Intercompany Subordination Agreement.

“Designated Non-cash Consideration” shall mean any consideration which is not cash or Cash Equivalents received by the Borrower or its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the Borrower at or about the time of such Asset Disposition. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been transferred, sold or otherwise exchanged for or converted into or for cash or Cash Equivalents.

 “Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case by its terms or at the option of the holder) or upon the happening of any event:

(1)
matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock and cash in lieu of fractional shares or other securities) pursuant to a sinking fund obligation or otherwise;

(2)
is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)
is redeemable at the option of the holder of the Capital Stock in whole or in part (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock and cash in lieu of fractional shares), in each case on or prior to the date that is 91 days after the earlier of the final maturity date of the Loans and the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a change of control or asset disposition, or upon the occurrence of events or circumstances that would also constitute a Change of Control or Asset Disposition hereunder, shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that such Person may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to any required prepayment of the Loans; provided, further, that Capital Stock will not be deemed to be Disqualified Stock as a result of provisions in any stock option, stock purchase or other equity incentive plan or any awards or agreements issued or entered into thereunder that require such Person or any of its Subsidiaries or gives any current or former employee, members of management, director, officer or consultant or their respective assigns, estates, executors, administrators, family members, spouses, former spouses, domestic partners, former domestic partners or heirs the right to require such Person or any of its Subsidiaries to purchase, redeem or otherwise acquire or retire any such Capital Stock or other awards (including, without limitation, options, warrants, restricted stock units or other rights to purchase or acquire Capital Stock, restricted stock or similar instruments) issued or issuable under such plan, award or agreement.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Dividing Person” shall have the meaning assigned to it in the definition of “Division”.

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” shall mean a Restricted Subsidiary that is not a Foreign Subsidiary.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or harmful or deleterious substances, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any sub-sequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) ~~which~~that, together with the Borrower or a Subsidiary of the Borrower would be ~~deemed to be a “~~treated as a single employer” ~~(i) within the meaning of~~under Section 414~~(b), (c), (m) or (o)~~ of the Code or as under common control with the Borrower or a Subsidiary of the Borrower under Section 4001 of ERISA, or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

~~“Eurodollar Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.~~

“Eurodollar Base Rate” shall mean ~~(a)~~, with respect to ~~each~~any Eurodollar Loan for any Interest Period ~~for a Eurodollar Loan, (i) the~~, a rate per annum ~~determined on the basis of the rate for deposits in~~equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period ~~commencing on the first day of such Interest Period appearing on the Reuters Screen~~as displayed on pages LIBOR01 or LIBOR02 ~~(or any successor page or pages) as of 11:00 A.M. (London time), on the applicable Interest Determination Date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate above instead shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, in either case divided (and rounded upward to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).  Notwithstanding the foregoing in no event shall the Eurodollar Rate applicable to the Term Loans be less than 1.00%.~~of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Eurodollar Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

 “Eurodollar Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

Notwithstanding the foregoing in no event shall the Eurodollar Rate applicable to the Term Loans be less than 1.00%.

 “Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any fiscal quarter of the Borrower, the remainder of:

(a) the sum of, without duplication, (i) Adjusted Lee Net Income for such fiscal quarter, (ii) the decrease, if any, in Adjusted Consolidated Lee Working Capital from the first day to the last day of such fiscal quarter, (iii) the aggregate amount of Revolving Loans made during such fiscal quarter and (iv) any dividends or other distributions paid, distributed or made by a Pulitzer Entity (other than such amounts constituting Pulitzer Excess Cash Flows that are applied to repay the Second Lien Term Loans) in favor, or for the benefit of, a Lee Entity to the extent such dividend or other distribution is declared, paid or made in cash during such fiscal quarter, minus

(b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Lee Entities during such fiscal quarter (other than Capital Expenditures to the extent financed with equity proceeds, Capital Stock, asset sale proceeds (other than current assets), insurance proceeds or Indebtedness (other than Revolving Loans)), (ii) the aggregate amount of all permanent principal payments of Indebtedness for borrowed money of the Lee Entities and the amount of all permanent repayments of the principal component of Capitalized Lease Obligations of the Lee Entities during such fiscal quarter (other than (1) repayments made with the proceeds of asset sales (other than current assets), equity proceeds, Capital Stock, insurance or Indebtedness and (2) repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Term Loan Repayment pursuant to Section 5.02(b) or (y) made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, whether or not accompanied by a voluntary reduction of the Total Revolving Loan Commitment in an amount equal to such prepayment)), (iii) the increase, if any, in Adjusted Consolidated Lee Working Capital from the first day to the last day of such fiscal quarter and (iv) without duplication of any amounts deducted in arriving at (x) Adjusted Lee Net Income, (y) Adjusted Consolidated Lee Working Capital and (z) for any prior fiscal quarter, Excess Cash Flow, any other amounts (I) paid in respect of (i) Permitted Investments, (ii) Plan contributions permitted under this Agreement or (iii) Restricted Payments, in each case, which are permitted to be made by the Lee Entities hereunder and are actually paid in cash during such fiscal quarter or (II) which are projected in Good Faith by the Borrower to be made in respect of Permitted Investments in cash in the next succeeding fiscal quarter which are permitted to be made by the Lee Entities hereunder; provided that, in the case of the foregoing clause (iii) Excess Cash Flow shall not be reduced by (x) repayments or prepayments of any Intercompany Debt owing by any Lee Entity to any Pulitzer Entity and (y) at any time after the Pulitzer Debt

Satisfaction Date, any repayments, prepayments or payments on or in respect of the Second Lien Term Loans, in such case under clauses (x) and (y) other than such payments made from cash flows of the Lee Entities pursuant to Section 10.11(c).

“Excess Cash Flow Payment Date” shall mean the first Business Day on or after the date occurring 45 days after the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter of the Borrower ending June 29, 2014).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal quarter of the Borrower.

“Excess Cash Flow Repayment Amount” shall mean, with respect to any Excess Cash Flow Payment Period, an amount equal to 90% of Excess Cash Flow.

 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contributions” shall mean the Net Cash Proceeds or the Fair Market Value of the assets (as determined conclusively by the Borrower) received by the Borrower after the Effective Date from: (a) capital contributions to its common equity capital; and (b) the sale (other than to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case of clauses (a) and (b), designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Domestic Subsidiary” shall mean Pulitzer and each Domestic Subsidiary of Pulitzer until such time as the Pulitzer Debt Satisfaction Date shall have occurred.

“Excluded Property” shall have the meaning provided in the Guarantee and Collateral Agreement.

“Excluded Real Property” shall have the meaning provided in Section 9.12(b).

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as,  all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Subsidiary Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

~~“Excluded Taxes” shall have the meaning provided in Section 5.04(a).~~

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 5.04(b) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Excluded TNI Assets” shall mean all real and personal property of STAR Publishing Company (or any successor thereto) which is leased to, or used in the operations or business of, TNI Partners and all proceeds of any of the foregoing. For the avoidance of doubt, “Excluded TNI Assets” shall not include any Capital Stock in TNI Partners.

“Existing Credit Agreement” shall mean the Exit Credit Agreement, dated as of January 30, 2012, as amended, supplemented or otherwise modified prior to the Effective Date, among the Borrower, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the lenders from time to time party thereto.

“Existing Indebtedness” shall have the meaning provided in Section 8.21.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 6.05.

 “Existing Second Lien Credit Agreement” shall mean the Second Lien Loan Agreement, dated as of January 30, 2012, as amended, supplemented or otherwise modified prior to the Effective Date, among the Borrower, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto.

“Facility” shall mean each of the Term Loan Facility and the Revolving Facility, as applicable.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any property or assets, the price that would reasonably be expected to be paid in an arm’s length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, by (x) if such decision involves a determination of Fair Market Value equal or less than $30.0 million, in good faith by any member of the Senior Management of the Borrower and (y) if such decision involves the determination of Fair Market Value in excess of $30.0 million, in good faith by the Board of Directors of the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Rate” shall mean, for any ~~period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.~~day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“First Lien Documents” shall mean the Credit Documents, the First Lien Notes Documents and the Pari Passu First Lien Documents.

“First Lien Indebtedness” shall mean the Indebtedness outstanding under the First Lien Documents.

“First Lien Notes Documents” shall mean the First Lien Notes Indenture and all other instruments, agreements and other documents executed and delivered with respect to the First Lien Notes Indenture (including, without limitation, the notes issued thereunder), as in effect on the Effective Date (or, to the extent any entered into after the Effective Date in accordance with the terms of this Agreement, as in effect on the original date thereof) and as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“First Lien Notes Indenture” shall mean the Indenture, dated as of the Effective Date, among the Borrower, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, as in effect on the Effective Date and as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“First Lien Notes Obligations” means all Payment Obligations under the First Lien Notes Indenture and the other First Lien Notes Documents.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia and any Restricted Subsidiary of such Restricted Subsidiary.

“Four Quarter Period” shall have the meaning provided in the definition of “Consolidated Leverage Ratio”.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on September 29, 2013, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the U.S. accounting profession; provided that, for purposes of any reports or financial statements required to be delivered under Section 9, “GAAP” shall refer to “GAAP” as in effect on the date thereof and from time to time.

“Good Faith by the Borrower” shall mean the decision in good faith by the Chief Financial Officer or Chief Accounting Officer of the Borrower, after appropriate consultation with legal counsel.

“Group Members” shall be the collective reference to the Borrower and its Subsidiaries.

 “Guarantee” shall mean any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other financial obligations of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” shall have the meaning provided in Section 6.08(a).

“Guarantor Subordinated Obligation” shall mean, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Effective Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement pursuant to its terms or a written agreement.  No Indebtedness of a Subsidiary Guarantor shall be deemed to be subordinated or junior in right of payment to the Obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement solely by virtue of Liens, guarantees, maturity or payments or structural subordination.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable statute specifically names in the term “Environmental Law” above; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.

 “Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“IBA” shall have the meaning provided in Section 1.03.

“Immaterial Subsidiary” means, as of any date of determination, any Wholly Owned Subsidiary (other than a Foreign Subsidiary) of the Borrower with (1) total assets of less than $5.0 million as of the date of the most recently ended fiscal quarter for which financial statements are available and (2) total revenues of less than $5.0 million for the four most recently completed fiscal quarters ending on or prior to the date of determination for which financial statements are available; provided that a Wholly Owned Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Incurs any Pari Passu Lien Indebtedness or Priority Payment Lien Obligations.

“Impacted Interest Period” shall have the meaning provided in “Eurodollar Base Rate”.

“Incur” shall mean to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary of the Borrower; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial discounted amount thereof.

“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium, if any (but solely to the extent that premium shall have become due and payable) in respect of indebtedness of such Person for borrowed money;

(2)
the principal of and premium, if any (but solely to the extent that premium shall have become due and payable) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)
the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor, in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (1) and (2) above and clause (5) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptances or similar instruments;

(4)
the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a Trade Payable, accrued liability or similar Payment Obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out Payment Obligation until the amount of such Payment Obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person that appears as a liability on the balance sheet of such Person under GAAP;

(6)
the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference of any Disqualified Stock of such Person or, with respect to any Subsidiary of such Person that is not a Subsidiary Guarantor, any Preferred Equity of such Subsidiary (but excluding in each case any accrued or accumulated dividends);

(7)
the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear as a liability on the balance sheet of such Person); and

(9)
to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value (giving effect to any netting arrangements) of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

In no event shall the term “Indebtedness” include (i) any Indebtedness under any overdraft or cash management facilities so long as any such Indebtedness is repaid in full no later than five Business Days following the date on which it was Incurred or in the case of such Indebtedness in respect of credit or purchase cards, within 60 days of its Incurrence, (ii) obligations in respect of performance, appeal or other surety bonds or completion Guarantees Incurred in the ordinary course of business, (iii) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (iv) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (v) any customer deposits or advance payments received in the ordinary course of business, (vi) customary indemnification obligation and post-closing payment adjustments in connection with the purchase of a business or assets to which the seller of such business or assets may become entitled to the extent such payment is determined by a final closing balance sheet or is dependent upon the performance of such business after closing, provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter unless such payment is being contested by appropriate action, (vii) any Contingent Obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, (viii) joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law or (ix) Contingent Obligations Incurred in the ordinary course of business or other Contingent Obligations arising in the ordinary course of business and not with respect to borrowed money.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.  Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”.

For purposes of determining compliance with any covenant contained in this Agreement (including the computation of the Consolidated Leverage Ratio and the Priority Leverage Ratio), Indebtedness shall be determined without giving effect to (a) any election under ASC No. 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value” (as defined therein) and (b) any treatment of Indebtedness in respect of convertible debt instruments under ASC No. 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described herein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

“Indemnified Taxes” ~~shall have the meaning provided in Section 5.04(a).~~means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Financial Advisor” shall mean (1) an accounting, appraisal or investment banking firm or (2) a consultant to Persons engaged in a Related Business (which may include the Borrower or any of its Subsidiaries), in each case of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Intercompany Debt” shall mean any Indebtedness, payables or other Payment Obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary Guarantor to the Borrower or any Subsidiary of the Borrower.

 “Intercompany Subordination Agreement” shall have the meaning provided in Section 6.08(b).

“Intercreditor Agreements” shall mean (i) the Pari Passu Intercreditor Agreement, (ii) the Junior Intercreditor Agreement, (iii) the Pulitzer Junior Intercreditor Agreement and (iv) the Pulitzer Pari Passu Intercreditor Agreement.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Agreement” shall mean with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interpolated Rate” shall mean at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment” in any Person means any advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Borrower or its Restricted Subsidiaries) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business;

(3)
an acquisition of assets, Capital Stock or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Borrower;

(4)
a deposit of funds in connection with an acquisition; provided that either such acquisition is consummated by or through the Borrower or a Restricted Subsidiary or such deposit is returned to the Person who made it;

(5)	an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business;

(6)	licensing, sublicensing, contribution or transfer of know-how or intellectual property or the providing of services in the ordinary course of business; and

(7)	(a) Guarantees of obligations not constituting Indebtedness and (b) any charitable or similar contribution to the Lee Foundation (or any successor thereto) for charitable purposes.

For purposes of Section 10.02 and the definition of “Permitted Investments:”

(1)
“Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer;

(3)
if the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of; and

(4)
the amount of any Investment shall be deemed to be the initial amount invested, without regard to write-offs or write-downs, but after giving effect to (such effect shall result in the replenishment of any basket) all repayments of, or capital returns on, such Investment to the extent such repayments or returns are not reflected on the consolidated income statement of the Borrower.

“Issuing Lender” shall mean each of JPMCB (except as otherwise provided in Section ~~12.09~~12.11) and any other RL Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).  To the extent that any Affiliate of the Administrative Agent is an Issuing Lender hereunder, such Affiliate also shall cease to be an Issuing Lender hereunder as provided in Section ~~12.09~~12.11 to the same extent as the Administrative Agent.

“Joint Lead Arrangers” shall mean JPMorgan and DBSI, in their capacity as joint lead arrangers and joint bookrunners in respect of the credit facilities provided for herein on the Effective Date.

“~~j~~Joint ~~v~~Venture” means joint ventures and similar arrangements (whether structured as limited or general partnerships, limited liability companies, by agreement or otherwise).

“JPMCB” shall mean JPMorgan Chase Bank, N.A., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“JPMorgan” shall mean JPMorgan Securities LLC.

“Junior Intercreditor Agreement” shall mean the Intercreditor Agreement, in form and substance reasonably satisfactory to the Agents, to be entered into on the Effective Date among the Borrower, the Subsidiary Guarantors, the Collateral Agent, the trustee under the First Lien Notes Indenture and the collateral agent under the Second Lien Loan Documents, as the same may be amended, supplemented or otherwise modified from time to time.

“Junior Lien Indebtedness” shall mean any Indebtedness that is secured by a Lien on Lee Collateral that is junior to the Liens securing the Obligations and any other Pari Passu Lien Indebtedness pursuant to the Junior Intercreditor Agreement. For purposes of clarity, it is understood that the Pulitzer Debt does not constitute Junior Lien Indebtedness.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Wholly-Owned Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Wholly-Owned Subsidiaries as are reason-ably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of

(u) the Second Lien Loan Documents or any Permitted Second Lien Refinancing Indebtedness, (v) the First Lien Notes Documents, (w) the Pulitzer Debt Documents, (x) the Permitted Pulitzer Debt Refinancing Indebtedness, (y) any Indebtedness or other obligations that are subordinated to the Obligations and (z) any Capital Stock).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lee Collateral” shall mean all property and assets of the Borrower and any Lee Entity that is a Subsidiary Guarantor, whether now owned on the Effective Date or thereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Obligations and the Subsidiary Guarantees pursuant to the Security Documents. For purposes of clarity, it is understood and agreed that the Lee Collateral shall not include any Pulitzer Collateral, any property or assets as to which the Lien securing the Obligations has been released pursuant to the terms of this Agreement (unless reinstated) or the Security Documents (unless reinstated) or any Excluded Property.

“Lee Entities” shall mean the Borrower and its Restricted Subsidiaries, excluding the Pulitzer Entities.

“Lee Foundation” shall mean Lee Foundation, an Iowa not-for-profit corporation, and its successors that are not-for-profit corporations and any other Persons formed by the Borrower primarily for charitable, educational or similar purposes.

“Lee Leverage Ratio” shall mean at any date of determination, the Consolidated Leverage Ratio calculated at all times without giving effect to the occurrence of the Pulitzer Debt Satisfaction Date.

“Lender” shall mean each financial institution listed on Schedule I as of the Effective Date, subject to any Person that ceases to be or becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender (in either case) to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.04(c), (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01(c), 2.01(d) or 3 or having made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, (iii) a Lender otherwise failing to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, or (iv) (x) a Lender becoming or being insolvent or having a parent company that has become or is insolvent, in each case as adjudicated or determined by any governmental authority having regulatory authority over such Lender or its assets or (y) becoming the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee or custodian appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or having a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a governmental authority so long as such ownership interest does not result nor provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, in each case in the nature of security, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.

“Loan” shall mean each Term Loan and each Revolving Loan.

“Loan First Lien Percentage” shall mean, at any time, a fraction (expressed as a percentage), (i) the numerator of which is the outstanding principal amount of the Term Loans at such time and (ii) the denominator of which is the sum of (y) outstanding principal amount of all outstanding Pari Passu Lien Indebtedness (other than the Term Loans) at such time requiring a prepayment from a specified Asset Disposition and (z) the outstanding principal amount of the Term Loans at such time.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated; provided that at any time when there are only two Lenders (including Lenders which are Affiliates) in the determination of the foregoing, Majority Lenders shall mean both such Lenders.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (x) a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole or (y) a material adverse effect on (i) the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (ii) the ability of any Credit Party to perform its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Facility, the Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

“Maximum Rate” shall have the meaning provided in Section 13.19.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $5,000,000 and (ii) for Revolving Loans maintained as (x) Eurodollar Loans, $2,000,000 and (y) Base Rate Loans, $1,000,000.

“MNI” shall mean Madison Newspapers, Inc., a Wisconsin corporation, and its successors and assigns.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean an American Land Title Association 2006 Form Lender’s Fee and/or Leasehold Policy of title insurance, as applicable (or a binding marked commitment to issue such policy) dated as of (i) the Effective Date and to be re-dated the date of recording of the applicable Mortgage or (ii) the date of recording of the applicable Mortgage if such policy is delivered after the Effective Date pursuant to Section 9.12(f), in favor of the Collateral Agent for the benefit of the Lenders and subject to Permitted Encumbrances.

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any other Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Cash” from an Asset Disposition shall mean cash payments received by the Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)
all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)
all payments made on any Indebtedness (other than Priority Payment Lien Obligations, Pari Passu Lien Indebtedness and Junior Lien Indebtedness) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets or any related security or similar agreement, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)
all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures (whether organized as partnerships, limited liability companies or other entities or pursuant to agreements) or to any co-owners (other than the Borrower or a Restricted Subsidiary) of any property or assets that are subject to such Asset Disposition, in each case as a result of such Asset Disposition;

(4)
the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters; and

(5)
any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities or otherwise in respect of such Asset Disposition);

provided, however, that in the cases of clauses (4) and (5), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Borrower or any Restricted Subsidiary.

“Net Cash Proceeds” shall mean, (A) with respect to any issuance or sale of Capital Stock or other securities of, or Incurrence of Indebtedness by, the Borrower or any

Restricted Subsidiary, the cash proceeds of such issuance, sale or Incurrence, as applicable, and (B) with respect to the sale, disposition, redemption, repurchase or repayment of Restricted Investments, or the sale or other disposition of Capital Stock of an Unrestricted Subsidiary referred to in Section 10.02(a)(v)(C)(4) and (5) the cash proceeds thereof received by the Borrower or a Restricted Subsidiary, in each of the foregoing cases, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection therewith and net of taxes paid or payable as a result thereof (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean any Restricted Subsidiary that is not a Subsidiary Guarantor, including any Excluded Domestic Subsidiary.

“Non-Public Information” shall mean material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their respective securities.

“Non-Recourse Debt” shall mean Indebtedness of a Person:

(1)
as to which neither the Borrower nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	the explicit terms of which provide there is no recourse against, or against any of the assets of the Borrower or any of its Restricted Subsidiaries.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Term Note and each Revolving Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) the office of the Administrative Agent located at 500 Stanton Christiana Road, Ops 2 Floor 3, Newark, DE 19713, Attention: Dimple Patel, Telephone No.: (302) 634-4154, Telecopier No.: (302) 634-3301 and Email Address: dimple.x.patel@jpmorgan.com, (ii) the office of the Administrative Agent located at 500 Stanton Christiana Road, Ops 2 Floor 3, Newark, DE 19713, Attention: Neer Reibenbach, Telephone No.: (302) 634-1678, Telecopier No.: (302) 634-3301 and Email Address: neer.reibenbach@jpmorgan.com and (iii) the office of the Administrative Agent located at 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention: Timothy Lee, Telephone No.: (212) 270-2282, Telecopier No.: (212) 270-5100 and Email Address: timothy.d.lee@jpmorgan.com,, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender or any other Secured Creditor pursuant to the terms of this Agreement and each other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and/or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest, fees and/or expenses are an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and Guarantees of the foregoing amounts and, for the avoidance of doubt, including all Payment Obligations of the Credit Parties in respect of this Agreement and the other Credit Documents.

“Officer” shall mean the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower or, in the event that a Person is a partnership, a limited liability company or other entity that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar persons or body to act on behalf of such Person. An “Officer” of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” shall mean a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Borrower. "Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Hedging Agreements” shall mean any Currency Agreement or Commodity Agreement.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing, or similar ~~t~~Taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, from the receipt of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, including any interest, additions to tax or penalties applicable thereto.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Pari Passu Intercreditor Agreement” shall mean the Intercreditor Agreement, in form and substance reasonably satisfactory to the Agents, to be entered into on the Effective Date among the Borrower, the Subsidiary Guarantors, the Collateral Agent and the trustee under the First Lien Notes Indenture, as the same may be amended, supplemented or otherwise modified from time to time.

“Pari Passu Lien Document” shall mean any document governing Pari Passu Lien Indebtedness, as such documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pari Passu Lien Indebtedness” shall mean the Term Loans and any other Indebtedness (other than Priority Payment Lien Obligations) that is secured by a Lien on the Lee Collateral that has equal priority as the Liens securing the Obligations in respect of the Term Facility with respect to the Lee Collateral and, if applicable, the Pulitzer Collateral and that is permitted by clause (1) or (36) (or, to the extent relating to Refinancings of Indebtedness secured by Liens permitted by either of such clauses or clause (19)) of the definition of “Permitted Liens”.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.15.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Obligations” shall mean any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Payment Office” shall mean the office of the Administrative Agent located at 500 Stanton Christiana Road, Ops 2 Floor 3, Newark, DE 19713 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PD LLC” shall mean St. Louis Post-Dispatch LLC, a Delaware limited liability company.

“Permitted Encumbrance” shall mean:

(i)          Liens created pursuant to the Second Lien Loan Documents; provided that, such Liens on assets or property of any Lee Entities are subject to the terms of the Junior Intercreditor Agreement or, with respect to any such Liens on the assets or property of any Pulitzer Entities, are, following the Pulitzer Debt Satisfaction Date, subject to the terms of the Pulitzer Junior Intercreditor Agreement;

(ii)          Liens created pursuant to the First Lien Notes Documents; provided that, such Liens on assets or property of any Lee Entities are subject to the terms of the Pari Passu Intercreditor Agreement and the Junior Intercreditor Agreement or, with respect to any such Liens on the assets or property of any Pulitzer Entities, are, following the Pulitzer Debt Satisfaction Date, subject to the terms of the Pulitzer Junior Intercreditor Agreement and the Pulitzer Pari Passu Intercreditor Agreement;

(iii)         any exceptions to title as set forth in the Mortgage Policy, as reasonably approved by the Collateral Agent; and

(iv)         Liens described in clauses (3), (4) and (6) of the definition of Permitted Liens.

“Permitted Indebtedness” shall mean any Indebtedness permitted pursuant to Section 10.01(a) or (b).

“Permitted Investment” shall mean an Investment by the Borrower or any Restricted Subsidiary in:

(1)
the Borrower or a Restricted Subsidiary, including through the purchase of Capital Stock of a Restricted Subsidiary (provided, that, no Pulitzer Entity shall purchase any Capital Stock of a Lee Entity), but excluding Investments by any of the Lee Entities in any of the Pulitzer Entities; provided that, until the Pulitzer Debt Satisfaction Date and so long as the Second Lien Term Loans are outstanding and the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) include provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Loans or any other Pari Passu Lien Indebtedness (it being understood that the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) will not be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination), this clause (1) shall not include Investments by the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity in any Pulitzer Entity, except that the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity may make intercompany loans and advances to the Pulitzer Entities consistent with the practices of such entities prior to the Effective Date and to the extent the Incurrence of such Indebtedness is otherwise permitted under this Agreement; provided, further that all interest payable on such loans shall be payable in cash and shall not be subject to forgiveness by the Borrower or any Restricted Subsidiary (other than any Pulitzer Entity) making such loan;

(2)	any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:

(a)
such Person becomes a Restricted Subsidiary and, until the Pulitzer Debt Satisfaction Date and so long as the Second Lien Term Loans are outstanding and the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) include provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Loans or any other Pari Passu Lien Indebtedness (it being understood that the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) will not be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination), if such Investment is made by any Lee Entity, such Person becomes a Restricted Subsidiary that is a Lee Entity; or

(b)
such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets or all or substantially all of a line of business, division or other operating unit to, or is liquidated into, the Borrower or a Restricted Subsidiary; provided, that, until the Pulitzer Debt Satisfaction Date and so long as the Second Lien Term Loans are outstanding and Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) include provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Loans or any other Pari Passu Lien Indebtedness (it being understood that the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) will not be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination), if such Investment is made by any Lee Entity, such surviving Person or transferee is a Lee Entity, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;

(4)
receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are made in the ordinary course of business;

(6)
loans or advances to, or Guarantees of third party loans or advances to, employees, Officers or directors of the Borrower or any Restricted Subsidiary in the ordinary course of business after the Effective Date in an aggregate amount outstanding at any time not in excess of $2.5 million (without giving effect to the forgiveness of any such loan);

(7)	any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(a)
in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer or obligor of such other Investment or accounts receivable;

(b)	as a result of a foreclosure by the Borrower or any such Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default; or

(c)
in the form of notes payable, or Capital Stock or other securities issued by account debtors to the Borrower or any such Restricted Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable;

(8)
Investments made as a result of the receipt of notes and other non-cash consideration (including Designated Non-cash Consideration and property received in an Asset Swap) from an Asset Disposition that was made pursuant to and in compliance with Section 10.05 or any other disposition of assets not constituting an Asset Disposition;

(9)
Investments in existence on the Effective Date, and any extension, modification, replacement or renewal of any such Investments, or Investments purchased or received in exchange for such Investments existing, or made pursuant to binding commitments existing, on the Effective Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment or binding commitment as in effect on the Effective Date); provided, however, that the amount of such Investment may be increased as required by the terms of such Investment or binding commitment as in effect on the Effective Date;

(10)
any Person to the extent such Investments consist of Currency Agreements, Interest Rate Agreements, Commodity Agreements and other Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 10.01;

(11)	Guarantees of, and letters of credit supporting, Indebtedness issued in accordance with Section 10.01, but only to the extent such Guarantee is permitted by Section 10.01;

(12)
Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation or benefit plan, including, without limitation, split dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans;

(13)
Investments received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(14)
any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(15)	prepayments, deposits, loans, advances and other extensions of credit to customers, clients or suppliers made in the ordinary course of business;

(16)	loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;

(17)
Investments by the Borrower or any of its Restricted Subsidiaries in connection with joint production arrangements in the form of dispositions of equipment to a joint venture entity in exchange for Capital Stock of or Indebtedness of the joint venture entity so long as within 30 days after such disposition (but subject to the definition of Excluded Property (as defined in the Guarantee and Collateral Agreement) and the terms and provisions of the Security Documents), the Borrower’s or the applicable Restricted Subsidiary’s Capital Stock or Indebtedness in such entity are pledged to the Collateral Agent to secure the Obligations pursuant to Section 9.12;

(18)
Investments (a) in MNI or any successor thereto or any Affiliate thereof in an aggregate amount not to exceed $5.0 million at any time outstanding and (b) in TNI or any successor thereto or any Affiliate thereof in an aggregate amount not to exceed $5.0 million at any time outstanding;

(19)
the Borrower may acquire and hold obligations of the officers and employees of the Borrower or any of its Subsidiaries in connection with such officers’ and employees’ acquisition of shares of Common Stock of the Borrower so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such Common Stock (other than payments made for fractional shares or other fractional interests);

(20)	Investments in connection with any Permitted Joint Venture Transaction;

(21)
other Investments by the Borrower or any of its Restricted Subsidiaries, so long as such Investments, together with all other Investments pursuant to this clause (21) that are outstanding at the time of such Investment, are in an aggregate amount not to exceed the greater of $50.0 million and 6.0% of Consolidated Total Assets;

(22)
(a) Investments made in joint ventures and Non-Wholly Owned Subsidiaries as required by, or made pursuant to, buy/sell arrangements between the applicable parties set forth in the joint venture agreement or similar binding arrangement in an aggregate amount not to exceed the greater of $5.0 million and 0.6% of Consolidated Total Assets outstanding at any one time and (b) Investments in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(23)
Investments consisting of cash and Cash Equivalents that are deposited with a trustee or similar Person in order to effect defeasance or covenant defeasance of an indenture or other debt instrument or satisfaction and discharge under an indenture or other debt instrument; provided that such transaction is permitted by Section 10.02.

“Permitted Joint Venture Transaction” shall mean any transaction pursuant to which (x) the Borrower or one or more of its Restricted Subsidiaries contributes, sells, leases or otherwise transfers assets (including, without limitation, Capital Stock) to a joint venture (whether organized as a corporation, limited or general partnership, limited liability company or other entity or by contract) or similar arrangement or undertaking (in any case, a “Subject Joint Venture”) or (y) one or more Restricted Subsidiaries of the Borrower issues or transfers shares of their Capital Stock to an Unrestricted Subsidiary of the Borrower (each, a “Subject Subsidiary”) for the purpose of forming a joint venture (whether organized as a corporation, limited or general partnership, limited liability company or other entity or by contract) or similar arrangement or undertaking, so long as, immediately after giving effect to such transaction (a) the aggregate Fair Market Value of all assets and Capital Stock contributed, sold, leased or otherwise transferred and all Capital Stock issued to Persons other than the Borrower or a Restricted Subsidiary of the Borrower pursuant to such transactions subsequent to the Effective Date shall not exceed the greater of $60.0 million and 7.35% of Consolidated Total Assets at any time outstanding (with the Fair Market Value to be determined as of the time of the applicable transaction and without regard to any subsequent changes in value thereof) and (b) such Subject Joint Venture or Subject Subsidiary (each a “Joint Venture Entity”), as the case may be, is a Restricted Subsidiary of the Borrower.  Any joint venture (whether organized as a corporation, limited or general partnership, limited liability company or other entity or by contract) or similar arrangement or undertaking entered into in accordance with the immediately preceding sentence is referred to as a “Permitted Joint Venture.”

“Permitted Liens” shall mean, with respect to any Person:

(1)
Liens securing Indebtedness Incurred pursuant to Section 10.01(b)(i) and including, without limitation, Liens securing Guarantees of such Indebtedness; provided that (A)(x) all such Liens on assets or property of the Lee Entities shall at all times be subject to the Junior Intercreditor Agreement and (y) all assets or property of Lee Entities subject to such Lien shall constitute Common Collateral (as defined in the Junior Intercreditor Agreement) and (B)(x) all such Liens on assets or property of the Pulitzer Entities shall at all times following the Pulitzer Debt Satisfaction Date be subject to the Pulitzer Junior Intercreditor Agreement and (y) all assets or property of Pulitzer Entities subject to such Liens shall at all times following the Pulitzer Debt Satisfaction Date constitute Common Collateral (as defined in the Pulitzer Junior Intercreditor Agreement);

(2)
(a) pledges or deposits by such Person or Liens arising (i) under workers’ compensation laws, health, disability or other employment benefits, unemployment, general insurance and other insurance laws and old age pensions and other social security or retirement benefits or similar legislation, property, casualty or liability insurance or premiums related thereto or (ii) to secure letters of credit or similar instruments posted to support payments of items set forth in the preceding clause (i), (b) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness in respect of borrowed money) or leases to which such Person is a party, (c) deposits to secure public or statutory obligations of such Person, (d) deposits of cash or Cash Equivalents to secure surety or appeal bonds, performance and completion bonds and similar instruments to which such Person is a party, (e) deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business, or (f) pledges or deposits by such person or Liens arising in connection with Investments described in clause (23) of the definition of “Permitted Investments”;

(3)
Liens arising under or imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, customs’ and revenue authorities and other like Liens, in each case Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings or actions;

(5)
Liens in favor of issuers of surety, customs, stay, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)	survey exceptions, encumbrances, encroachments, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, ingress/egress rights, public or private roads or access areas, alleys, pipeline interests, sewers, electric lines, water, utilities, railroad rights-of-way, shared well agreements, drainage agreements, telegraph and telephone lines and other similar purposes, ordinances, zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that (i) do not secure Indebtedness for borrowed money and (ii) do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)
(a) Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) and (b) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or security account on behalf of the Borrower or a Restricted Subsidiary so long as such Lien only encumbers the related account and the property held therein;

(8)
any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreements and leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries;

(9)
judgment Liens not giving rise to an Event of Default, and Liens securing appeal or surety bonds related to such judgment, so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings (including, without limitation, any appeal) may be initiated has not expired;

(10)
Liens for the purpose of securing (A) any Attributable Indebtedness in respect of a Sale/Leaseback Transaction Incurred pursuant to Section 10.01(b)(xvii) or (B) the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, Purchase Money Indebtedness or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, designed, improved or leased in the ordinary course of business; provided that, in the case of this subclause (10)(B):

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement; and

(b)
such Liens are created within 365 days after such acquisition, lease or completion of construction, acquisition, design or improvement of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto, improvements and accessions thereto and the proceeds thereof (it being understood that individual PPE Financing provided by one lender or its Affiliates may be cross-collateralized to other PPE Financing provided by such lender or its Affiliates on customary terms);

(11)
(a) Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract, (b) Liens encumbering reasonably customary initial deposits and margin deposits and (c) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(12)
Liens arising from Uniform Commercial Code financing statement filings regarding operating leases and consignment or bailee arrangements entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee arrangement;

(13)
Liens existing on the Effective Date (other than Liens (x) permitted under clause (1) above or clause (35) or (36)(x)(A) below or (y) securing Indebtedness being repaid or refinanced on the Effective Date (it being understood that such Liens shall be released of record as promptly as practicable following the Effective Date));

(14)
Liens on property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary (it being understood that individual PPE Financing provided by one lender or its Affiliates may be cross-collateralized to other PPE Financing provided by such lender or its Affiliates on customary terms);

(15)
Liens on property at the time the Borrower or a Restricted Subsidiary acquired, constructed, repaired or improved the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (it being understood that individual PPE Financing provided by one lender or its Affiliates may be cross-collateralized to other PPE Financing provided by such lender or its Affiliates on customary terms);

(16)	Liens securing Indebtedness or other Payment Obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary;

(17)
(a) Liens on Capital Stock of Unrestricted Subsidiaries and Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary; provided that such Liens were not incurred in connection with or in contemplation of such designation, (b) Liens on Capital Stock in joint ventures so long as such Liens secure Indebtedness of such joint venture, (c) any encumbrance or restriction (including put and sell arrangements) in favor of a joint venture party with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar arrangement and (d) Liens consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly Owned Subsidiaries;

(18)	deposits as security for contested taxes or contested import to customs duties;

(19)
Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (1), (10), (13), (14), (15), (19), (35) or (36)(y) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being Refinanced or is in respect of property that is the security for a Permitted Lien hereunder (it being understood that individual PPE Financing provided by one lender or its Affiliates may be cross-collateralized to other PPE Financing provided by such lender or its Affiliates on customary terms);

(20)	any interest or title of a lessor under any operating lease;

(21)
Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)
Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets and any proceeds thereof, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(23)
Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or other assets entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(24)	Liens on funds of the Borrower or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Borrower or the Subsidiaries;

(25)
Liens (a) of a collecting bank arising in the ordinary course of business under Sections 4-208 and 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon and (b) granted in the ordinary course of business by the Borrower or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions and that is within the general parameters customary in the banking industry;

(26)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(27)
Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness Incurred pursuant to Section 10.01(b)(xii) to finance the payment of premiums on the insurance policies subject to such Liens;

(28)	statutory, common law or contractual Liens of landlords;

(29)
customary Liens granted in favor of any trustee, collateral agent or person acting in a similar capacity to secure fees, indemnities and other amounts owing to such trustee, collateral agent or person under an indenture or other agreement pursuant to which Indebtedness permitted under Section 10.01 is or may be Incurred; provided that (A)(x) all such Liens on assets or property of the Lee Entities shall at all times be subject to the Junior Intercreditor Agreement and (y) all assets or property of Lee Entities subject to such Lien shall constitute Common Collateral (as defined in the Junior Intercreditor Agreement) and (B)(x) all such Liens on assets or property of the Pulitzer Entities shall at all times be subject to the Pulitzer Junior Intercreditor Agreement and (y) all assets or property of Pulitzer Entities subject to such Liens shall constitute Common Collateral (as defined in the Pulitzer Junior Intercreditor Agreement);

(30)
Liens (a) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.02 or the definition of “Permitted Investment”, which are applied against the purchase price for such Investment, (b) consisting of an agreement to dispose of any property in a disposition permitted by this Agreement and (c) on any cash earnest money deposit made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement;

(31)
Liens (a) in favor of payment or credit card processors granted in the ordinary course of business and (b) arising in connection with pooled deposit or sweep accounts or similar arrangements (including relating to cash netting and overdraft protection);

(32)	Liens arising in connection with Cash Equivalents described in clause (5) of the definition of Cash Equivalents and Liens under industrial revenue, municipal or similar bonds;

(33)	Liens securing other obligations in an amount not to exceed $25.0 million at any time outstanding;

(34)	Liens securing Cash Management Obligations Incurred in the ordinary course of business;

(35)	Liens solely on assets of the Pulitzer Entities securing the Pulitzer Debt; provided that such Liens may not extend to any other property owned by the Borrower or any other Restricted Subsidiary; and

(36)     (x)(A) Liens securing Indebtedness Incurred pursuant to Section 10.01(b)(ii) and including, without limitation, Guarantees of such Indebtedness; provided that (i) no more than $40.0 million aggregate principal amount of such Indebtedness shall constitute Priority Payment Lien Obligations or Pulitzer Priority Payment Lien Obligations and (ii) no more than $250.0 million aggregate principal amount of such Indebtedness shall constitute Pari Passu Lien Indebtedness or Pulitzer Junior Lien Indebtedness, (B) Liens securing Hedging Obligations, Cash Management Obligations and other cash management arrangements that are secured (other than with respect to cash collateral for letters of credit) by Liens on Lee Collateral and, if applicable, Pulitzer Collateral that rank on a pari passu basis with the Liens securing any Indebtedness outstanding pursuant to Section 10.01(b)(ii) (subject to the right of any Priority Payment Lien Obligations or Pulitzer Priority Payment Lien Obligations to be paid in full upon any enforcement action with respect to the Lee Collateral or Pulitzer Collateral, as applicable, or otherwise after an event of default, including in any bankruptcy, insolvency or liquidation proceeding before the Term Lenders or any other Pari Passu Lien Indebtedness are entitled to receive any proceeds from the Lee Collateral or the Pulitzer Collateral, as applicable, as more fully set forth in the applicable Intercreditor Agreements) and (C) Liens on cash or deposits constituting Lee Collateral and, if applicable, Pulitzer Collateral granted to a collateral agent in respect of  Indebtedness Incurred pursuant to Section 10.01(b)(ii) in respect of letters of credit or similar instruments issued and outstanding thereunder and (y) Liens on Lee Collateral and, if applicable, Pulitzer Collateral securing additional Pari Passu Lien Indebtedness in addition to the maximum amount permitted by clause (x)(A) above to the extent that after giving pro forma effect to the Incurrence of such Indebtedness under this clause (y) and the application of the proceeds therefrom on such date, the Priority Leverage Ratio of the Borrower and the Restricted Subsidiaries would not exceed 2.75 to 1.00; provided that such Liens are subject to the terms of the Pari Passu Intercreditor Agreement; provided, further, that for all purposes of this clause (36) only, Indebtedness under a revolving credit facility shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and all commitments relating to such revolving credit facility shall be deemed to be fully drawn at all times until such commitments have been terminated.

“Permitted Pulitzer Debt Refinancing Indebtedness” shall mean any Refinancing of Indebtedness solely of the Pulitzer Entities the proceeds of which are used to Refinance in full the Pulitzer Debt outstanding at such time, so long as (i) such Indebtedness does not have any amortization, redemption, sinking fund, maturity or similar requirement prior to the maturity date of such Indebtedness under the documents governing such Indebtedness as in effect on the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(a)(iii)), other than for amortization payments or prepayments prior to final maturity on terms, in the aggregate, no more restrictive than those set forth in the documents governing such Indebtedness as in effect on the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(a)(iii)), (ii) such Indebtedness contains no restrictions, conditions or other limitations on any Credit Party’s ability to make any required payment of principal or interest in respect of any Obligations pursuant to the terms of this Agreement or the other Credit Documents that are more restrictive in the aggregate than those set forth in the documents governing such Indebtedness as in effect on, and after giving effect to, the Effective Date (or, to the extent entered into after the Effective Date in accordance with this Agreement, as in effect on the original date thereof), (iii) the aggregate principal amount of such Indebtedness shall not exceed the Maximum First Priority Amount (as defined in the Pulitzer Intercreditor Agreement (as defined in the Second Lien Loan Agreement as in effect on the date hereof) (or as thereafter amended or modified in accordance with the terms thereof and hereof)), (iv) the restrictions on the ability of Pulitzer and its Subsidiaries to pay cash dividends and make Intercompany Loans to, and otherwise engage in transactions with, the Borrower and its other Subsidiaries shall be no more restrictive than those restrictions that exist in the documents governing such Indebtedness as in effect on the Effective Date (or, to the extent entered into after the Effective Date in accordance with this Agreement, as in effect on the original date thereof), (v) the terms thereof, in the aggregate, shall be no more restrictive on, and no more burdensome to, the applicable Credit Parties in any material respect, in each case than the documents governing such Indebtedness as in effect on, and after giving effect to, the Effective Date (or, to the extent entered into after the Effective Date in accordance with this Agreement, as in effect on the original date thereof) or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(a)(iii)), (vi) the final maturity of such Indebtedness shall not be later than the stated final maturity of the Pulitzer Debt as of the Effective Date and (vii) all of the other terms and conditions thereof (and the documentation with respect thereto) are in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Second Lien Refinancing Indebtedness” shall mean Indebtedness of the Borrower and its Restricted Subsidiaries , so long as (i) the proceeds of such Indebtedness are used to refinance the Second Lien Term Loans and all other Payment Obligations outstanding under the Second Lien Loan Documents, including any interest and premium in respect thereof in full and to pay any fees and expenses incurred in connection with obtaining such Indebtedness, (ii) no Default or Event of Default then exists or would result from the incurrence of such Indebtedness, (iii) the terms thereof, in the aggregate, shall be no more restrictive on, and no more burdensome to, the applicable Credit Parties in any material respect, in each case than such Second Lien Loan Documents as in effect on the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(a)(iv)), (iv) such Indebtedness (A) matures no earlier than 180 days after the Term Loan Maturity Date, and in any event no earlier than any Second Lien Term Loans as in effect on the Effective Date, (B) does not have any amortization, redemption, sinking fund, maturity or similar requirement prior to the maturity date of such Indebtedness under the documents governing such Second Lien Term Loans as in effect on the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(a)(iv)), other than for amortization payments or prepayments prior to final maturity on terms, in the aggregate, no more restrictive than those set forth in the applicable Second Lien Loan Documents as in effect on the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(a)(iv)), (C) contains no restrictions, conditions or other limitations on any Credit Party’s ability to make any required payment of principal or interest in respect of any Obligations pursuant to the terms of this Agreement or the other Credit Documents that are more restrictive in the aggregate than such Second Lien Loan Documents as in effect on the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(a) (iv)), any payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise), (D) does not require the Borrower or any of its Subsidiaries to maintain any specified financial condition (whether stated as a covenant, event of default or otherwise), and (E) shall be subject to the Junior Intercreditor Agreement, and (v) all of the other terms and conditions thereof and documentation with respect thereto are in form and substance reasonably satisfactory to the Administrative Agent.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political sub-division or any agency, department or instrumentality thereof.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA~~, which~~ (excluding any Multiemployer Plan) that is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Platform” shall have the meaning provided in Section 9.01(q).

“PPE Financing” shall mean any Capital Lease Obligations or Purchase Money Indebtedness permitted to be Incurred under this Agreement.

“Preferred Equity” shall mean, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Lending Rate” shall mean the rate  ~~which the Administrative Agent~~of interest per annum publicly announce~~s~~d from time to time by JPMCB as its prime ~~lending~~ rate~~,~~ in effect at its principal office in New York City (the Prime Lending Rate ~~to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at,~~

~~above or below the Prime Lending Rate~~not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).

“Priority Leverage Ratio” shall mean, at any date of determination, the ratio of:

(1)
the sum, without duplication, of (x) the aggregate outstanding principal amount of Priority Payment Lien Obligations and Pari Passu Lien Indebtedness of the Borrower and its Restricted Subsidiaries, (y) the aggregate outstanding principal amount of Indebtedness (other than Guarantor Subordinated Obligations) of the Subsidiary Guarantors, and (z) on and after the Pulitzer Debt Satisfaction Date, the aggregate outstanding principal amount of Pulitzer First Lien Indebtedness and Pulitzer Junior Lien Indebtedness, in each case, as of such date of determination (determined on a consolidated basis in accordance with GAAP); provided that for purposes of calculating the Priority Leverage Ratio other than for purposes of determining the permissibility of any transaction under Section 10.02, without duplication (A) Indebtedness under a revolving credit facility shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and all commitments relating to such revolving credit facility shall be deemed to be fully drawn at all times until such commitments have been terminated and (B) the maximum permitted amount of Priority Payment Lien Obligations then permitted to be Incurred shall be deemed to be outstanding, to

(2)
Consolidated EBITDA of the Borrower for the four most recently completed fiscal quarters ending on or prior to the date of determination for which annual or quarterly financial statements are publicly available;

and in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio; provided that, for the purpose of determining the Priority Leverage Ratio, any Indebtedness of any Pulitzer Entity and any Consolidated EBITDA of any Pulitzer Entity will not be included in the calculation of the Priority Leverage Ratio until the Pulitzer Debt Satisfaction Date.

“Priority Payment Lien Obligations” shall mean, without duplication, Payment Obligations in respect of (i) the Revolving Facility under this Agreement and any other Indebtedness secured by Liens permitted by clause (36)(x)(A) of the definition of Permitted Liens that the Borrower has designated as “Priority Payment Lien Obligations” under the Pari Passu Intercreditor Agreement; provided that any Payment Obligations in respect of loans, notes or letters of credit shall not constitute Priority Payment Lien Obligations pursuant to this clause (i) if the aggregate principal amount of such Payment Obligations, together with any Pulitzer Priority Payment Lien Obligations, exceeds $50.0 million, and (ii) Hedging Obligations and Cash Management Obligations that are secured (other than with respect to cash collateral for letters of credit) by Liens on the Collateral that rank pari passu with the Liens securing any Indebtedness constituting Priority Payment Lien Obligations outstanding pursuant to Section 10.01(b)(ii).

“Prohibited Transaction” shall have the meaning provided in Section 406 of ERISA and Section 4975(c) of the Code.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Projections” shall mean the financial model of the Borrower for the five years ended September 2018 delivered by the Borrower to the Lenders prior to the Effective Date.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries or their respective securities.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Borrower or its Controlled Company Affiliate or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Pulitzer” shall mean Pulitzer Inc., a Delaware corporation.

          “Pulitzer Collateral” shall mean all property and assets of any Pulitzer Entity that is a Subsidiary Guarantor, whether owned on the Effective Date or thereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Loans and the Subsidiary Guarantees pursuant to the Security Documents. For purposes of clarity, it is understood and agreed that the Pulitzer Collateral shall not include any Lee Collateral, any property or assets as to which the Lien securing the Loans has been released pursuant to the terms of this Agreement (unless reinstated) or the Security Documents (unless reinstated) or any Excluded Property.

“Pulitzer Debt” shall mean the debt arising and the notes issued under the Pulitzer Debt Agreement. For purposes of clarity, it is understood that the Pulitzer Debt does not constitute Junior Lien Indebtedness.

“Pulitzer Debt Agreement” shall mean the Note Agreement, dated as of May 1, 2013, entered into by and among PD LLC, Pulitzer Inc. and the purchaser party thereto, as in effect on, and after giving effect to, the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Pulitzer Debt Documents” shall mean the Pulitzer Debt Agreement, the Pulitzer Subsidiary Guaranty and all other instruments, agreements and other documents (including, without limitation, all Collateral Documents and Transaction Documents (each as defined in the Pulitzer Debt Agreement)) executed and delivered in connection with the Pulitzer Debt or the Pulitzer Debt Agreement, as in effect on, and after giving effect to, the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Pulitzer Debt Satisfaction Date” shall mean the date on which the final payment and satisfaction in full of all Indebtedness and other Payment Obligations arising under or in respect of the Pulitzer Debt Documents or any Permitted Pulitzer Debt Refinancing Indebtedness

(including any guarantees or pledges in respect thereof by any Pulitzer Entity, but excluding any contingent indemnification obligations that are stated in the Pulitzer Debt Documents (or, if applicable, the documentation for any Permitted Pulitzer Debt Refinancing Indebtedness) to survive repayment of such Indebtedness) shall have occurred.

“Pulitzer Entities” shall mean Pulitzer and its Subsidiaries.

“Pulitzer Excess Cash Flow” shall mean, for any fiscal quarter of the Borrower, the remainder of: (a) the sum of, without duplication, (i) Adjusted Pulitzer Net Income for such fiscal quarter, and (ii) the decrease, if any, in Adjusted Consolidated Pulitzer Working Capital from the first day to the last day of such fiscal quarter, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Pulitzer Entities during such fiscal quarter (other than Capital Expenditures to the extent financed with equity proceeds, Capital Stock, asset sale proceeds (less any proceeds from such assets sales that are reflected in Adjusted Pulitzer Net Income for such fiscal quarter) (other than current assets), insurance proceeds or Indebtedness), (ii) any payments of principal of, and accrued interest on, the Second Lien Term Loans (other than voluntary prepayments of the Second Lien Term Loans) and costs, fees and expenses incurred under the Second Lien Loan Agreement, in each case which are actually paid in cash during such fiscal quarter, (iii) any payments of principal of, and accrued interest on, Permitted Indebtedness and costs, fees and expenses incurred in respect of Permitted Indebtedness (excluding (x) any voluntary prepayments of Indebtedness (other than the Pulitzer Debt) and (y) any payment of amendment, waiver, consent, forbearance or other incentive fees to any party in respect of Indebtedness (other than the Pulitzer Debt)), in each case which are actually paid with cash of the Pulitzer Entities during such fiscal quarter, but only to the extent the Lee Entities do not have sufficient cash flow (including net cash proceeds from any Asset Disposition of any assets or properties of Lee Entities but only to the extent that application of such cash proceeds to make such payments is permitted by the terms of the documents governing any Permitted Indebtedness) to make such payments as determined in Good Faith by the Borrower after compliance with Section 10.12, (iv) without duplication of any amounts deducted in arriving at Adjusted Pulitzer Net Income or Adjusted Consolidated Pulitzer Working Capital, any other ordinary course business expenses of the Borrower or its Subsidiaries (excluding, for avoidance of doubt, (x) any voluntary prepayments of Indebtedness (other than the Pulitzer Debt) and (y) any payment of amendment, waiver, consent, forbearance or other incentive fees to any party in respect of Indebtedness (other than the Pulitzer Debt)) after compliance with Section 10.12, (v) any amounts reserved by the Borrower in cash for payment of future expenses expected to be incurred within twelve months of the type described in, and included by, the preceding clauses (b)(i) through (iv) which are deemed necessary in Good Faith by the Borrower, (vi) the increase, if any, in Adjusted Consolidated Pulitzer Working Capital from the first day to the last day of such fiscal quarter and (vii) without duplication of amounts deducted in arriving at Adjusted Pulitzer Net Income or Adjusted Consolidated Pulitzer Working Capital, any other amounts paid in respect of Permitted Investments (other than Permitted Investments in Lee Entities), Restricted Payments (other than any dividend or distribution by Pulitzer to the Borrower or to any other Lee Entity that directly owns all of the Capital Stock of Pulitzer) or Plan contributions, in each case, which are permitted to be made by the Pulitzer Entities hereunder and are actually paid in cash by the Pulitzer Entities during such fiscal quarter.

“Pulitzer Excess Cash Flow Payment Date” shall mean the first Business Day on or after the date occurring 45 days after the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending after the Pulitzer Debt Satisfaction Date, but subject to Section 10.11.

“Pulitzer Financial Covenant Default” shall have the meaning provided in Section 11.04.

“Pulitzer First Lien Indebtedness” shall mean any Indebtedness that is secured by a Lien on Pulitzer Collateral that is senior in priority to the Liens securing Pulitzer Junior Lien Indebtedness with respect to the Pulitzer Collateral, including, without limitation, the Second Lien Term Loans and any Permitted Second Lien Refinancing Indebtedness.

“Pulitzer Indebtedness” shall mean, at any time, consolidated Indebtedness of the Pulitzer Entities.

“Pulitzer Junior Intercreditor Agreement” shall mean the Intercreditor Agreement to be entered into after, or concurrently with the occurrence of, the Pulitzer Debt Satisfaction Date among the Borrower, the Subsidiary Guarantors, the Collateral Agent, the trustee under the First Lien Notes Indenture and the collateral agent under the Second Lien Loan Documents, substantially in the form of Exhibit L-1 or in a form that is not materially less favorable to the Lenders than the form attached hereto as Exhibit L-1 and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Pulitzer Junior Lien Indebtedness” shall mean any Indebtedness that is secured by a Lien on the Pulitzer Collateral that (i) has a priority equal to the Liens securing the Obligations with respect to the Pulitzer Collateral and (ii) is junior to the Liens securing any Pulitzer First Lien Indebtedness pursuant to the Pulitzer Junior Intercreditor Agreement.

“Pulitzer Pari Passu Intercreditor Agreement” shall mean the Intercreditor Agreement to be entered into among the Borrower, the Subsidiary Guarantors, the Collateral Agent and the trustee under the First Lien Notes Indenture, substantially in the form of Exhibit L-2, or in a form that is not materially less favorable to the Lenders than the form attached hereto as Exhibit L-2 and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Pulitzer Priority Payment Lien Obligations” shall mean, without duplication, after the Pulitzer Debt Satisfaction Date, any Payment Obligations under (i) the Revolving Facility and any other Indebtedness secured by Liens permitted by clause (36)(x)(A) of the definition of Permitted Liens that the Borrower has designated as “Pulitzer Priority Payment Lien Obligations” under the Pulitzer Pari Passu Intercreditor Agreement; provided that any Payment Obligations in respect of loans, notes or letters of credit shall not constitute Pulitzer Priority Payment Lien Obligations pursuant to this clause (i) if the aggregate principal amount of such Payment Obligations, together with any Priority Payment Lien Obligations, exceeds $50.0 million, and (ii) Hedging Obligations and Cash Management Obligations that are secured (other than with respect to cash collateral for letters of credit) by Liens on the Pulitzer Collateral that are pari passu with the Liens securing any Indebtedness constituting Pulitzer Priority Payment Lien Obligations outstanding pursuant to Section 10.01(b)(ii).

“Pulitzer Lenders” shall mean the purchasers party to the Pulitzer Debt Agreement.

“Pulitzer Subsidiary Guaranty” shall mean that certain Subsidiary Guaranty Agreement, dated as of May 1, 2013, made by certain of the Subsidiaries of Pulitzer in favor of the holders from time to time of the Pulitzer Debt, as in effect on the Effective Date and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof.

“Purchase Money Indebtedness” shall mean Indebtedness (including Capitalized Lease Obligations) Incurred to finance or refinance the purchase, lease, construction, installation, or improvement of any assets used or useful in a Related Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets or by the merger or consolidation of any such Person into the Borrower or with or into any Restricted Subsidiary), so long as such Indebtedness is Incurred within 365 days after such purchase, lease, completion of construction, installation or improvement or commencement of full operations, as the case may be.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower that is not Disqualified Stock so long as the terms of any such Preferred Equity (w) do not require the cash payment of dividends or distributions not otherwise permitted at such time pursuant to this Agreement, (x) do not contain any covenants (other than periodic reporting covenants), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the fifteenth calendar day (or, if not a Business Day, the immediately preceding Business Day) of each March, June, September and December occurring after the Effective Date.

“Quotation Day” shall mean with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Rating Agencies” shall mean S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the relevant entity, asset or investment publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be. Any reference to S&P and Moody’s shall include any successor to such rating agency.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, discharge, purchase, redeem, defease or retire (including, without limitation, pursuant to a satisfaction and discharge mechanism), or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” shall mean Indebtedness that is Incurred to Refinance any Indebtedness existing on the Effective Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not Refinance Indebtedness of a Subsidiary that is not a Subsidiary Guarantor)), including Indebtedness that Refinances Refinancing Indebtedness, provided, however, that:

(1)
if the Stated Maturity of the Indebtedness being Refinanced is later than the Stated Maturity of the Loans, the entire principal amount of the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Loans;

(2)
the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced at such time;

(3)
such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums required by the instruments governing such existing Indebtedness or premiums necessary to effectuate such Refinancing and any discounts, commissions, costs, fees and expenses Incurred in connection therewith);

(4)
if the Indebtedness being Refinanced is subordinated in right of payment to the Loans or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Loans or such Subsidiary Guarantee on terms at least as favorable, taken as a whole (as determined in Good Faith by the Borrower) to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced;

(5)
if no Lee Entity Incurred such Indebtedness being Refinanced or Guaranteed such Indebtedness being Refinanced, no Lee Entity shall Incur such Refinancing Indebtedness or Guarantee such Refinancing Indebtedness;

(6)
in the case of any Refinancing of the Second Lien Term Loans and the other Payment Obligations under the Second Lien Loan Documents, any such Refinancing Indebtedness in respect thereof shall be Permitted Second Lien Refinancing Indebtedness;

(7)
in the case of any Refinancing of the Pulitzer Debt and the other Payment Obligations under the Pulitzer Debt Documents, any such Refinancing Indebtedness in respect thereof shall be Permitted Pulitzer Debt Refinancing Indebtedness; and

(8)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Borrower or a Subsidiary Guarantor.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Business” shall mean any business that is the same as or related, ancillary or complementary to any of the businesses of the Borrower and its Restricted Subsidiaries on the Effective Date and any reasonable extension or evolution of any of the forgoing, including without limitation, the online business of the Borrower and its Restricted Subsidiaries.

“Related Business Assets” shall mean any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Borrower or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA ~~with respect to a Plan that is subject to Title IV of ERISA~~(other than those events as to which the 30-day notice period is waived under ~~subsection .22, .23, .25, .27 or .28 of PBGC~~the ~~R~~regulations issued under Section 4043).

“Repricing Transaction” shall mean (i) any prepayment of all or a portion of the Term Loans using proceeds of Indebtedness under new credit facilities having an effective interest cost or weighted average yield (with the comparative determinations to be made consistent with generally accepted financial practices, after giving effect to margin, interest rate floors, upfront fees or original issue discount paid or payable (with original issue discount based on a four-year average life to maturity or, if less, the remaining life to maturity) to all providers of such financing, but excluding the effect of any arrangement, commitment, structuring, syndication or underwriting and any amendment fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest cost or weighted average yield (as determined on the same basis) of such Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans and (ii) any repricing of the Term Loans pursuant to an amendment thereto resulting in an effective interest cost or weighted average yield (as determined on the same basis) to all providers of such financing, but excluding the effect of any arrangement, commitment, structuring, syndication or underwriting and any amendment fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less the effective interest cost or weighted average yield (as determined on the same basis) of such Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders at such time and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of  the then total outstanding Revolving Loans of Non-

Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total Letter of Credit Outstandings at such time); provided that at any time when there are only two Non-Defaulting Lenders (including Lenders which are Affiliates) in the determination of the foregoing, Required Lenders shall mean both such Non-Defaulting Lenders.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Restricted Investment” shall mean any Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 10.02(a)(v).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” shall ~~have the meaning provided in Section 8.09~~mean all Federal and other material returns, statements, forms and reports for Taxes.

“Revolving Extensions of Credit” shall mean as to any RL Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s RL Percentage of the Letter of Credit Outstandings then outstanding.

“Revolving Facility” shall mean the Revolving Loan Commitments, the Revolving Loans and the participations in respect of Letters of Credit by the RL Lenders.

 “Revolving Loan” shall have the meaning set forth in Section 2.01(c).

“Revolving Loan Commitments” shall mean, for each RL Lender, the amount set forth opposite such RL Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean ~~the date which is 91 days prior to the fifth anniversary of the Effective Date, which is~~ December 28, ~~2018~~2019.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean a Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” ~~of~~as to any RL Lender at any time shall mean ~~a fraction (expressed as a~~the percentage~~) the numerator of~~ which ~~is the~~such RL Lender’s Revolving Loan Commitment ~~of such RL Lender at such time and the denominator of which is~~then constitutes of the Total Revolving Loan Commitments or, at ~~such~~any time~~, provided that if the RL Percentage of any RL Lender is to be determined after the Total~~ after the Revolving Loan Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such RL Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the RL Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the RL Lenders on a comparable basis.  Notwithstanding the foregoing, when a Defaulting Lender shall exist in the case of Section 2.14, RL Percentages shall be determined without regard to any Defaulting Lender’s Revolving Loan Commitment ~~has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination~~.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc., a division of McGraw Hill, Inc.

“Sale/Leaseback Transaction” shall mean any direct or indirect arrangement relating to property owned on the Effective Date or thereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary transfers such property to a Person (other than the Borrower or any of its Restricted Subsidiaries) and the Borrower or such Restricted Subsidiary leases it from such Person.

“Sanctioned Country” shall mean, at any time, a country, region or territory ~~that~~which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(i).

“Screen Rate” shall have the meaning provided in the definition of “Eurodollar Base Rate”.

“SEC” shall have the meaning provided in Section 9.01(g).

(7)          “Second Lien Loan Agreement” shall mean the Second Lien Loan Agreement, dated as of the Effective Date, among the Borrower, Wilmington Trust, National Association, as administrative agent and collateral agent and the other agents and lenders party thereto, as in effect on, and after giving effect to, the Effective Date and as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Second Lien Loan Documents” shall mean the Second Lien Loan Agreement and all other instruments, agreements and other documents (including, without limitation, the Credit Documents (as defined in the Second Lien Loan Agreement)) executed and delivered with respect to the Second Lien Loan Agreement, as in effect on, and after giving effect to, the Effective Date and as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(8)          “Second Lien Term Loans” shall mean the term loans made in an aggregate principal amount of up to $150,000,000 on the Effective Date under the Second Lien Loan Agreement.

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

(9)          “Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

(10)        “Secured Hedging Agreements” shall have the meaning assigned that term in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guarantee and Collateral Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Senior Management” shall mean~~s~~ the Chief Executive Officer, Chief Accounting Officer, Chief Operating Officer and the Chief Financial Officer, in each case of the Borrower.

“Shareholders’ Agreements” shall have the meaning provided in Section 6.05.

“Significant Subsidiary” shall mean~~s~~ any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Effective Date.

“Specified Time” shall mean 11:00 A.M., London time.

“Star Publishing” shall mean Star Publishing Company, an Arizona corporation and a Subsidiary of Pulitzer.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Stated Maturity” shall mean with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” shall mean any Indebtedness of the Borrower (whether outstanding on the Effective Date or thereafter Incurred) that is subordinated or junior in right of payment to the Loans pursuant to its terms or a written agreement. No Indebtedness of the Borrower shall be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Borrower solely by virtue of Liens, guarantees, maturity or payments or structural subordination.

“Subsidiaries Guarantee” shall mean the Guarantee by the Subsidiary Guarantors pursuant to Article I of the Guarantee and Collateral Agreement.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein or the context otherwise requires, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower (other than an Excluded Domestic Subsidiary so long as it remains an Excluded Domestic Subsidiary or an Immaterial Subsidiary so long as it remains an Immaterial Subsidiary) (whether existing on the Effective Date or established, created or acquired after the Effective Date), unless and until such time as the respective Subsidiary is released from all of its Obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean, with respect to any Person, any obligation to pay or perform under any Swap.

“Tax Sharing Agreements” shall have the meaning provided in Section 6.05.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed by any jurisdiction or by any political sub-division or taxing authority thereof or therein and all interest, penalties or similar liabilities applicable thereto.

“Term Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Loan” shall mean a Loan made pursuant to Section 2.01(a).

“Term Loan Commitment” shall mean, as to any Term Lender, the obligation of such Term Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Term Lender’s name on Schedule I. The original aggregate amount of the Term Loan Commitments is $250,000,000.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans.

“Term Loan Maturity Date” shall mean the fifth anniversary of the Effective Date, which is March 31, 2019.

“Term Loan Percentage” shall mean, at any time, as to any Term Lender, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of the Term Loan Commitments (or after the Effective Date, all Term Loans) of such Term Lender at such time and the denominator of which is equal to the aggregate outstanding principal amount of the Term Loan Commitments (or after the Effective Date, all Term Loans) of all Term Lenders.

“Term Loan Standstill Period” shall have the meaning provided in Section 11.03.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

“TNI Partners” shall mean TNI Partners, a general partnership formed under the laws of the State of Arizona pursuant to the terms of the Amended and Restated Partnership Agreement, dated as of November 30, 2009, as amended, by and between Star Publishing Company and Citizen Publishing Company.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the RL Lenders outstanding at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the RL Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche” shall mean the respective Facility and commitments utilized in making Loans hereunder, with there being two separate Tranches on the Effective Date, i.e., Term Loans and Revolving Loans.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the Code.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA (other than a multiemployer plan as defined under Title IV of ERISA) shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean:

(1)	any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

As of the Effective Date, Lee Foundation shall be an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)
such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt;

(3)
either (A) such designation and the Investment of the Borrower in such Subsidiary complies with Section 10.02 or the definition of “Permitted Investment” or (B) such Subsidiary has total assets of $10,000 or less;

(4)
such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(6)
on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms substantially less favorable to the Borrower than those that might have been obtained from Persons who are not Affiliates of the Borrower (as determined in Good Faith by the Borrower); and

(7)	such Subsidiary is not a “Restricted Subsidiary” (or any equivalent or analogous term) in respect of or under any other Indebtedness.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)
the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Section 10.01(a) on a pro forma basis taking into account such designation or the Consolidated Leverage Ratio for the Borrower and its Restricted Subsidiaries would be less than or equal to such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation on a pro forma basis taking into account such designation; and

(3)
all Liens of such Unrestricted Subsidiary outstanding immediately following such designation as a Restricted Subsidiary would either (a) if Incurred at such time, have been permitted to be Incurred for all purposes of this Agreement or (b) extend only to the assets or property (together with all improvements thereof, accessions thereto and proceeds thereof) of such Unrestricted Subsidiary that is being designated to be a Restricted Subsidiary that will become a Subsidiary Guarantor; provided that in the case of clause (b), such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such designation.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a resolution of the Board of Directors of the Board giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any RL Lender at any time, such RL Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such RL Lender at such time and (ii) such RL Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar Persons, as applicable, of such Person.

“Wholly-Owned Subsidiary” shall mean a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower and/or one or more Wholly Owned Subsidiaries of the Borrower.

1.02        Other Definitional Provisions.

(a)        As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iii) references to agreements or other contractual obligations shall, unless otherwise specified, be dee med to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time.

(b)        The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.03       Interest Rates; Eurodollar Notification. The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.10(d) of this Agreement, such Section 2.10(d) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Borrower, pursuant to Section 2.10(d), in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.10(d), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 2.        Amount and Terms of Credit.

2.01        Loans.  (a)  Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (such term loan, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower on the Effective Date in an amount not to exceed the amount of the Term Loan Commitment of such Term Lender.  Such Term Loan shall (i) be denominated in Dollars and (ii) except as hereinafter provided, shall, at the option of the Borrower, be maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as other-wise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type.  Once repaid, Term Loans may not be reborrowed.

(b)          Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals the Revolving Loan Commitment of such Lender at such time.

2.02       Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than five Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans (or such greater number of Borrowings of Eurodollar Loans as may be acceptable to the Administrative Agent).

2.03       Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder, and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day.  Each such notice (together with each notice delivered pursuant to Section 2.03(b)(i), a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing and whether the Loans to be incurred pursuant to such Borrowing shall be Term Loans (as to Loans made on the Effective Date) or Revolving Loans; (ii) the date of such Borrowing (which shall be a Business Day and which shall be the Effective Date if the Loans to be incurred pursuant to such Borrowing shall be Term Loans); and (iii) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender which is required to make Term Loans or Revolving Loans notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)          [Reserved].

(c)        Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such tele-phonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04        Disbursement of Funds.  No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Lender with a Revolving Loan Commitment or Term Loan Commitment (as to Loans made on the Effective Date), as applicable, will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date.  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the ~~overnight Federal Funds Rate~~ greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter~~,~~ and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05        Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”) and (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”).

(b)          The Term Note issued to each Term Lender that has outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Term Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loans of such Term Lender as of the Effective Date (or, if issued after the Effective Date, be in a stated principal amount equal to the outstanding Term Loans of such Term Lender at such time) and be payable in the outstanding principal amount of Term Loans evidenced thereby from time to time, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary pre-payment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)         The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby from time to time, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)          [Reserved]

(e)          Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Notes or Loans.

(f)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06        Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be con-verted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice, and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07       Pro Rata Borrowings.  All Borrowings of Revolving Loans under this Agreement after the Effective Date shall be incurred from the RL Lenders pro rata on the basis of their Revolving Loan Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08        Interest.

(a)          The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate.

(b)          The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin plus the Eurodollar Rate for such Interest Period.

(c)         Notwithstanding anything to the contrary contained in this Agreement, the unpaid principal amount of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to such Loan, at all times that an Event of Default shall have occurred and be continuing. In addition (but without duplication of any amounts payable pursuant to the immediately preceding sentence), overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to (A) in the case of Loans, the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time and (B) in the case of other overdue amounts payable hereunder and under any other Credit Document, at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained at Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable on demand.  Payment or acceptance of the increased rates of interest provided for in this Section 2.08(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(d)          Accrued (and theretofore unpaid) interest shall be payable in cash (i) in respect of each Base Rate Loan,  (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)        Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09       Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto), or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, provided that (in each case):

(i)            all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)          the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)        if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)        if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)          unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi)         no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans.

If by 11:00 A.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10       Increased Costs, Illegality, etc.  (a)  In the event that any Lender or Agent shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)          on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Base Rate; or

(ii)         at any time, that such Lender or Agent shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) the imposition of Taxes (other than (A) Indemnified Taxes or (B) Taxes in clauses (~~ii~~b) – (~~v~~d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, on its deposits, reserves, other liabilities or capital attributable thereto, or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Base Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market, provided that notwithstanding anything herein to the contrary, this provision shall apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued; or

(iii)         at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request

(whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent,) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender or Agent, upon such Lender or Agent’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or Agent in its sole discretion shall determine) as shall be required to compensate such Lender or Agent for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender or Agent, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender or Agent shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)         At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)          If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity requirements, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such

Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d)        If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary in Section 13.12, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (d) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.10(d), only to the extent the Screen Rate for Dollars and such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion/Continuation that requests the conversion of any Loan to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, if any Notice of Borrowing requests a Eurodollar Loan, such Borrowing shall be made as an ABR Loan; provided that, if such alternate rate of interest shall be less than 1.00%, in the case of Term Loans or zero, in the case of Revolving Loans, such rate shall be deemed to be 1.00%, in the case of Term Loans or zero, in the case of Revolving Loans for the purposes of this Agreement.

2.11       Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any cancellation or conversion made pursuant to Section 2.10(b).

2.12      Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.13        Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reason-ably accept-able to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(a)       at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the applicable Tranche of, and, in the case of the replacement of Revolving Loan Commitments or Revolving Loans of the respective Lender, all participations in Letters of Credit by, the respective Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01 and (y) in the case of the replacement of Revolving Loan Commitments or Revolving Loans, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender; and

(b)          all obligations of the Borrower then owing to the Replaced Lender (other than those (i) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (ii) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, ~~12.06~~12.07, 13.01 and 13.06), which shall survive as to such Replaced Lender, and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14       Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 6.13;

(b)          the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 13.12); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

SECTION 3.        Letters of Credit.

3.01       Letters of Credit.  (a)  Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Wholly-Owned Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (which approval shall not be unreasonably withheld or delayed by such Issuing Lender) (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b)          Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)         any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the Effective Date and which such Issuing Lender reason-ably and in good faith deems material to it; or

(ii)          such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02     Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $20,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date.

3.03        Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b)          The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish the

Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to a RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c)         The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04       Letter of Credit Participations.  (a)  Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 4.02(b) or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b)          In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)         In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender ~~at~~, the ~~overnight Federal Funds Rate~~ greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the first three days and at the interest rate otherwise applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)          Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)         Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f)          The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)           any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)         the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii)       any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)       the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)          the occurrence of any Default or Event of Default.

3.05        Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)          The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute ~~and~~, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counter-claim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), ~~including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result~~

~~of acts or omissions constituting willful misconduct or~~any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of ~~such~~the Issuing Lender (as finally determined by a court of competent jurisdiction ~~in a final and non-appealable decision).~~), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.06       Increased Costs.  If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, (ii) impose any Taxes (other than (A) Indemnified

Taxes, or (B) Taxes in clauses (~~ii~~b) – (~~v~~d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, on its deposits, reserves, other liabilities or capital attributable thereto,  or (iii) impose on any Issuing Lender or any Participant any other conditions (other than Taxes) relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 4.        Commitment Fee; Fees; Reductions of Commitment.

4.01     Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment fee (the “Commitment Fee”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Commitment Fee Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time.  Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b)         The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)          The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)          The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reason-able expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)         The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

4.02        Voluntary Termination of Unutilized Revolving Loan Commitments.  (a)  Upon at least three Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $5,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b)         In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 5.01(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage, if any, of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement with respect to the Revolving Loan Commitment of such Lender so terminated, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, ~~12.06~~12.07, 13.01 and 13.06), which shall survive as to such repaid Lender (but only in respect of the period of time during which such repaid Lender was a Lender hereunder).

4.03        Mandatory Reduction of Commitments and Revolving Loan Repayments.

(a)          The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RL Lender) shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

(b)          On July 31, 2019, the Revolving Loan Commitment of each RL Lender (and the Total Revolving Loan Commitment) in effect on such date shall be automatically and permanently reduced by 15% and after giving effect to such reduction, the Borrower shall be in compliance with Section 5.02(a).

SECTION 5.        Prepayments; Payments; Taxes.

5.01       Voluntary Prepayments.  (a)  Subject to Section 5.05, the Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Term Loans or Revolving Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $2,000,000 (or such lesser amount as is acceptable to the Administrative Agent) and (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base

Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Revolving Loans made pursuant to a Borrowing shall be applied to the Revolving Loans, with each RL Lender to be allocated its applicable RL Percentage of the amount of such prepayment, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each voluntary prepayment in respect of any Term Loans made pursuant to this Section 5.01(a) shall be allocated to the Term Loans, with each Term Lender to be allocated its applicable Term Loan Percentage of the amount of such prepayment; and (v) each voluntary prepayment of the Term Loans pursuant to this Section 5.01(a) (in excess of amounts required to be paid for the applicable period pursuant to Section 5.02) shall be applied to reduce the remaining Scheduled Term Loan Repayments of such Term Loans in inverse order of maturity.

(b)          In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage, if any, of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.  Each prepayment of the Term Loans pursuant to this Section 5.01(b) shall be applied to reduce the then remaining Scheduled Term Loan Repayments of such Term Loans on a pro rata basis (based upon the remaining principal amount of each such Scheduled Term Loan Repayments after giving effect to all prior reductions thereto).

(c)          Notwithstanding anything to the contrary herein, in the event that the Borrower (i) prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Term Lenders, a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment (or, in the case of clause (ii) above, of the aggregate amount of Term Loans outstanding immediately prior to such amendment) if made on or prior to the date that is one year after the Effective Date.

5.02       Mandatory Repayments.  (a)  On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date) and (II) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b)          Subject to Section 9.16, in addition to any other mandatory repayments pursuant to this Section 5.02, on the fifteenth calendar day (or, if not a Business Day, the immediately preceding Business Day) of each March, June, September and December, the Borrower shall be required to repay $6,250,000 of the principal amount of Term Loans, to the extent then outstanding, and the aggregate principal amount of all Term Loans then outstanding shall be repaid on the Term Loan Maturity Date (each such date, a “Scheduled Term Loan Repayment Date”; each such repayment, as the same may be reduced as provided in Section 5.01(a) or 5.01(b), a “Scheduled Term Loan Repayment”).

(c)          If a Change of Control occurs, the Borrower shall promptly prepay all outstanding Term Loans of each Term Lender at a purchase price in cash equal to 101% of the principal amount of such Term Loans plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

(d)          All Net Available Cash from Asset Dispositions that is not applied or invested (or committed pursuant to a written agreement to be applied or invested) as provided in Section 10.05(c) within 365 days after receipt of such Net Available Cash (or in the case of any amount committed to be so applied or reinvested, which are not actually so applied or reinvested within 180 days following such 365 day period) will be deemed to constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Borrower shall be required to offer to prepay Term Loans in accordance with Section 5.02(e) in an amount equal to the Loan First Lien Percentage (determined as of a date selected by the Borrower that is within 10 days prior to the date on which a Prepayment Option Notice is given to the Administrative Agent in accordance with Section 5.02(e)) of such Excess Proceeds to prepay the maximum principal amount of the Term Loans that may be prepaid out of the Loan First Lien Percentage of such Excess Proceeds (such amount, the “Prepayment Amount”) and such Excess Proceeds so prepaid shall be applied as a mandatory prepayment in accordance with the requirements of 5.02(g) and (h).

(e)        Notwithstanding anything to the contrary in 13.06, within one Business Day of receiving Excess Proceeds in accordance with Section 5.02(d), the Borrower shall give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Lender a notice (each, a “Prepayment Option Notice”) as described below.  As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Lender a Prepayment Option

Notice, which shall be in the form of Exhibit M, and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is 10 Business Days after the date of the Prepayment Option Notice, the Loans of such Term Lender by an amount equal to such Term Lender’s pro rata (subject to rounding) portion of the Prepayment Amount so indicated in such Term Lender’s Prepayment Option Notice as being applicable to such Term Lender’s Loans.  If such Term Lender would like to reject all or a portion of such prepayment offer, such Term Lender shall execute and return such Prepayment Option Notice to the Administrative Agent within 5 Business Days after the date of the Prepayment Option Notice indicating its election to so reject such prepayment offer (and any Term Lender which does not execute and return such Prepayment Option Notice to the Administrative Agent within such 5 Business Days shall be deemed to have accepted such prepayment offer). On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Term Lenders have accepted such prepayment offer as described above, and (ii) the Borrower shall be entitled to retain and apply the remaining portion of the Prepayment Amount not accepted by the relevant Term Lenders (the “Unutilized Excess Proceeds”) for general corporate purposes, including the repayment of Indebtedness, or as otherwise required or permitted pursuant to its other contractual requirements, subject to the other covenants contained in this Agreement. After giving effect to such offer and prepayment, the amount of Excess Proceeds shall be reset at zero.

(f)          On each Excess Cash Flow Payment Date after the Effective Date, an amount equal to the Excess Cash Flow Repayment Amount shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(g)          (I) Each amount required to be applied pursuant to Sections 5.02(d) and 5.02(e) shall be applied to repay outstanding Term Loans, on a pro rata basis among the Lenders.

(II)          Each amount required to be applied pursuant to Section 5.02(f) on each Excess Cash Flow Payment Date shall be applied to repay the Term Loans, on a pro rata basis among the Lenders in accordance with clause (III) below.

(III)      The amount of each principal repayment of Term Loans pursuant to (A) clause (I) above shall be applied to reduce the then remaining Scheduled Term Loan Repayments in inverse order of maturity and (B) clause (II) above shall be applied to reduce the remaining Scheduled Term Loan Repayments, after (without duplication) deduction for the amount of the Scheduled Term Loan Repayment (without giving effect to any reductions thereof after the Effective Date) due during the applicable Excess Cash Flow Payment Period and actually applied to make such Scheduled Term Loan Repayment, to prepay the Term Loans and applied (1) first, to reduce the Scheduled Term Loan Repayment due in the calendar quarter immediately succeeding such Excess Cash Flow Payment Period and (2) thereafter, to the remaining Scheduled Term Loan Repayments in inverse order of maturity.

(h)         With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that:  (i) repayments of

Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans within its applicable Tranche.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i)          In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Loans shall be repaid in full on the respective Maturity Date for such Tranche of Loans, and (ii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans and other Obligations shall be repaid in full on the date on which a Change of Control occurs.

5.03       Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04        Net Payments.  (a)  All payments made by or on behalf of the Borrower under any Credit Document will be made without setoff, counterclaim or other defense.  Except as required by applicable law, all such payments will be made free and clear of, and without deduction or withholding for any Taxes with respect to such payments ~~(but excluding, (i), any Tax  imposed on or measured by net income (however denominated) , franchise Taxes and branch profits Taxes that are imposed on a Lender or other Recipient  pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any Tax imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes that are imposed on a Lender or other Recipient as a result of a present or former connection between such Lender or Recipient and the jurisdiction of the governmental authority imposing such Tax or any political subdivision or taxing authority thereof (other than connections arising from such Lender or Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document) (iii) in the case of a Lender, any United States Federal withholding Tax that is imposed on amounts payable to or for the account of the Lender pursuant to a law in effect on the date such Lender becomes a party to or under this Agreement, or such Lender changes its lending office (except for an assignment or change in~~

~~lending office as a result of a request from the Borrower), except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were either payable to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) any Tax imposed on a Lender or other Recipient that is attributable to such Lender’s or other Recipient’s failure to comply with the relevant requirements set forth in Section 5.04(b), and (v) any United States Federal withholding Tax imposed pursuant to Sections 1471 through 1474 of the Code, as of the date of this Agreement, any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (such requirements referred to, collectively, as “FATCA”) (all such excluded Taxes in clauses (i) – (v) being referred to, collectively, as “Excluded Taxes”)) (all such non-Excluded Taxes being “Indemnified Taxes”).  If~~if any Indemnified Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under the Credit Documents, after withholding or deduction for or on account of any Indemnified Taxes (including such deduction and withholding applicable to additional amounts payable under this Section 5.04), will not be less than the amount provided for herein or in such Credit Document as if such Indemnified Taxes had not been levied or imposed.    The Borrower will furnish to the Administrative Agent, within 45 days after the date the payment of any Taxes payable hereunder is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower.  The Borrower agrees to indemnify and hold harmless each Lender and Agent, and reimburse such Lender or Agent upon its written request, for the amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable pursuant to this sentence) so levied or imposed and paid by such Lender or Agent (other than for any interest or penalties directly attributable to any failure of a Lender to file any returns or pay any Indemnified Taxes directly attributable to this Agreement, to the extent such Lender was legally required to file such returns and/or pay such Indemnified Taxes and was reasonably informed by the Borrower about such requirements and had all information necessary to file such returns and/or pay such Indemnified Taxes).  ~~For purposes of this Section 5.04(a), Indemnified Taxes shall include Other Taxes.~~

(b)          To the extent it is legally entitled, each Lender that is a ~~“United States person” (as such term is defined in Section 7701(a)(30) of the Code)~~U.S. Person agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee, transferee or acquiror of an interest under this Agreement pursuant to Section 2.12, 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment, transfer or acquisition), on the date of such assignment, transfer or acquisition (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) to or by such Lender, two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax.  To the extent it is legally entitled, each Lender that is not a ~~United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes~~U.S.  Person agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee, transferee or acquiror of an interest under this Agreement pursuant to

Section 2.12, 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment, transfer or acquisition), on the date of such assignment, transfer or acquisition to or by such Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by two accurate and complete original signed copies of Internal Revenue Service Form W‑8ECI, Form, IRS Form W‑8BEN ~~(with respect to a complete exemption under an income tax treaty) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any other Credit Document,~~, or a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-1, D-2, D-3 or D-4, as applicable, IRS Form W-9, and/or other certifying documents from each beneficial owner as applicable;

(ii) ~~if~~in the ~~Lender is not a “bank” within the meaning of~~ case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c)~~(3)(A)~~ of the ~~C~~code ~~and cannot deliver either Internal Revenue Service Form W‑8ECI or Form W‑8BEN (with respect to a complete exemption under an income tax treaty) or W-8IMY (or any successor forms) pursuant to clause (i) above~~, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a

~~”) and (y) two accurate and complete original signed copies of applicable~~“controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) executed originals of Internal Revenue Service Form W‑8 ~~(with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any other Credit Document, or~~BEN;

(iii) executed originals of IRS Form W-8ECI;

(iv) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(~~iii~~v) any other form prescribed by applicable requirements of U.S. Federal income tax law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made and to permit the Borrower and the Administrative Agent to comply with their obligations under FATCA.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect and from time to time thereafter upon the request of the Borrower or the Administrative Agent, such Lender will, to the extent it is legally entitled, deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W‑8ECI, Form W‑8BEN (with respect to the benefits of any income tax treaty), Form W-8IMY (together with any applicable underlying Internal Revenue Service forms) or applicable Form W-8 (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deduction or withholding of any Taxes.  Notwithstanding anything to the contrary in this Section 5.04(b), the completion, execution and submission of any documentation shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(c)         Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) that are attributable to such Lender (but only to the extent that the Borrower has not already reimbursed the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) or (ii) that are attributable to such Lender’s failure to comply with the provisions of Section 13.15 relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto in connection with any Credit Document, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(d)          Each applicable party’s obligation under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

SECTION 6.        Conditions Precedent to the Effective Date.

The occurrence of the Effective Date pursuant to Section 13.10 and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Effective Date, are subject at the time of the occurrence of the Effective Date to the satisfaction of the following conditions:

6.01       Execution of Agreement; Notes.  On or prior to the Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note and/or Revolving Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02       Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06 through 6.07, inclusive, and 7.01 have been satisfied on such date.

6.03       Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received (a) from Lane & Waterman LLP and from Sidley Austin LLP, special counsels to the Credit Parties, opinions (in form and substance reasonably satisfactory to the Administrative Agent) addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent (or counsel thereto) may reasonably request, and (b) from local counsel to the applicable Credit Parties (other than K. Falls Basin Publishing, Inc., but only to the extent that such entity is a non-operating entity and has no material assets or liabilities) in each state in which a UCC financing statement must be filed to perfect the Lien (to the extent such Lien can be perfected by the filing of a UCC financing statement under the UCC) in any Collateral granted (or purported to be granted) on the Effective Date, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent dated the Effective Date, the Collateral Agent and each of the Lenders opining as to the effectiveness of such UCC financing statement to perfect such Lien and covering such other matters as are consistent with the opinions of counsel delivered to the administrative agent and the lenders under the Existing Credit Agreement in connection therewith.

6.04        Company Documents; Proceedings; etc.

  (a)  On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in form and substance reasonably acceptable to the Administrative Agent with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)          On the Effective Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals and good standing certificates, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities.

6.05       Shareholders’ Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements.  On the Effective Date, the Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the Borrower, dated the Effective Date, attaching true and correct copies of the following documents, certified as such by an Authorized Officer of the Borrower:

(i)          all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its Capital Stock and any agreements entered into by its share-holders relating to any such entity with respect to its Capital Stock (collectively, the “Shareholders’ Agreements”);

(ii)          all tax sharing, tax allocation and other similar agreements entered into (including on the Effective Date) by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and

(iii)        all agreements evidencing Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding after giving effect to the Effective Date (collectively, the “Existing Indebtedness Agreements”), provided that the Borrower shall not be required to deliver a copy of any Existing Indebtedness Agreement to the extent that same relates to an item of Indebtedness (including unused commitments in respect thereof) of less than $5,000,000.

6.06        Adverse Change, Approvals.

(a)          Since September 29, 2013, nothing shall have occurred (and neither any Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known) which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(b)         On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with this Agreement, the other transactions contemplated hereby and the granting of Liens under each applicable Security Document shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated hereby or otherwise referred to herein or therein.  On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated hereby or otherwise referred to herein or therein.  On the Effective Date, the Collateral Agent shall have continuing, perfected Liens in the Collateral as and to the extent required under the terms hereof and of the Security Documents.

6.07       Litigation.  On the Effective Date, there shall be no actions, suits or proceedings pending or threatened with respect to this Agreement, any other Credit Document or otherwise which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

 6.08       Guarantee and Collateral Agreement; Intercompany Subordination Agreement.

(a)          On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the First Lien Guarantee and Collateral Agreement in form and substance reasonably satisfactory to the Agents and the Lenders (as further amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Guarantee and Collateral Agreement”), and the Guarantee and Collateral Agreement shall be in full force and effect.

(b)          On the Effective Date, each Credit Party and each other Subsidiary of the Borrower which is an obligee with respect to any Intercompany Debt shall have duly authorized, executed and delivered the Intercompany Subordination Agreement in the form of Exhibit H (the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.

(c)         On the Effective Date, each party thereto shall have duly authorized, executed and delivered each of the Pari Passu Intercreditor Agreement and the Junior Intercreditor Agreement, and each of the Pari Passu Intercreditor Agreement and the Junior Intercreditor Agreement shall be in full force and effect.

6.09        Pledged Collateral.

(a)          On the Effective Date, each Credit Party shall have delivered (or shall have previously delivered) to the Collateral Agent, as Pledgee under the Guarantee and

Collateral Agreement, all of the Pledged Collateral, if any, referred to therein and then owned by such Credit Party, together with executed and undated endorsements for transfer in the case of Capital Stock constituting certificated Pledged Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Guarantee and Collateral Agreement with respect to the Pledged Collateral have been taken.

(b)          On the Effective Date, each Credit Party shall have delivered:

(i)          proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Guarantee and Collateral Agreement;

(ii)          certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of the other Credit Parties as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any other Credit Party as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)        evidence of the completion of all other recordings and filings of, or with respect to, the Guarantee and Collateral Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Guarantee and Collateral Agreement;

(iv)        evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Guarantee and Collateral Agreement have been taken; and

(v)          from local counsel to each Credit Party, an opinion in form and substance reasonably satisfactory to the Administrative Agent (and its counsel), addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request including, but not limited to, the perfection of the security interests created thereunder.

6.10        Mortgage; Title Insurance; Survey; Landlord Waivers; etc.

Subject to Section 9.12(f), the Borrower shall deliver, or cause the applicable other Credit Party to deliver to the Collateral Agent:

(i)           fully executed counterparts of Mortgages and, if requested, corresponding

UCC Fixture Filings, in form and substance reason-ably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings, if any, shall cover each Real Property owned by the Borrower or any other Credit Party as set forth on Part A of Schedule VIII (it being understood that this excludes Real Property listed on Part B of Schedule VIII and Excluded Real Property), together with evidence that counterparts of such Mortgages and UCC Fixture Filings, if any, have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii)          a Mortgage Policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy to be in form and substance reasonably satisfactory to the Collateral Agent; it being understood that Chicago Title Insurance Company is an acceptable insurer and that no endorsements or affirmative coverage will be required or requested which would require a survey or which are otherwise not available or which, individually, would cost in excess of 10% of the policy premium;;

(iii)         to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by such title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv)         to the extent requested by the Collateral Agent and otherwise available without cost to the Borrower, a survey of each Mortgaged Property (and all improvements thereon) in form and substance reasonably satisfactory to the Collateral Agent or complete copies of all such surveys as most recently completed;

(v)         (A) A completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower), certified to the Collateral Agent (in its capacity as such) and setting forth whether or not each such Mortgaged Property is located in a special flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map; and (B) if at any time any Building (as defined in the Flood Insurance Laws (as defined below)) located on any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall (1) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Collateral Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.  As used herein, “Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto; and

(vi)        from each of local counsel in each state in which a Mortgaged Property is located and counsel in any other state in which the filing of a UCC financing statement or other security instrument must be filed to perfect the Lien (to the extent such Lien can be perfected by the filing of a UCC financing statement under the UCC) in any Credit Party’s Real Property granted (or purported to be granted) pursuant to a Mortgage, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent and each of the Lenders opining as to the effectiveness of such UCC financing statement, Mortgage or other security instrument to perfect such Lien and covering such other matters as are consistent with the opinions of counsel delivered to the administrative agent and the lenders under the Existing Credit Agreement in connection therewith.

6.11       Historical Financial Statements; Projections.  On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of the historical financial statements and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.12       Solvency Certificate; Insurance Certificates, etc.

On the Effective Date, the Administrative Agent shall have received:

(i)          a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit I; and

(ii)       certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reason-ably satisfactory to the Administrative Agent.

6.13        Fees, etc.

 On the Effective Date, the Borrower shall have paid to each Agent (and/or its relevant Affiliate) and each Lender all costs, fees and expenses and other compensation contemplated hereby or otherwise payable to each Agent (and/or its relevant Affiliate) or such Lender to the extent due on the Effective Date.

6.14        Consents.

On or before the Effective Date, the Borrower (or Pulitzer) shall have obtained all written consents and amendments required under the Pulitzer Debt Documents with respect to (and to permit) the Credit Documents and the transactions contemplated under this Agreement in form and substance reasonably satisfactory to the Administrative Agent.

6.15     Transaction Documents.  (a) On the Effective Date, the Second Lien Loan Agreement, the First Lien Notes Indenture, the Pari Passu Intercreditor Agreement and the other Second Lien Loan Documents and First Lien Notes Documents shall have become (or concurrently with the Effective Date shall become) effective in accordance with the terms hereof and thereof, and the Administrative Agent shall have received true, correct and complete (including all exhibits, schedules and annexes thereto), fully executed copies thereof, certified as such by an Authorized Officer of the Borrower as required by Section 6.05.

(a)          The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all principal, interest and fees owing under the Existing Credit Agreement and the Existing Second Lien Credit Agreement have been paid or repaid, or simultaneously with the Effective Date will be prepaid, and (ii) all Liens granted in favor of the lenders under the Existing Credit Agreement and the Existing Second Lien Credit Agreement shall have been released, or simultaneously with the Effective Date will be released or such other arrangements with the Administrative Agent shall have been reasonably agreed.

6.16       “Know-Your-Customer” Documentation.

Prior to the making of any Loan, the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, as required by the Administrative Agent.

SECTION 7.      Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans (including without limitation, the Loans contemplated to be made on the Effective Date) and the obligation of each Issuing Lender to issue Letters of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the Effective Date having occurred and to the satisfaction of the following conditions:

7.01      No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02       Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

(b)          Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

The occurrence of the Effective Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied as of that time.  All of the documents and papers referred to in this Section 7 shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

7.03       No Excess Cash.  The obligation of each Lender to make Revolving Loans shall be subject to the satisfaction of the condition that the Borrower shall have delivered to the Administrative Agent together with the relevant Notice of Borrowing, a certificate of an Authorized Officer of the Borrower certifying (x) in detail reasonably satisfactory to the Administrative Agent, as to the use of the proceeds of such Borrowing, and (y) that as of the date of such requested Borrowing, the aggregate amount of Unrestricted cash and Cash Equivalents owned or held by the Borrower and its Subsidiaries (other than Excluded Domestic Subsidiaries), determined after giving pro forma effect to such Borrowing and the application of proceeds therefrom, including without limitation, any such application to outstanding interest and amortization payments on the Loans (which application shall be made within two Business Days of the date of such Borrowing and the proceeds thereof applied in a manner consistent with the foregoing certifications) and from any other Unrestricted cash and Cash Equivalents then held or owned by the Borrower and its Subsidiaries (other than Excluded Domestic Subsidiaries) (to the extent such proceeds and/or other Unrestricted cash and Cash Equivalents are to be utilized by the Borrower and its Subsidiaries (other than Excluded Domestic Subsidiaries) within two Business Days of such date for a permitted purpose under this Agreement other than an Investment in Unrestricted cash and Cash Equivalents or in a Subsidiary of the Borrower), shall not exceed $20,000,000.

7.04       No Pulitzer Financial Covenant Default.  The obligation of each Lender to make Revolving Loans shall be subject to the satisfaction of the condition that there shall exist no Pulitzer Financial Covenant Default.

SECTION 8.      Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Effective Date and the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01      Company Status.  Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently pro-poses to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the con-duct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02       Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforce-ability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03       No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents, the Tax Sharing Agreements to which it is a party, nor compliance by it with the terms and provisions thereof, (i) contravenes any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflicts with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien (except (x) pursuant to the Security Documents and (y) the Liens permitted under this Agreement and described in clauses (1), (35) and (36) of the definition of Permitted Liens)) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) violates any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04       Approvals.  All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with this Agreement and the other transactions contemplated hereby and by the other Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated hereby and by the other Credit Documents or otherwise referred to herein or therein.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and for the filings for perfection or recordation of the Liens under the Credit Documents set forth in Section 8.11), or exemption by, any governmental or public body or authority, or any sub-division thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

8.05      Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.  (a)  The consolidated balance sheets of the Borrower and its Subsidiaries at September 29, 2013 and September 30, 2012, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the Borrower’s respective fiscal year ended on each such date, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of said financial statements and the consolidated results of their operations for the periods covered thereby.  The consolidated balance sheets of Pulitzer and its Subsidiaries at September 29, 2013 and September 30, 2012 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Pulitzer and its Subsidiaries for Pulitzer’s fiscal year ended on each such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of Pulitzer and its Subsidiaries at the date of said financial statements and the consolidated results of their operations for the periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited interim consolidated financial statements of the Borrower and Pulitzer, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b)         On and as of the Effective Date, and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of the Borrower and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses.  For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judg-

ment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)         Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a) and for the Indebtedness incurred under this Agreement, the Pulitzer Debt Documents, the First Lien Notes Documents and the Second Lien Loan Documents, there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole.  As of the Effective Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)        The Projections delivered to the Administrative Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein.  On the Effective Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, how-ever, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(e)         Since September 29, 2013, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.06     Litigation.  Except as set forth in Schedule IX (it being understood that disclosure on Schedule IX is not a representation that a matter to which the disclosure relates is expected to have a Material Adverse Effect), there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened with respect to any Credit Document or otherwise that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07       True and Complete Disclosure.  All factual information (taken as a whole) theretofore furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any pro forma financial information.

8.08      Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Revolving Loans shall be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries. All proceeds of the Term Loans shall be used by the Borrower (i) to repay Indebtedness outstanding under the Existing Credit Agreement and the Existing Second Lien Credit Agreement and (ii) pay fees and expenses in connection therewith.

(b)        No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with (x) the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System or (y) Section ~~8.23~~8.24.

(c)        The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any manner that would result in violation of any Sanctions applicable to any party hereto.

8.09      Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed (in each case giving effect to all applicable and permitted extensions) with the appropriate taxing authority all ~~Federal and other material returns, statements, forms and reports for taxes (the “~~Returns~~”)~~ required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are immaterial and those that are being con-tested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP.  There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any material taxes relating to the Borrower or any of its Subsidiaries.  Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with transactions contemplated in this Agreement, the Second Lien Credit Agreement, the First Lien Notes Indenture or the Pulitzer Debt Agreement (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

8.10       Compliance with ERISA.  (a)  Schedule IV sets forth each Plan as of the Effective Date. Except as disclosed on Schedule IV or otherwise as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that disclosure on Schedule IV is not a representation that such item is expected to have a Material Adverse Effect): each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust~~, if any~~) ~~which~~that is intended to be qualified under Section 401(a) of the Code has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan, to the effect that ~~it meets the requirements of~~the Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code~~, has applied for such a determination letter within the time period permitted by the Internal Revenue Service, or has time remaining within the time period permitted by the Internal Revenue Service in which to apply for such a determination letter~~; no Reportable Event has occurred; receipt by the Borrower ~~has not been notified by any Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) that it is insolvent or in reorganization~~, Subsidiary of the Borrower or any of their ERISA Affiliates of any notice or a determination that a Multiemployer Plan is or is expected to be, insolvent, in "endangered" or "critical" status (within the meaning of Section 423 of the Code or Section 305 of ERISA); no Plan has an Unfunded Current Liability; no Plan ~~which is subject to~~has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA ~~has an accumulated funding deficiency or failure to meet~~) applicable ~~minimum funding standards, within the meaning of such~~to such Plan, whether or not waived in accordance with ~~s~~Section~~s~~ 412(c) of the Code or Section 302(c) of ERISA, or has applied for or received either a waiver of such standards or an extension of any amortization period (to the extent applicable), within the meaning of Section 412 of the Code or Section 302 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower, Subsidiary of the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability to or on account of a Plan) pursuant to Sections 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of the Code or expects to incur any liability under any of the foregoing sections with respect to any Plan; no condition exists ~~which~~that presents a risk to the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan ~~which~~that is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine audits and claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower ~~and~~, its Subsidiaries and their ERISA Affiliates to all ~~Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA)~~Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event, would not exceed $10,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) ~~which~~that covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) ~~which~~that covers or has covered employees or former employees of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower, the Subsidiaries of the Borrower and ~~its~~their ERISA Affiliates may cease contributions to or terminate any ~~employee~~Plan maintained by any of them without incurring any liability (other than any termination of employees ~~which~~that, individually or in the aggregate, may trigger a complete or partial withdrawal from a ~~m~~Multiemployer ~~pension fund~~Plan).

~~(b)          Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.~~

8.11       Security Documents.  (a)  The provisions of the Guarantee and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Guarantee and Collateral Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Guarantee and Collateral Agreement Collateral described therein, subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Guarantee and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement, creates, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Guarantee and Collateral Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Guarantee and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement, creates, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Guarantee and Collateral Agreement.

(b)         Upon the filing thereof, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mort-gage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

8.12       Properties.  Each of the Borrower and each of its Subsidiaries has good and marketable title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.  Each of the Borrower and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

8.13      Capitalization.  (a) On and after giving effect to the Effective Date, the authorized capital stock of the Borrower consists of (a) 120,000,000 shares of Common Stock, $0.01 par value per share, (b) 30,000,000 shares of Class B Common Stock, $2.00 par value per share and (c) 500,000 shares of serial convertible preferred stock.  All outstanding shares of the capital stock of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except for (x) options, warrants and rights to purchase shares of the Borrower’s Common Stock which may be issued from time to time and (y) shares of Qualified Preferred Stock of the Borrower which may be convertible into shares of the Borrower’s Common Stock.

8.14       Subsidiaries.  On and as of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule V.  Schedule V sets forth, as of the Effective Date, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary.  All outstanding shares of Capital Stock of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

8.15     Compliance with Statutes, etc~~.~~.  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16     Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17      Solvency.   On and as of the Effective Date, and after giving effect to all Indebtedness being Incurred and Liens granted by the Credit Parties on the Effective Date, (i) the sum of the assets, at a fair valuation, of the Borrower and its consolidated Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (ii) each of the Borrower and its consolidated Subsidiaries has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower and its consolidated Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses (taken as a whole).  For purposes of this Section ~~8.17~~8.18, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

8.18       Environmental Matters.  (a)  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws.  There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries).  There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property, that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the

Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)        Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c)        Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19      Employment and Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) through (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.20      Intellectual Property, etc.  Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.21     Indebtedness.  Schedule VI sets forth a list of all Indebtedness (including Contingent Obligations to the extent constituting Indebtedness) of the Borrower and its Subsidiaries as of the Effective Date (excluding the Obligations, the Second Lien Term Loans, the Obligations (as defined under the First Lien Notes Indenture), the Pulitzer Debt and the Pulitzer Subsidiary Guaranty) (collectively, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly Guarantees any such Indebtedness.

8.22       Insurance.  Schedule VII sets forth a listing of all insurance maintained by the Borrower and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

8.23       Anti-Corruption Laws and Sanctions, ~~E~~etc.

(a)          To the Borrower’s actual knowledge after making due inquiry, neither the Borrower nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(b)         The Borrower has taken reasonable measures appropriate to the circumstances (in any event required by applicable law) to ensure compliance by the Borrower, its Controlled Entities and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Controlled Entities and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Controlled Entity or to the knowledge of the Borrower or such Controlled Entity any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Controlled Entity that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions as result of any action or inaction by the Borrower or any of its Controlled Entities.

8.24       Representations and Warranties in Other Documents. All representations and warranties set forth in the other Credit Documents, the First Lien Notes Documents, the Second Lien Loan Documents and the Pulitzer Debt Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Effective Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

SECTION 9.      Affirmative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Term Loans and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations with respect to the Facilities (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01      Information Covenants.  The Borrower will furnish to the Administrative Agent (which shall promptly furnish to each Lender in accordance with Section 9.01(q) (subject to the Borrower’s compliance with the second sentence thereof)):

(a)          Financial Statements.

(i)         Notwithstanding that the Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, within 15 days of the applicable time periods (plus any applicable extensions of such time periods) specified in the relevant forms or in the rules and regulations of the SEC: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the Borrower and its consolidated subsidiaries and, with respect to the annual information only, a report on the annual financial statements by the Borrower’s independent registered public accounting firm (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit; provided, however, that (1) the audit opinions in respect of the Borrower’s fiscal year ended on or ending closest to September 30, 2016 may contain a “going concern” qualification solely as a result of the existing Pulitzer Debt being treated as current obligations on the Borrower’s consolidated balance sheet and  the audit opinions in respect of the Borrower’s fiscal year ended on or ending closest to September 30, 2018 may contain a “going concern” qualification solely as a result of Indebtedness outstanding under the Revolving Facility and the Term Loan Facility being treated as current obligations on the Borrower’s consolidated balance sheet, and (2) such a qualification or exception shall not be deemed to exist as a result of any qualification or exception solely arising from Madison Newspapers, Inc. being separately audited by a different accounting firm); and (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports; provided that such annual financial information need not include any financial or other information required by Items 11 and 14 of Part III of Form 10-K and, without limitation to the foregoing, any information required to be included in Part III of Form 10-K may be incorporated by reference from a proxy or information statement; provided, further that current reports will only be required with respect to the following Form 8-K Items (or the applicable successor item):  Item 1.01 (Entry into a Material Definitive Agreement), Item 1.02 (Termination of a Material Definitive Agreement), Item 1.03 (Bankruptcy or

Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), Item 2.05 (Costs Associated with Exit or Disposal Activities), Item 2.06 (Material Impairments), Item 3.03 (Material Modification of Rights of Security Holders), Item 4.01 (Changes in Registrant’s Certifying Accountant), Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), Item 5.01 (Changes in Control of Registrant), Items 5.02 (a), (b) and (c) (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers) and Item 9.01 (Financial Statements and Exhibits, but only with respect to financial statements and pro forma financial information relating to transactions required to be reported pursuant to Item 2.01; provided, however, that that any financial statements required by Item 9.01 of Form 8-K for acquired businesses or companies will be limited to the financial statements (in whatever form and whether or not audited) that the Borrower receives in connection with the acquisition of such business or company).

(ii) In addition, the Borrower shall to provide the Administrative Agent (but, for annual or quarterly periods ending subsequent to the Pulitzer Debt Satisfaction Date, only if the Pulitzer Entities, taken together (as of the date of the annual or quarterly financial statements of the Borrower and its Restricted Subsidiaries for such periods that the Borrower is required to provide pursuant to Section 9.01(a)(i)), would not constitute a Significant Subsidiary): (A) consolidated financial information relating to the Borrower and its Restricted Subsidiaries (other than the Pulitzer Entities) and covering the most recent fiscal year for which audited financial statements of the Borrower and, if applicable, the most recently ended subsequent year-to-date period for which unaudited quarterly financial statements of the Borrower have been provided pursuant to Section 9.01(a)(i) (together with comparative financial information for the prior fiscal year and, if applicable, the corresponding year-to-date period of the prior fiscal year) and (ii) consolidated or combined financial information relating to the Pulitzer Entities and covering the most recent fiscal year for which audited financial statements of the Borrower and, if applicable, the most recently ended subsequent year-to-date period for which unaudited quarterly financial statements of the Borrower have been provided pursuant to Section 9.01(a)(i) (together with comparative financial information for the prior fiscal year and, if applicable, the corresponding year-to-date period of the prior fiscal year).

(iii)        Additionally, the Borrower will cause such documents to be filed with the SEC unless the SEC will not accept such documents. The requirement for the Borrower to provide information may be satisfied by posting such reports, documents and information on its website within the time periods specified by this Section 9.01; provided, however, that the Borrower will (upon request) provide one copy of the exhibits of the foregoing to the Administrative Agent; provided, further, that the Borrower may provide the Administrative Agent a redacted copy of any such exhibit (i) if such exhibit has been redacted pursuant to a request for confidential treatment that is pending or has been granted or (ii) with respect to any such exhibit that has not been filed with the SEC, if it shall be determined in Good Faith by the Borrower that any portion of any such exhibit constitutes sensitive, confidential or privileged information or that the disclosure of any such information would be disadvantageous to the Borrower or any of its Restricted Subsidiaries.

(iv)      If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary (determined as of the end of the last fiscal quarter for which quarterly or annual consolidated financial statements are required by this Section 9.01), then the quarterly and annual financial information required by this Section 9.01 shall include a summary presentation, in the footnotes to the financial statements, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries.

(b)       [Reserved]

(c)        Management Letters.  Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d)       Budgets.  No later than 60 days following the first day of each fiscal year of the Borrower (commencing with the Borrower’s fiscal year ending on or ending closest to September 30, 2014), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash for the Borrower and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail and setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e)      Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit J certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Section 10.09, at the end of such quarterly accounting period or fiscal year, as the case may be, and (ii) certify that there have been no changes to the Annexes of the Guarantee and Collateral Agreement since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the Security Documents in connection with any such changes.

(f)        Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within ten Business Days (or five Business Days in the case of succeeding sub-clause (i)) after any of Senior Management of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes (A) a Default or an Event of Default or (B) a default or an event of default under any of the Second Lien Loan Documents (or any Permitted Second Lien Refinancing Indebtedness (or any document governing the same)), the First Lien Notes Documents, the Pulitzer Debt Documents or any Permitted Pulitzer Debt Refinancing Indebtedness (or any document governing the same), (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circum-stance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)        Other Reports and Filings.

(i) Promptly after the filing or delivery thereof, copies of all financial information, proxy materials, compliance certificates and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness (including, without limitation, the Second Lien Loan Documents (or any Permitted Second Lien Refinancing Indebtedness (or any document governing the same)), the First Lien Notes Documents, the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness) pursuant to the terms of the documentation governing such Indebtedness~~.~~;

(ii)  The Borrower hereby (x) authorizes the Administrative Agent to make the financial statements to be provided under Section 9.01(a) above, along with the Loan Documents, available to Public-Siders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that (A) such materials do not constitute material non-public information within the meaning of the federal securities laws (“MNPI”) or (B) (i) the Borrower and its respective Subsidiaries has no outstanding publicly traded securities, including 144A securities, and (ii) if at any time the Borrower or any of its Subsidiaries issues publicly traded securities, including 144A securities, then prior to the issuance of such securities, the Borrower will make such materials that do constitute MNPI publicly available by press release or public filing with the SEC, (ii) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(h)     Environmental Matters.  Promptly after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environ-mental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)        any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii)       any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii)     any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv)      the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or similar Environmental Law which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA or similar Environmental Law.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i)       Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as any Agent or any Lender (through the Administrative Agent) may reasonably request.

(j)         Monthly Reports.  Within 60 days after the end of each fiscal year (September), 45 days after the end of the fiscal quarters ending in December, March and June, or 30 days after the end of each other fiscal month of the Borrower, as applicable, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and, to the extent prepared, statements of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year.

(k)       Projected Cash Flows.  No later than the first Business Day of every other week (from and after the Effective Date), a forecast for the succeeding 13-week period of the projected consolidated cash flows of (x) the Borrower and its Subsidiaries, and (y) the Pulitzer Entities, each taken as a whole (such forecast with respect to the Pulitzer Entities to contain the same level of detail used in such forecasts delivered to the holders ~~f~~of the December 2015 Notes (as defined in the Pulitzer Debt Agreement), together with a variance report of actual cash flow for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period.

(l)       Officer’s Report.  Prior to the Pulitzer Debt Satisfaction Date, promptly, and in any event within 45 days following the end of each fiscal quarter in each fiscal year of the Borrower, a written report of an Authorized Officer, in form and scope reasonably satisfactory to the Administrative Agent, setting forth a summary in reasonable detail of all Restricted Intercompany Charges (as defined in the Pulitzer Debt Agreement), including cash and non-cash activities, organized by category of intercompany activity, by and among (x) the Borrower and its Subsidiaries (other than the Pulitzer Entities), on one hand, and the Pulitzer Entities, on the other hand, and (y) the Pulitzer Entities and Star Publishing, and a reconciliation of intercompany balances with respect to each of (x) and (y).

(m)     Financial Model.  Promptly, and in any event within 90 days following the end of each fiscal year of the Borrower (or following such shorter intervals as the same may be prepared), an update, in a directly comparable format, of the financial model delivered to the purchasers of the Pulitzer Debt on the effective date of the Pulitzer Debt, setting forth the projected financial performance of the Pulitzer Entities for the current fiscal year of the Borrower (prepared on a month-by-month basis) and for each of the next four fiscal years (prepared on an annual basis).

(n)  Management Reports.  Promptly, and in any event within 30 days following the end of each fiscal month of the Borrower, a management report describing the financial performance and operations of the Borrower and its subsidiaries in a form consistent with, and containing the same level of detail as, reports made available to the holders of the December 2015 Notes (as defined in the Pulitzer Debt Agreement).

(o)      Pension Valuation/Status Reports.  Promptly, and in any event within 45 days following the end of each fiscal year of the Borrower (or following such shorter intervals as the same may be prepared), a pension valuation/status report, in form and scope reasonably satisfactory to the Administrative Agent (such satisfaction to be presumed in the absence of an objection delivered to the Borrower within 30 days after the receipt of such update), setting forth in reasonable detail the extent to which the pension obligations of the Pulitzer Entities are funded, together with revised projections of future cash payments in respect of such pension obligations.

(p)     Second Lien and Pulitzer Debt Information.  Concurrently with, or promptly after, delivery of any information, documents or certificates to any lender or agent under Section 9.01 (or any corresponding or similar reporting provisions) of the Second Lien Loan Agreement (or of any documentation governing any Permitted Second Lien Refinancing Indebtedness) or Section 6A (or any corresponding or similar reporting provisions) of the Pulitzer Debt Agreement (or of any documentation governing any Permitted Pulitzer Debt Refinancing Indebtedness), complete copies of all such information, documents and certificates, in each case other than such information, documents and certificates delivered pursuant to Section 9.01(i) of the Second Lien Loan Agreement or any analogous reporting provision of the Pulitzer Debt Agreement or the documentation governing any Permitted Pulitzer Debt Refinancing Indebtedness except to the extent any such information, document or certificate delivered pursuant to such Section 9.01(i) or analogous provision is provided to the Lenders (as defined in the Second Lien Loan Agreement) or the Holders (as defined in the Pulitzer Debt Agreement), as the case may be, and relates to the financial (including, without limitation, accounting) or economic condition, results, developments or prospects of any Credit Party.

(q)       Certification of Public Information.  The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 9.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower agrees to clearly designate all information provided to the Administrative Agent or the Lenders by or on behalf of the Borrower which is suitable to make available to Public Lenders (provided that neither Borrower nor any other Credit Party shall have any obligation to ensure that Non-Public Information is not so posted on the portion of the Platform designated for Public Lenders).

9.02     Books, Records and Inspections; Quarterly Meetings.  (a)     The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect during normal business hours of the Borrower, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided, however, that so long as no Default or Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender may exercise its rights under this Section 9.02(a) more than once per calendar year.

(b)         At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 60th day after the close of each quarterly accounting period of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting (which may be done via a conference call or video conference) with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous quarterly accounting period (and, in the case of the last quarterly accounting period of each fiscal year, for the previous fiscal year) and the budgets presented for the current fiscal year of the Borrower.

9.03       Maintenance of Property; Insurance.  (a)  The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies, insurance (including self-insurance retentions on a basis consistent with past practice) on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.

(b)         If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

(c)        The Borrower will, and will cause each other Credit Party to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Secured Parties (including, without limitation, by naming the Collateral Agent as loss payee (in respect of property insurance) and/or additional insured (in respect of all insurance)), (ii) shall state that the respective insurer shall endeavor to provide at least 30 days’ prior written notice to the Collateral Agent prior to the cancellation of any such insurance policy, and (iii) shall be provided to the Collateral Agent.

9.04      Existence; Franchises.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve, renew and keep in full force and effect (x) its existence and (y) all rights, franchises, licenses, permits, copyrights, trademarks and patents as are in the aggregate necessary for the conduct of its business in the manner in which such business is being conducted as of the Effective Date; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other trans-actions by the Borrower or any of its Subsidiaries in accordance with Section 10.05 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05       Compliance with Statutes, etc.  (a)  The Borrower will, and will cause each of its Subsidiaries to, (x) comply with all applicable statutes, ordinances or governmental rules, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the owner-ship of its property (including applicable statutes, regulations, orders and restrictions relating to (i) environmental standards and controls and (ii) ERISA), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) maintain in effect and enforce reasonable practices designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)       Within five Business Days after the date on which the Borrower is required by applicable law, statute, rule or regulation (including any applicable extension of such date), the Borrower will file (or cause to be filed) with the SEC all reports, financial information and certifications required to be filed by the Borrower pursuant to any such applicable law, statute, rule or regulation.

9.06      Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.  Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all, and in a manner that does not result in any material liability under any,  applicable Environmental Laws.

(b)        (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent or any Lender, an environ-mental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent or the Required Lenders may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07       ERISA.  As soon as possible and, in any event, within fifteen (15) Business Days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the details as to such occurrence and the action, if any, that such Borrower, Subsidiary of the Borrower or ~~such~~ ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, ~~the Plan administrator or such~~Subsidiary of the Borrower, ERISA Affiliate or plan administrator of the applicable Plan to or with the PBGC or any other government agency, or a Plan participant and any notices received by the Borrower, Subsidiary of the Borrower or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a ~~contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of~~ Reportable Event is reasonably expected to occur with respect to a Plan subject to Title IV of ERISA ~~is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan~~ within the following 30 days; that ~~an accumulated funding deficiency or~~a Plan has fail~~ur~~ed to ~~meet~~satisfy the minimum funding standards~~, each~~ (within the meaning of Section 412 of the Code or Section 302 of ERISA~~, has been incurred or an application has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or~~) applicable to such Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA, or has applied for or received either a waiver of such standards or an extension of any amortization period ~~under~~(to the extent applicable), within the meaning of Section 412 of the Code or Section 302 of ERISA ~~with respect to a Plan~~; that any material contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or ~~may~~is reasonably expected to be terminated~~, reorganized, partitioned or declared insolvent~~ under Title IV of ERISA or that a Multiemployer Plan is or is expected to be, insolvent, or in "endangered" or "critical" status (within the meaning of Section 423 of the Code or Section 305 of ERISA); that a Plan has an Unfunded Current Liability ~~which~~that, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Effective Date by $10,000,000; that an action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine audits and claims for benefits) has commenced or is expected or threatened; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan (other than a member of the board of trustees of a ~~Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA)) which~~Multiemployer Plan) that is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA ~~or~~, with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA, or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; that a non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Plan; or that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate ~~of the Borrower~~ has incurred (or is alleged in any proceeding to have incurred) any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will also deliver to each Lender, to the extent requested by such Lender, a complete copy of the annual report (on Form 5500 series) of each Plan (including, to the extent required, any related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the ~~Internal Revenue Service~~Department of Labor. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to each Lender, to the extent requested by such Lender, no later than fifteen (15) days after the date such annual report or such records, documents and/or information has been filed or furnished, as appropriate, to any appropriate and applicable government agency or such notice has been received by the Borrower, the Subsidiary of the Borrower or the ERISA Affiliate, as applicable. The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.08       End of Fiscal Years.  The Borrower will, for financial reporting purposes, cause its fiscal years to end on the last Sunday of September of each calendar year.

9.09       Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that, so long as no Default or Event of Default has occurred and is continuing, neither the failure of the Borrower, Lee Publications, Inc. or Sioux City Newspapers, Inc. to pay, prior to the final maturity thereof, the principal amount of the Intercompany Debt under the Deferred Intercompany Notes (notwithstanding that the failure to do so constitutes a default or event of default thereunder), nor the failure of a holder of a Deferred Intercompany Note to take any action to enforce its rights under any Deferred Intercompany Note, shall constitute a Default or Event of Default, and such failure shall be deemed to not, in and of itself, have a Material Adverse Effect.

9.10       Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.03 and described in clause (4) of the definition of Permitted Lien; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11       Use of Proceeds.  The Borrower (a) will use the proceeds of the Loans and the Letters of Credit only as provided in Section 8.08 and will not use, and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C)  in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

9.12      Excluded Domestic Subsidiaries; Further Assurances; etc.  (a) The Borrower will cause (i) each of its Restricted Subsidiaries (other than any (i) Excluded Domestic Subsidiary so long as it remains an Excluded Domestic Subsidiary, (ii) Foreign Subsidiary and (iii) Immaterial Subsidiary so long as it remains an Immaterial Subsidiary) created or acquired after the Effective Date to become party to (A) the Guarantee and Collateral Agreement in accordance with the terms of the Guarantee and Collateral Agreement, (B) each applicable Intercreditor Agreement and (C) the Intercompany Subordination Agreement and (ii) each Excluded Domestic Subsidiary that has not yet entered into the Guarantee and Collateral Agreement, after the occurrence of the Pulitzer Debt Satisfaction Date, to take all actions required for such Subsidiary to become a party to (x) the Guarantee and Collateral Agreement in accordance with the terms of the Guarantee and Collateral Agreement upon the date upon which the Pulitzer Debt Satisfaction Date shall have occurred (provided that any Lien granted or created or required to be granted or created on any asset or property of Pulitzer or any of its Subsidiaries pursuant to this Section 9.12(a)(ii) shall be at all times junior and subordinated to the Liens granted on such assets or property under the Second Lien Loan Documents (or the documentation governing any Permitted Second Lien Refinancing Indebtedness) in accordance with the Pulitzer Junior Intercreditor Agreement) and (y) each applicable Intercreditor Agreement (which for the avoidance of doubt, after the occurrence of the Pulitzer Debt Satisfaction Date, will include the Pulitzer Junior Intercreditor Agreement and the Pulitzer Pari Passu Intercreditor Agreement with respect to the Pulitzer Entities).  On the date after, or concurrent with the occurrence of, the Pulitzer Debt Satisfaction Date on which any Excluded Domestic Subsidiary becomes a party to the Guarantee and Collateral Agreement pursuant to this Section 9.12(a), such Excluded Domestic Subsidiary shall no longer be an “Excluded Domestic Subsidiary” but instead shall be a “Subsidiary Guarantor” for all purposes of this Agreement and each other Credit Document.  Promptly, and in any event within five Business Days of the Pulitzer Debt Satisfaction Date, the Collateral Agent shall, and the Borrower shall cause each of the Pulitzer Entities, the trustee under the First Lien Notes Indenture and the collateral agent under the Second Lien Loan Documents to, execute and deliver the Pulitzer Pari Passu Intercreditor Agreement and the Pulitzer Junior Intercreditor Agreement, as applicable; and promptly, and in any event within 30 days of the Pulitzer Debt Satisfaction Date, the Borrower shall provide Mortgages on such real properties that, immediately prior to the Pulitzer Debt Satisfaction Date, were mortgaged to secure the Pulitzer Debt (which Mortgages shall be subject to the Pulitzer Junior Intercreditor Agreement).

(b)         The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the Security Documents as in effect on the Effective Date (other than Real Property listed on Part B of Schedule VIII, Excluded TNI Assets and Excluded Real Property) and  as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to the documentation and other deliverables required pursuant to Section 9.16 reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto.  The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  Notwithstanding the foregoing, this Section 9.12(b) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) any Real Property owned by a Credit Party on the Effective Date that as of the Effective Date is not subject to a Mortgage under a Debt Facility in existence immediately prior to the Effective Date, property currently held for sale shown on Part B of Schedule VIII, and Real Property acquired after the Effective Date the Fair Market Value (as determined in Good Faith by the Borrower) of which individually is less than $3,000,000 (any such Real Property, “Excluded Real Property”).

(c)          The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, copies of its most recent real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents (other than with respect to Excluded Real Property and Excluded TNI Assets) as the Collateral Agent may reasonably require; provided, that the Collateral Agent shall not require new surveys of the Borrower or any Credit Party’s real properties.  In addition, at the time that the actions required or requested to be taken pursuant to clause (a) above are taken, the Borrower will cause the respective Domestic Subsidiaries to execute and deliver, or cause to be executed and delivered, all relevant documentation (including, but not limited to, (i) opinions of counsel in respect of the effectiveness of UCC financing statements and/or Mortgages to perfect a Lien on the applicable Credit Party’s property and (ii) officers’ certificates) of the type described in Section 6 as each such Domestic Subsidiary would have had to deliver if it were a Credit Party on the Effective Date.  Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, officers’ certificates, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(d)         If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(a)         The Borrower agrees that, subject to Section 9.12(f) (which Section 9.12(f), in the case of an inconsistency with this Section 9.12(e), will control) each action required by Section 9.12(a), (b) and (c) shall be completed as soon as possible, but in no event later than 30 days (or, in the case of Mortgages, 90 days) (or, in either case, such later date as may be agreed by the Administrative Agent in its sole discretion) after such action is required to be taken or requested to be taken by the Administrative Agent; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

(b)         The Borrower agrees that, to the extent that it is unable to deliver to the Collateral Agent on or prior to the Effective Date any of the documents described in Section 6.10, the Borrower shall and shall cause each of its Subsidiaries to deliver to the Collateral Agent such documents as soon as commercially reasonable and in any event no later than 90 calendar days after the Effective Date or such other later date as the Collateral Agent may reasonably agree.

9.13       Ownership of Subsidiaries; etc.  Except as otherwise permitted by Section 10.05, the Borrower will, and will cause each of its Subsidiaries to, own, directly or indirectly, 100% of the Capital Stock of each of their Subsidiaries (other than, in the case of a Foreign

Subsidiary, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals in each case to the extent required by applicable law).

9.14       Foreign Subsidiaries .  Neither the Borrower nor any other Credit Party shall have any Foreign Subsidiaries other than Subsidiaries that, if such Subsidiaries were Domestic Subsidiaries, would be Immaterial Subsidiaries.

9.15      Sanctioned Persons.    The Borrower will not and will not permit any Controlled Entity to (a) become a Sanctioned  Person or (b) have any investments in or engage in any dealings or transactions with any Sanctioned Person if such investments, dealings or transactions would cause any Lender to be in violation of any laws or regulations that are applicable to such Lender.

SECTION 10.   Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Term Loans and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations with respect to the Facilities (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01     Limitation on Indebtedness.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Borrower and the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof, after giving effect thereto and the application of the proceeds thereof on a pro forma basis, the Consolidated Leverage Ratio for the Borrower would be no greater than 5.00 to 1.00.

(b)          The provisions of Section 10.01(a) will not prohibit the Incurrence of the following Indebtedness:

(i)          Indebtedness Incurred pursuant to the First Lien Notes Indenture and Indebtedness of Subsidiary Guarantors evidenced by the Subsidiary Guarantees relating to the First Lien Notes Indenture, in each case in the aggregate amount outstanding on the Effective Date;

(ii)         (a) Priority Payment Lien Obligations, Pulitzer Priority Payment Lien Obligations, Pari Passu Lien Indebtedness and Pulitzer Junior Lien Indebtedness Incurred pursuant to Debt Facilities (including the issuance and creation of letters of credit and similar instruments thereunder) in an aggregate principal amount not to exceed $290.0 million at any time outstanding less the aggregate principal amount of all mandatory principal repayments made with respect to any such Pari Passu Lien Indebtedness or Pulitzer Junior Lien Indebtedness and (b) Junior Lien Indebtedness Incurred pursuant to Debt Facilities and other Indebtedness Incurred pursuant to Debt Facilities that (solely in the case of such other Indebtedness) is secured by Liens on any properties or assets of the Borrower or any Restricted Subsidiary that are expressly junior in priority to the Liens on such property or assets securing the Obligations pursuant to the Junior Intercreditor Agreement, the Pulitzer Junior Intercreditor

Agreement or any other intercreditor agreement, as applicable (including, in each case, any issuance and creation of letters of credit and similar instruments thereunder), in an aggregate principal amount not to exceed $150.0 million at any time outstanding;

(iii)        Guarantees by: (x) the Borrower or a Subsidiary Guarantor (including any Restricted Subsidiary the Borrower elects to cause to become a Subsidiary Guarantor in connection therewith) of Indebtedness permitted to be Incurred by the Borrower or a Subsidiary Guarantor in accordance with the provisions of this Agreement; and (y) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Agreement;

(iv)         Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any other Restricted Subsidiary; provided, however,

A.        if the Borrower is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is subordinated in right of payment to the Obligations pursuant to an Intercompany Subordination Agreement (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with cash management operations of the Borrower and its Restricted Subsidiaries);

B.        if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor pursuant to an Intercompany Subordination Agreement (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with cash management operations of the Borrower and its Restricted Subsidiaries);

C.        if a Lee Entity is the obligor on such Indebtedness and a Pulitzer Entity is the obligee, such Lee Entity is a Subsidiary Guarantor and such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor pursuant to an Intercompany Subordination Agreement (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with cash management operations of the Borrower and its Restricted Subsidiaries);

D.        if a Pulitzer Entity is the obligor on such Indebtedness and a Lee Entity is the obligee, such Indebtedness shall constitute Lee Collateral (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with cash management operations of the Borrower and its Restricted Subsidiaries); and

E.        (i) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a

Person other than the Borrower or a Restricted Subsidiary of the Borrower and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Restricted Subsidiary of the Borrower (other than in connection with any pledge of such Indebtedness which constitutes a Permitted Lien) shall be deemed, in each case under this clause (iv)(C), to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be;

(v)          any Indebtedness (other than the Indebtedness described in clauses (i), (ii) and (xviii)) outstanding on the Effective Date, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in or Incurred pursuant to clause (i), this clause (v), clause (vi) or clause (xviii) or Incurred pursuant to Section 10.01(a);

(vi)         Indebtedness of Persons (a) Incurred and outstanding on the date of any acquisition of assets from such Person, including through the acquisition of a Person that becomes a Restricted Subsidiary or is acquired by, or merged or consolidated with or into, the Borrower or any Restricted Subsidiary, on or prior to the acquisition thereof (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation) or (b) Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions in connection with, or in contemplation of, any acquisition of any assets, including through the acquisition of a Person that becomes a Restricted Subsidiary or is acquired by, or merged or consolidated with or into, the Borrower or any Restricted Subsidiary, prior to the acquisition thereof; provided, however, that after giving effect to the Incurrence of such Indebtedness pursuant to this clause (vi) and the application of the proceeds therefrom on a pro forma basis, (x) the Borrower would have been able to Incur at least $1.00 of additional Indebtedness pursuant to Section 10.01(a), (y) the Consolidated Leverage Ratio for the Borrower would be less than or equal to such Consolidated Leverage Ratio immediately prior to such acquisition or (z) the aggregate principal amount of such Indebtedness and all other Indebtedness Incurred pursuant to this clause (z) that is outstanding at the time of such acquisition, merger or consolidation (together with the aggregate principal amount of all Refinancing Indebtedness in respect of Indebtedness previously Incurred pursuant to this clause (z) that is outstanding at such time) shall not exceed the greater of $25.0 million and 3.0% of Consolidated Total Assets at any time outstanding; provided, further, that if such acquired Person is a Pulitzer Entity or such acquired assets are not Lee Collateral, the Incurrence of any such Indebtedness by the Lee Entities shall not be permitted under this clause (vi);

(vii)       Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into to fix, manage or hedge interest rate, currency or commodity exposure of the Borrower or any Restricted Subsidiary and not for speculative purposes;

(viii)      Purchase Money Indebtedness in an aggregate principal amount not to exceed the greater of $30.0 million and 3.65% of Consolidated Total Assets at any time outstanding;

(ix)        Indebtedness Incurred by the Borrower or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits, unemployment or social security laws and regulations or property, casualty or liability insurance, self-insurance obligations, performance, customs, stay, appeal, tax, bid, surety, appeal and similar bonds and completion guarantees (not for borrowed money) or security deposits, letters of credit, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business or in connection with the enforcement of rights or claims or in connection with judgments;

(x)          Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with an Investment in or the acquisition or disposition of any business or assets of the Borrower or any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;

(xi)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence;

(xii)       Indebtedness Incurred by the Borrower or any Restricted Subsidiary in connection with (i) insurance premium financing arrangements, (ii) take-or-pay obligations in supply or similar agreements Incurred in the ordinary course of business, (iii) customer deposit and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business, (iv) repurchase agreements constituting Cash Equivalents, (v) deferred compensation payable to directors, officers, members of management, employees or consultants of the Borrower or any Restricted Subsidiary, (vi) guarantees to suppliers, licensors or similar parties consistent with past practice and in the ordinary course of business, (vii) Contingent Obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to real property of the Borrower or any Restricted Subsidiary, (viii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (ix) obligations, contingent or otherwise, for the payment of money under any non-compete, consulting or similar arrangement entered into with the seller of a business or any other similar arrangements providing for the deferred payment of the purchase price for an Investment or other acquisition permitted under this Agreement;

(xiii)      Indebtedness owed to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with Cash Management

Obligations and other ordinary banking arrangements to provide treasury services or to manage cash balances of the Borrower and its Restricted Subsidiaries;

(xiv)      Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Subsidiaries or their respective assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners to finance the purchase, redemption or other acquisition, cancellation or retirement of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Borrower or any Restricted Subsidiary or any direct or indirect part of the Borrower permitted under Section 10.02;

(xv)       Indebtedness of the Borrower or any Restricted Subsidiary to the extent that the Net Cash Proceeds thereof are promptly deposited to effect legal defeasance of, discharge or prepay the Payment Obligations under any First Lien Documents in accordance with the terms of the applicable First Lien Documents;

(xvi)      Indebtedness of the Borrower or any Restricted Subsidiary consisting of Guarantees in respect of obligations of joint ventures and similar arrangements (whether structured as partnerships, limited liability companies, by agreement or otherwise), including the obligation to make an Investment in such joint venture or similar arrangement; provided that the aggregate principal amount of the Indebtedness Incurred pursuant to this clause (xvi) shall not exceed the greater of $50.0 million and 6.0% of Consolidated Total Assets at any time outstanding; provided further that in the case of any Guarantee by a Subsidiary Guarantor pursuant to this clause (xvi), such Guarantee constitutes Guarantor Subordinated Obligations;

(xvii)     Indebtedness of the Borrower or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction, in an aggregate principal amount not to exceed the greater of $15.0 million and 1.85% of Consolidated Total Assets at any time outstanding;

(xviii)    prior to the Pulitzer Debt Satisfaction Date, Indebtedness under the Pulitzer Debt Documents outstanding on the Effective Date and any Permitted Pulitzer Debt Refinancing Indebtedness and any Guarantees thereof by Pulitzer Entities; and

(xix)      in addition to the items referred to in clauses (i) through (xviii) above, Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount which, after giving pro forma effect to the application of the proceeds therefrom and when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xix) and then outstanding, will not exceed the greater of $50.0 million and 6.0% of Consolidated Total Assets at any time outstanding; provided that such Indebtedness constitutes Junior Lien Indebtedness, other Indebtedness that is secured by Liens on any assets or properties of the Borrower or any Restricted Subsidiary that are expressly junior in priority to the Liens on such property or assets securing the

Obligations pursuant to the Junior Intercreditor Agreement, the Pulitzer Junior Intercreditor Agreement or any other intercreditor agreement or unsecured Indebtedness.

(c)          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 10.01:

(i)          in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 10.01(b) or could be Incurred pursuant to Section 10.01(a), the Borrower, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 10.01 and will only be required to include the amount and type of such Indebtedness once; provided that all Indebtedness outstanding on the Effective Date under this Agreement, the Second Lien Loan Agreement and the First Lien Notes Indenture shall be deemed Incurred on the Effective Date under Section 10.01(b)(ii) and may not later be reclassified;

(ii)          if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to Section 10.01(b)(ii) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(iii)        except as provided in Section 10.01(c)(ii), Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv)        the principal amount of any Disqualified Stock or Preferred Equity will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v)          Indebtedness permitted by this Section 10.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 10.01 permitting such Indebtedness;

(vi)        the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

(vii)       for purposes of any Indebtedness Incurred under Section 10.01(b)(iv), it is understood and agreed that payments may be made thereon unless a Default or an Event of Default has occurred and is continuing and except as otherwise provided in any applicable Intercompany Subordination Agreement; and

(viii)      for purposes of any Indebtedness Incurred under Section 10.01(a) and 10.01(b)(ii), it is understood and agreed that the phrase “direct and/or primary obligor” shall mean, when referencing any party, the party that is directly responsible for making principal and interest payments for the relevant outstanding Payment Obligation.

(d)          Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Equity or Disqualified Stock and the payment of any premiums, fees, costs, expenses or charges, in each case, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 10.01.  Unless otherwise expressly provided for herein, for all purposes under the this Agreement, the amount of any Indebtedness outstanding as of any date shall be (i) in the case of Disqualified Stock or Preferred Equity, the amount determined as provided in Section 10.01(c)(iv), (ii) in the case of Indebtedness issued at a price that is less than the principal amount thereof, the amount determined in accordance with Section 10.01(c)(vi), (iii) in the case of any other Indebtedness, the principal amount thereof (including, in the case of Indebtedness with interest payable in kind, any interest that is more than 30 days past due), (iv) in the case of the Guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the Payment Obligation and (v) in the case of Indebtedness of others Guaranteed solely by means of a Lien on any asset or property of the Borrower or any Restricted Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.

(e)          In addition, the Borrower will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt.  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 10.01, the Borrower shall be in Default under Section 11.03).

(f)         For purposes of determining compliance with any Dollar denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses Incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this Section 10.01, the maximum amount of Indebtedness that the Borrower and its

Restricted Subsidiaries may Incur pursuant to this Section 10.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness and Indebtedness being Refinanced are denominated that is in effect on the date of such Refinancing.

10.02     Limitation on Restricted Payments.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i)          declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) other than:

A.        dividends or distributions payable solely in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock of the Borrower (other than Disqualified Stock); and

B.        dividends or distributions by a Restricted Subsidiary payable to the Borrower or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of its Capital Stock on a pro rata basis (taking into account the relative preferences, if any, of the various classes or series of Capital Stock of such Restricted Subsidiary) or on a basis that results in the receipt by the Borrower or a Restricted Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);

(ii)          purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange for Capital Stock of the Borrower (other than Disqualified Stock));

(iii)        make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, in each case, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations, Guarantor Subordinated Obligations or Junior Lien Indebtedness (other than (x) Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any other Restricted Subsidiary permitted under Section 10.01(b)(iv) (provided, in each case referred to in this clause (x), that, until the Pulitzer Debt Satisfaction Date and for so long as the Second Lien Term Loans are outstanding and the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) include provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second

Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Term Loans or any other Pari Passu Lien Indebtedness (it being understood that no Indebtedness under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) will be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination), neither the Borrower nor any Restricted Subsidiary that is not a Pulitzer Entity shall make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation, Guarantor Subordinated Obligation or Junior Lien Indebtedness of the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity owing to or held by any Pulitzer Entity, except that the amount of any Subordinated Obligation or Guarantor Subordinated Obligation owing to or held by any Pulitzer Entity may be adjusted to the extent of (i) any increase of such Subordinated Obligation or Guarantor Subordinated Obligation as the result of any cost or expense of the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity (including, without limitation, any amounts due and payable by the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity under a tax sharing or similar agreement or any portion of the Borrower’s corporate overhead expenses or intercompany expenses, in each case attributable or allocated to the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity) that was paid or made in cash by any Pulitzer Entity from cash flows (including Net Available Cash from any Asset Disposition of any assets or properties of Pulitzer Entity to the extent permitted by the terms of this Agreement and any other documents governing any Indebtedness of the Borrower or any of its Subsidiaries) originally generated or received (other than directly or indirectly received from the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity) by the Pulitzer Entities, and any subsequent reduction in such Subordinated Obligations or Guarantor Subordinated Obligations as a result of the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity reimbursing in cash or crediting any Pulitzer Entity for the amount of any such payment made by such Pulitzer Entity; provided, further that any such amounts were ordinarily settled through intercompany charges prior to the Effective Date or (ii) any other decrease of such Subordinated Obligation or Guarantor Subordinated Obligation to the extent the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity is permitted to make payments on behalf of the Pulitzer Entities in accordance with Section 10.11) and (y) any principal payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Obligations, Guarantor Subordinated Obligations or Junior Lien Indebtedness, as the case may be, in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of principal payment, purchase, repurchase, redemption, defeasance or acquisition or retirement);

(iv)         until the Pulitzer Debt Satisfaction Date and for so long as the Second Lien Term Loans are outstanding and the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) include provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Term Loans or any other Pari Passu Lien Indebtedness (it being understood that no Indebtedness under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) will be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination), make any principal, premium or interest payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity (other than Subordinated Indebtedness and Guarantor Subordinated Obligations described in clause (iii) above) owing to or held by any Pulitzer Entity (other than any payment, purchase, repurchase, redemption, defeasance or acquisition or retirement made by any Pulitzer Entity from cash flows (including Net Available Cash from any Asset Disposition of any assets or properties of Pulitzer Entities to the extent permitted by the terms of this Agreement and any other documents governing any Indebtedness of the Borrower or any of its Subsidiaries) originally generated or received (other than directly or indirectly received from the Borrower or any Restricted Subsidiary that is not a Pulitzer Entity) by the Pulitzer Entities); or

(v)          make any Restricted Investment (all such payments and other actions referred to in clauses (i) through (v) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

A.        no Default shall have occurred and be continuing (or would result therefrom);

B.        immediately after giving effect to such transaction on a pro forma basis, the Consolidated Lee First Lien Leverage Ratio for the Borrower would be no greater than 3.25 to 1.00; and

C.        the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Effective Date (excluding Restricted Payments made pursuant to Sections 10.02(b)(i), (ii), (iii), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) and (xviii)) would not exceed the sum of, without duplication:

1.
the excess of (A) the Borrower’s cumulative Consolidated EBITDA (whether positive or negative) determined at the time of such Restricted Payment minus (B) 140% of the Borrower’s Consolidated Interest Expense (net of (i) amortization of debt issuance cost and (ii) non-cash interest expense and amortization of debt discount; provided that, in the case of this clause (ii), the Stated Maturity of the related Indebtedness is later than the Stated Maturity of the Term Loans), each determined for the period (taken as one accounting period) from and including the first day of the fiscal quarter in which the Effective Date occurs through and including the last day of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

2.
100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Borrower or a Restricted Subsidiary from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Effective Date, other than:

(i)
Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Borrower or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(ii)
Excluded Contributions and Net Cash Proceeds received by the Borrower from the issue and sale of its Capital Stock to the extent applied to redeem or prepay the First Lien Obligations in compliance with the provisions of the First Lien Documents;

3.
the amount by which Indebtedness of the Borrower and its Restricted Subsidiaries is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange subsequent to the Effective Date of any Indebtedness of the Borrower or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Borrower upon such conversion or exchange);

4.
100% of the Net Cash Proceeds and the Fair Market Value of property from the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made after the Effective Date and redemptions and repurchases of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayment of Restricted Investments in the form of loans or advances made by the Borrower and its Restricted Subsidiaries and proceeds representing the return of capital (excluding dividends and distributions) in respect of Restricted Investments made after the Effective Date and releases of Guarantees that constitute Restricted Investments by the Borrower and its Restricted Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to Section 10.02(b)(xi));

5.
100% of the Net Cash Proceeds and the Fair Market Value of property received by the Borrower or its Restricted Subsidiaries from the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 10.02(b)(xi) or to the extent such Investment constituted a Permitted Investment); and

6.
to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Effective Date is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of the Borrower merges into or consolidates with the Borrower or any of its Restricted Subsidiaries or any Unrestricted Subsidiary transfers, dividends or distributes assets to the Borrower or a Restricted Subsidiary, in each case after the Effective Date, the Fair Market Value of such Subsidiary as of the date of such redesignation or such merger or consolidation, or in the case of any such transfer, dividend or distribution of assets, the Fair Market Value of such assets, as determined at the time of such transfer, dividend or distribution of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 10.02(b)(xi) or to the extent such Investment constituted a Permitted Investment).

(b)          The provisions of Section 10.02(a) will not prohibit:

(i)          any dividend or distribution on, or any purchase, repurchase, redemption, defeasance, principal payment or other acquisition or retirement of Capital Stock, Disqualified Stock, Junior Lien Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations or any Restricted Investment, made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower or a substantially concurrent capital contribution received by the Borrower subsequent to the Effective Date (other than (x) Disqualified Stock and (y) Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock or capital contribution (to the extent used to make such Restricted Payment) will be excluded from Section 10.02(a)(v)(C)(2);

(ii)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement of (x) (i) Junior Lien Indebtedness or (ii) other Indebtedness that (solely in the case of other Indebtedness referred to in this clause (ii)) is secured by Liens on any properties or assets of the Borrower or any of its Restricted Subsidiaries that are expressly junior in priority to the Liens on such property or assets securing the Obligations pursuant to the Junior Intercreditor Agreement, the Pulitzer Junior Intercreditor Agreement or any other intercreditor agreement (as applicable), in each case, made by exchange for, or out of the proceeds of, the substantially concurrent issuance of either (i) Junior Lien Indebtedness or (ii) other Indebtedness that (solely in the case of other Indebtedness referred to in this clause (ii)) is secured by Liens on any properties or assets of the Borrower or any of its Restricted Subsidiaries that are expressly junior in priority to the Liens on such property or assets securing the Obligations pursuant to the Junior Intercreditor Agreement, the Pulitzer Junior Intercreditor Agreement or any other intercreditor agreement (as applicable) and that, in each case, qualifies as Refinancing Indebtedness or (y) Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of Subordinated Obligations or Guarantor Subordinated Obligations that qualify as Refinancing Indebtedness;

(iii)        any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 10.01;

(iv)        the payment of any dividend or distribution or the consummation of any redemption within 90 days after the date of declaration or the giving of irrevocable notice, as applicable, if at such date of declaration or the giving of the irrevocable notice such payment would have complied with this provision;

(v)         the purchase, repurchase, redemption or other acquisition, cancellation or retirement of Capital Stock of the Borrower, or options, warrants, equity appreciation rights or awards issued under stock option, stock purchase or other equity incentive plans, or other rights to purchase or acquire Capital Stock, of the Borrower (whether pursuant to stock option, stock purchase or other equity incentive plans of the Borrower or any of its Subsidiaries) held by any future, present or former employees, members of management, officers or directors of or consultants to the Borrower or any Subsidiary of the Borrower or their assigns, estates, executors, administrators, family members, spouses, former spouses, domestic partners, former domestic partners or heirs, in each case in connection with the repurchase provisions under employee stock option, stock purchase or other equity incentive plans or agreements or other compensatory agreements approved by the Board of Directors of the Borrower; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $5.0 million in the aggregate during any fiscal year, although such amount in any fiscal year (with any unused amounts in any year being available in succeeding years) may be increased by an amount not to exceed:

A.        the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Borrower to future, present or former employees, members of management, officers or directors of or consultants to the Borrower or any Subsidiary of the Borrower or their assigns, estates, executors, administrators, family members, spouses, former spouses, domestic partners, former domestic partners or heirs that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales will be excluded from Section 10.02(a)(v)(C)(2)); plus

B.        the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Effective Date; less

C.        the amount of any Restricted Payments previously made with the cash proceeds described in the clauses A and B of this clause (v);

(vi)        the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower issued in accordance with the terms of this Agreement;

(vii)       repurchases or other acquisitions of Capital Stock deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other instruments convertible into or exchangeable for such Capital Stock representing a portion of the exercise, conversion or exchange price thereof or (ii) in connection with withholdings or similar taxes payable by any future, present or former employee, director, officer, member of management or consultant or their assigns, estates, executors, administrators, family members, spouses, former spouses, domestic partners, former domestic partners or heirs (for purposes of clarity, it is understood and agreed that any cash received by the Borrower or any of its Restricted Subsidiaries as payment of all or any portion of such exercise, conversion or exchange price shall be included in Section 10.02(a)(v)(C)(2));

(viii)       [Reserved];

(ix)        cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable or exercisable for Capital Stock of the Borrower or other exchanges of securities of the Borrower or a Restricted Subsidiary in exchange for Capital Stock of the Borrower;

(x)          the purchase, repurchase, redemption, defeasance, acquisition or retirement of (a) Junior Lien Indebtedness with any Net Available Cash from any Asset Disposition of assets of any Pulitzer Entity pursuant to Section 10.05(c)(ii) and (b) Junior Lien Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations with Unutilized Excess Proceeds remaining pursuant to Section 5.02(e);

(xi)         other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (xi) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of amounts included in Section 10.02(a)(v)(C)(4))) not to exceed the greater of $15.0 million and 1.85% of Consolidated Total Assets;

(xii)       the purchase of fractional shares of Capital Stock of the Borrower arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;

(xiii)      in connection with any acquisition by the Borrower or any of its Subsidiaries, the receipt or acceptance of the return to the Borrower or any of its Subsidiaries of Capital Stock of the Borrower or Indebtedness of the Borrower or any of its Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn outs or similar obligations);

(xiv)      the distribution of rights pursuant to any shareholder rights plan, the issuance or distribution of Capital Stock or other securities upon the exercise of such rights or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan;

(xv)        payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Borrower or any Restricted Subsidiary;

(xvi)      the purchase, repurchase, redemption, defeasance, acquisition or retirement of (a) Junior Lien Indebtedness and (b) other Indebtedness that, solely in the case of other Indebtedness referred to in this clause (b), is secured by Liens on any properties or assets of the Borrower or any of its Restricted Subsidiaries that are expressly junior in priority to the Liens on such property or assets securing the Obligations pursuant to the Junior Intercreditor Agreement, the Pulitzer Junior Intercreditor Agreement or any other intercreditor agreement (as applicable); provided that after giving effect to any such purchase, repurchase, redemption, acquisition or retirement on a pro forma basis, the Consolidated Leverage Ratio would be no greater than 3.00 to 1.00;

(xvii)     (a) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) and (b) Restricted Payments in the form of Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $15.0 million and 1.85% of Consolidated Total Assets;

(xviii)    Restricted Payments that are made with Excluded Contributions; and

(xix)      any repayment of Junior Lien Indebtedness under the Second Lien Loan Agreement (or the distribution of such amounts to the Borrower by the Pulitzer Entities in connection therewith) to the extent such repayment is required to be made with Pulitzer Excess Cash Flow (as such term is defined in the Second Lien Loan Agreement as in effect on the Effective Date (or as thereafter amended or modified in accordance with the terms thereof and hereof)).

provided, however, that at the time of and after giving effect to any Restricted Payment permitted under (A) Section 10.02(b)(vi), (x), (xi) or (xvi) no Default shall have occurred and be continuing or would occur as a consequence thereof and (B) Section 10.02(xix) no Default under Section 11.01, no Default under, and as defined in, the First Lien Notes Indenture or no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and the amount of any non-cash Restricted Payment shall be determined conclusively in Good Faith by the Borrower.

(d)          For purposes of determining compliance with this Section 10.02, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 10.02(b)(i) through (xix) above or one or more of the clauses within the definition of Permitted Investment, or is entitled to be made pursuant to Section 10.02(a), the Borrower will be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with Section 10.02 (including, without limitation, by dividing such Restricted Payment among Section 10.02(a), one or more clauses of Section 10.02(b) and/or one or more of the clauses of the definition of Permitted Investment).

(e)          If the Borrower or any Restricted Subsidiary makes a Restricted Investment or a Permitted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction of the amounts calculated under Section 10.02(a) or any other provision of this Section 10.02 or the definition of Permitted Investment (which was not subsequently reversed), then such reduction shall be equal to the amount of such Investment.

(f)          As of the Effective Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

10.03     Limitation on Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, Incur or assume any Lien that secures any Indebtedness on any asset or property of the Borrower or such Restricted Subsidiary or any income or profits therefrom, other than (a) Permitted Liens and (b) Liens securing Indebtedness that are expressly junior in priority to the Liens on such property or assets securing the Obligations pursuant to the Junior Intercreditor Agreement or any other intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent. In addition, if, after the Pulitzer Debt Satisfaction Date, the Borrower or any Subsidiary Guarantor shall create, Incur or assume any Lien on any property or asset of the Borrower or any such Subsidiary Guarantor, as the case may be, securing Pulitzer First Lien Indebtedness, the Borrower or such Subsidiary Guarantor, as the case may be, must concurrently grant a second-priority Lien (which shall be a first-priority Lien in the event the Second Lien Term Loans and any other Pulitzer First Lien Indebtedness is no longer outstanding), subject to Permitted Liens, upon such property or asset as security for the Loans and the Subsidiary Guarantees pursuant to the terms and provisions of the Security Documents, the Pulitzer Junior Intercreditor Agreement, the Pulitzer Pari Passu Intercreditor Agreement or any other intercreditor agreement.

10.04     Limitation on Restrictions on Distributions From Restricted Subsidiaries.  (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)          (A) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or (B) pay any Indebtedness or other obligations payable in cash that are owed to the Borrower or any Restricted Subsidiary (it being understood that the priority of any Preferred Equity in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock or any other class or series of Preferred Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii)          make any loans or advances to the Borrower or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii)        sell, lease or transfer any of its property or assets to the Borrower or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (i) or (ii) above).

(b)          The provisions of Section 10.04(a) will not prohibit encumbrances or restrictions existing under or by reason of:

(i)          any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Effective Date, including, without limitation, the Credit Documents, the Pari Passu Intercreditor Agreement, the Junior Intercreditor Agreement, the Second Lien Loan Documents, the First Lien Notes Documents and the Pulitzer Debt Documents as in effect on such date, and any encumbrance or restriction pursuant to the Pulitzer Junior Intercreditor Agreement and the Pulitzer Pari Passu Intercreditor Agreement on the Pulitzer Debt Satisfaction Date (provided that the Pulitzer Junior Intercreditor Agreement and the Pulitzer Pari Passu Intercreditor Agreement are entered into substantially in the form thereof attached hereto as Exhibit L-1 and L-2, respectively, on the Pulitzer Debt Satisfaction Date or such other form that is not materially less favorable to the Lenders than the form attached hereto as Exhibit L-1 and L-2, respectively, on the Effective Date));

(ii)         any encumbrance or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Borrower or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration for, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Borrower or in contemplation of the transaction) or such assets were acquired by the Borrower or any Restricted Subsidiary; provided that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Borrower or any other Restricted Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired (and any proceeds thereof or accessions, improvements or additions thereto);

(iii)        any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in the preceding clause (i) or (ii) or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in the preceding clause (i) or (ii) or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement effecting such Refinancing or contained in such agreement immediately after giving effect to any such amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing, as the case may be, are not materially less favorable (as determined in Good Faith by the Borrower), taken as a whole, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement or contained in such agreement immediately prior to any such amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing, as the case may be;

(iv)        any encumbrances or restrictions (a) arising in connection with Liens permitted under the provisions of Section 10.03 and (b) (1) that restrict in a customary manner the subletting, sublicensing, assignment or transfer of any property or asset that is subject to a lease, sublease, license or similar contract, or the assignment, sublicense or transfer of any such lease, sublease, license or other contract, (2) are contained in mortgages, pledges or other security agreements permitted under this Agreement securing Indebtedness of the Borrower or a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or (3) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(v)          Purchase Money Indebtedness and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired (and any proceeds thereof or accessions, improvements or additions thereto);

(vi)        contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale of all or a portion of the Capital Stock or assets of such Subsidiary;

(vii)       restrictions on cash or other deposits or net worth requirements imposed by customers or lessors or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

(viii)       any customary provisions in joint venture agreements, partnership agreements, limited liability company agreements, sale leaseback agreements and other similar agreements and/or governance documents entered into in the ordinary course of business, provided that if such joint venture, partnership, limited liability company or other similar entity is a Restricted Subsidiary, such provisions will not materially adversely affect (as determined in Good Faith by the Borrower) the Borrower’s ability to make principal or interest payments on the Loans;

(ix)         any customary provisions in leases, subleases or licenses and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(x)          encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant;

(xi)        encumbrances or restrictions contained in or arising under indentures or debt instruments or other agreements governing or evidencing Indebtedness Incurred or entered into or Preferred Equity issued by the Borrower or any Restricted Subsidiary in accordance with and subject to Section 10.01; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make principal or interest payments pursuant to this Agreement (as determined in Good Faith by the Borrower);

(xii)       under any contract, instrument or agreement relating to Indebtedness of any Foreign Subsidiary which imposes restrictions solely on such Foreign Subsidiary and its Subsidiaries;

(xiii)      encumbrances or restrictions arising in connection with Hedging Obligations; and

(xiv)     encumbrances or restrictions imposed by amendments, modifications, restatements, amendments and restatements, extensions, restructurings, renewals, increases, supplements, refundings, replacements or other Refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided, that without duplication of any provisions in clauses (i) through (xiii) above, immediately after giving effect to any such amendment, modification, restatement, amendment and restatement, extension, restructuring, renewal, increase, supplement, refunding, replacement or other Refinancing, as the case may be, the applicable contract, instrument or other obligation, as the case may be, is, as determined in Good Faith by the Borrower, not materially more restrictive with respect to such encumbrance and other restriction, taken as a whole, than those prior to such amendment, modification, restatement, amendment and restatement, extension, restructuring, renewal, increase, supplement, refunding, replacement or other Refinancing.

10.05     Limitation on Sales of Assets and Subsidiary Stock.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition following the Effective Date unless:

(i)          the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined, at the option of the Borrower, as of the date a letter of intent for such Asset Disposition is entered into, as of the date of such Asset Disposition or as of the date of contractually agreeing to such Asset Disposition) of the assets subject to such Asset Disposition; and

(ii)          at least 75% of the consideration from such Asset Disposition received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b)          The Borrower shall determine the Fair Market Value of any consideration from such Asset Disposition that is not cash or Cash Equivalents.

(c)          Subject to the terms of the Intercreditor Agreements, any Net Available Cash received by the Borrower or any Restricted Subsidiary from any Asset Disposition shall be applied at the Borrower’s election for one or more of the following purposes:

(i)          in the case of any Asset Disposition by a Non-Guarantor Subsidiary or consisting of Capital Stock of a Non-Guarantor Subsidiary, to repay Indebtedness of a Non-Guarantor Subsidiary;

(ii)          to the extent of any Net Available Cash from any Asset Disposition of assets of any Pulitzer Entity, to repay Indebtedness (or interest or premium thereon) under the Second Lien Loan Documents;

(iii)        to reinvest in or acquire assets (including Capital Stock or other securities acquired in connection with the acquisition of Capital Stock or property of another Person that is or becomes a Restricted Subsidiary of the Borrower or that would constitute a Permitted Investment under clause (2) of the definition thereof) used or useful in a Related Business; provided that to the extent the assets subject to such Asset Disposition were Lee Collateral or Pulitzer Collateral, such newly acquired assets (other than Excluded Property) shall also be Lee Collateral or Pulitzer Collateral, respectively, in each case as required by the terms and provisions of the Security Documents;

(iv)        to repay, prepay, purchase, redeem or otherwise acquire Priority Payment Lien Obligations (and, if the Priority Payment Lien Obligations so repaid, prepaid, purchased, redeemed or acquired, is under a revolving credit facility, effect a permanent reduction in the availability thereunder in an amount equal to the aggregate principal amount of Priority Payment Lien Obligations under such revolving credit facility so repaid, prepaid, purchased, redeemed or acquired) and Pari Passu Lien Indebtedness (including, without limitation, the Term Loans); provided that if the Borrower or any Restricted Subsidiary shall so reduce Pari Passu Lien Indebtedness other than Term Loans (any Pari Passu Lien Indebtedness other than the Term Loans being hereinafter referred to as “Other Pari Passu Lien Indebtedness”), the Borrower will use or, pursuant to the procedures set forth in Section 5.02(e), offer to use a portion of such Net Available Cash to prepay the outstanding  principal amount of the Term Loans by an amount (the “Loan Reduction Amount”) equal to the product obtained by multiplying (1) the aggregate principal amount of the Term Loans outstanding immediately prior to the time (the “Reduction Time”) of such reduction of Other Pari Passu Lien Indebtedness by (2) a fraction (x) the numerator of which is the aggregate principal amount of such reduction in Other Pari Passu Lien Indebtedness and (y) the denominator of which is the aggregate principal amount of all Other Pari Passu Lien Indebtedness outstanding immediately prior to such Reduction Time (it being understood that, upon the completion of any such offer to prepay Term Loans in compliance with this subclause (iv), then, even if the aggregate principal amount Term Loans prepaid pursuant to such offer is less than the aggregate principal amount of Term Loans that the Borrower shall have offered to prepay, the Borrower shall be under no further obligation to prepay or offer to prepay any Term Loans pursuant to this subclause (iv); provided that any Net Available Cash not applied pursuant to this subclause (iv) shall constitute Excess Proceeds, which shall be applied in accordance with the following provisions of this Section 10.05);

provided that, so long as (1) the Second Lien Loan Documents include provisions requiring that proceeds of Asset Dispositions of assets of Pulitzer Entities shall be used to repay the Pulitzer Debt, invested in or used to acquire assets (including Capital Stock or other securities acquired in connection with the acquisition of Capital Stock or property of another Person that is or becomes a Pulitzer Entity or that constitutes an Investment by a Pulitzer Entity) used or useful in a Related Business or pay or prepay Indebtedness outstanding under the Second Lien Loan Documents or interest or premium thereon (it being understood that the Second Lien Term Loans (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) will not be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, Guarantees, maturity or structural subordination) and (2) the Borrower elects to apply any Net Available Cash pursuant to subclause (ii) or (iv), such Net Available Cash shall be applied pursuant to subclause (ii), to the extent of any such Net Available Cash from any Asset Disposition of assets of any Pulitzer Entity, and subclause (iv), to the extent of any such Net Available Cash from any Asset Disposition of assets of the Borrower or any of its Restricted Subsidiaries (other than the Pulitzer Entities).

(d)          [Reserved];

(e)          For the purposes of this Section 10.05, the following are deemed to be cash: (x) the assumption of Indebtedness or other liabilities of the Borrower (other than Disqualified Stock or Subordinated Obligations) or Indebtedness or other liabilities of any Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Subsidiary Guarantor) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Disposition, (y) securities, notes or similar obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted within 180 days following the closing of such Asset Disposition by the Borrower or such Restricted Subsidiary into cash, and (z) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value (determined in Good Faith by the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed the greater of $20.0 million and 2.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being determined in Good Faith by the Borrower at the time received and without giving effect to subsequent changes in value).

(f)          Pending the final application of any such Net Available Cash, the Borrower or its Restricted Subsidiaries may use such Net Available Cash to reduce revolving Indebtedness under any Debt Facility (without any requirement to permanently reduce the availability or commitment thereunder) or otherwise invest such Net Available Cash in Cash Equivalents or otherwise use such monies for any other purpose, subject to the other provisions contained in this Agreement.

10.06     Limitation on Affiliate Transactions.  (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million per transaction or series of related transactions unless:

(i)          the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person that is not an Affiliate;

(ii)         in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Borrower (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above); and

(iii)        in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the Borrower has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial point of view, to the Borrower and the Restricted Subsidiaries, as applicable, or not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

(b)          The provisions of Section 10.06(a) will not apply to:

(i)          Restricted Payments permitted to be made pursuant to Section 10.02 and (ii) Permitted Investments (other than Permitted Investments made pursuant to clause (2) or (21) of the definition thereof);

(ii)          any issuance or purchase of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, severance arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, stock option plans, other equity incentive plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans, equity incentive compensation plans or similar plans or agreements or arrangements approved by the Borrower;

(iii)        loans or advances, or Guarantees of third party loans or advances, to Officers, employees, consultants, members of management and directors of the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business, in an aggregate amount outstanding at any time not in excess of $5.0 million (without giving effect to the forgiveness of any such loan);

(iv)        the payment of reasonable and customary fees and expenses to, and indemnity provided on behalf of, directors of the Borrower or any Restricted Subsidiary or trustees of any stock option plan, stock purchase plan, other equity incentive plan, pension plan, deferred compensation plan, employee stock ownership plan or other similar plan of the Borrower or any of its Restricted Subsidiaries;

(v)          any transaction between or among the Borrower and any Restricted Subsidiary or between or among Restricted Subsidiaries, and any Guarantees issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary; provided that, until the Pulitzer Debt Satisfaction Date and so long as the Second Lien Term Loans are outstanding and the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) includes provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities, to repay borrowings under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the Term Loans or any other Pari Passu Lien Indebtedness (it being understood that the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) will not be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, guarantees, maturity or structural subordination), this clause (v) shall not include transactions between any Lee Entity, on the one hand, and any Pulitzer Entity, on the other hand;

(vi)        the payment of reasonable and customary compensation (including fees, expenses, benefits, severance, change of control payments and equity and other incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees, members of management, consultants and agents of the Borrower or any Restricted Subsidiary, whether by charter, bylaw, statutory, insurance or contractual provisions or otherwise;

(vii)       the existence of, and the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of, any agreement or arrangement to which the Borrower or any of its Restricted Subsidiaries is a party as of or on the Effective Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Effective Date will be permitted to the extent that, immediately after giving effect thereto, the applicable agreement, taken as a whole, is not materially more disadvantageous to the Lenders, as determined in Good Faith by the Borrower, than the terms of such agreement in effect on the Effective Date;

(viii)      (a) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Borrower or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as, immediately after giving effect to any such amendment, the applicable agreement, taken as a whole, is not materially more disadvantageous to the Lenders, as determined in Good Faith by the Borrower, as compared to the applicable agreement as in effect on the date of such acquisition or merger or consolidation) and (b) any merger or consolidation of the Borrower with or into an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in another jurisdiction;

(ix)        transactions with customers, clients, suppliers, joint venturers or partners, limited or general partnerships or the partners thereof, limited liability companies or the members thereof (including, without limitation, pursuant to the terms of any applicable joint venture agreements, partnership agreements or limited liability company agreements), or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Borrower and its Restricted Subsidiaries; provided that as determined in Good Faith by the Borrower, such transactions are on terms, taken as a whole, that are not materially less favorable to the Borrower  or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate;

(x)          any purchases by the Borrower’s Affiliates of Indebtedness of the Borrower or any of its Restricted Subsidiaries the majority of which Indebtedness is placed with Persons who are not Affiliates of the Borrower;

(xi)        any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Borrower or any Restricted Subsidiary;

(xii)       transactions between the Borrower or any Restricted Subsidiary, on the one hand, and MNI, Capital Times, CDP or TNI Partners, on the other hand, in the ordinary course of business;

(xiii)      any transaction on arm’s length terms with non-Affiliates that become Affiliates as a result of such transaction;

(xiv)      the payment of all fees, costs and expenses (including any payments in respect of bonuses and awards) related to the refinancings and related transactions contemplated by this Agreement; and

(xv)        transactions in which the Borrower or an Restricted Subsidiary delivers to the Administrative Agent an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing stating that the terms of such transaction, taken as a whole, are not materially less favorable than those that might reasonably have been obtained by the Borrower or such Restricted Subsidiary in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

10.07     Merger and Consolidation.

 (a)  The Borrower will not consolidate with or merge with or into (whether or not the Borrower is the surviving corporation), consummate a Division as the Dividing Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, whether in one or multiple related transactions, to, any Person unless:

(i)          if other than the Borrower, the resulting, surviving or transferee Person (the “Successor Borrower”) will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States, any territory thereof or the District of Columbia;

(ii)         the Successor Borrower (if other than the Borrower) and, in the case of a Successor Borrower that is not a corporation, a corporate co-borrower, shall assume pursuant to documentation instruments, executed and delivered to the Administrative Agent, in forms reasonably satisfactory to the Administrative Agent, all of the Obligations of the Borrower under this Agreement, the Security Documents to which the Borrower is a party and the Pari Passu Intercreditor Agreement, the Junior Intercreditor

Agreement the Pulitzer Pari Passu Intercreditor Agreement, and the Pulitzer Junior Intercreditor Agreement (as applicable);

(iii)        immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Borrower, the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Borrower, the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iv)        immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (A) the Borrower or the Successor Borrower, as applicable, would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 10.01(a) or (B) the Consolidated Leverage Ratio for the Successor Borrower and its Restricted Subsidiaries would be less than or equal to such Consolidated Leverage Ratio prior to such transaction;

(v)          if the Successor Borrower is not the Borrower, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have, in form and substance reasonably satisfactory to the Administrative Agent, confirmed that its Subsidiary Guarantee shall apply to all of such Successor Borrower’s obligations under this Agreement (which, for the avoidance of doubt, shall constitute Obligations) and that such Subsidiary Guarantor’s obligations under the Security Documents to which it is a party and the Pari Passu Intercreditor Agreement, the Junior Intercreditor Agreement, the Pulitzer Pari Passu Intercreditor Agreement and the Pulitzer Junior Intercreditor Agreement (as applicable) shall continue to be in full force and effect and, to the extent required by and subject to the limitations set forth in the applicable Security Documents, shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the applicable Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(vi)         the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Administrative Agent, each stating, among other things, that such consolidation, merger or transfer and such additional documentation (if any) comply with this Section 10.07 and, if any supplement to any Security Document is required in connection with such transaction, that such supplement complies with the applicable provisions of this Agreement.

(b)          Without compliance with Section 10.07(a)(iii) and (iv):

(i)          any Restricted Subsidiary may consolidate with, merge with or into or to the Borrower or a Subsidiary Guarantor (provided that no Lee Entity shall consolidate or merge with or into any Pulitzer Entity) so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Borrower or a Subsidiary Guarantor; provided that, in the case of a Restricted Subsidiary that merges into the Borrower, the Borrower and the Subsidiary Guarantors will not be required to comply with Section 10.07(a)(v) and (vi); and

(ii)          the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in another State of the United States, any territory thereof or the District of Columbia to realize tax or other benefits, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Borrower, the Borrower and the Subsidiary Guarantors will not be required to comply with the preceding clauses (v) and (vi).

(c)          In addition, the Borrower will not permit any Subsidiary Guarantor to consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving corporation), consummate a Division as a Dividing Person or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Borrower or another Subsidiary Guarantor) unless:

(i)          if such entity remains a Subsidiary Guarantor, (a) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company that is a Domestic Subsidiary; (b) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes in writing, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, this Agreement, the Security Documents to which such Subsidiary Guarantor is a party), the Pari Passu Intercreditor Agreement, the Junior Intercreditor Agreement, the Pulitzer Pari Passu Intercreditor Agreement and the Pulitzer Junior Intercreditor Agreement (as applicable); (c) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; (d) if the relevant Subsidiary Guarantor was a Lee Entity or a Pulitzer Entity, the Successor Guarantor shall be a Lee Entity or a Pulitzer Entity, respectively; and (e) the Borrower will have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Administrative Agent, each stating that such consolidation, merger or transfer and such additional documentation (if any) comply with this Agreement; or

(ii)         if such transaction constitutes an Asset Disposition that results in the release of the Subsidiary Guarantee of such Subsidiary Guarantor under this Agreement,

the transaction is made in compliance with Section 10.05 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Agreement needs to be applied in accordance therewith at such time).

(d)          Notwithstanding the foregoing paragraphs, (a) any Subsidiary Guarantor may (i) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower or (ii) merge with a Restricted Subsidiary of the Borrower solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby (and such surviving entity remains a Subsidiary Guarantor) ~~and~~, (b) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs or merge with or into the Borrower or another Restricted Subsidiary (other than a Subsidiary Guarantor dissolving, liquidating or winding up its affairs with its assets being transferred to a Non-Guarantor Subsidiary or a Subsidiary Guarantor merging into a Non-Guarantor Subsidiary if the survivor is not a Subsidiary Guarantor) if such dissolution, liquidation or winding-up or merger is in the best interest of the Borrower (as determined in Good Faith by the Borrower); provided that no Lee Entity shall merge with or into or transfer all or part of its properties or assets (except as otherwise permitted hereunder with respect to cash flows of the Lee Entities) to any Pulitzer Entity~~.~~; provided, further, that notwithstanding anything to the contrary in this Agreement, any Subsidiary which is a Division Successor resulting from a Division of assets of a Material Subsidiary may not be deemed to be an Immaterial Subsidiary at the time of or in connection with the applicable Division; and (c) any Subsidiary Guarantor that is a limited liability company may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiary Guarantors at such time.

(e)          [Reserved];

(f)         Upon satisfaction of the foregoing applicable conditions, the Borrower or the applicable Subsidiary Guarantor, as the case may be, will be released from its obligations under this Agreement, the Credit Documents, the Pari Passu Intercreditor Agreement, the Junior Intercreditor Agreement, the Pulitzer Junior Intercreditor Agreement and the Pulitzer Pari Passu Intercreditor Agreement (as applicable) and the Successor Borrower or the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Subsidiary Guarantor, as the case may be, under this Agreement, the Credit Documents and the Pari Passu Intercreditor Agreement, the Junior Intercreditor Agreement, the Pulitzer Junior Intercreditor Agreement and the Pulitzer Pari Passu Intercreditor Agreement (as applicable), but, in the case of a lease of all or substantially all its assets, the predecessor Borrower will not be released from the obligation to pay the Obligations and a Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

10.08     Limitation on Lines of Business.  The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

10.09     Lee Leverage Ratio

As long as any Revolving Loan Commitments remain in effect, the Borrower will not permit the Lee Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below without the consent of the Majority Lenders under the Revolving Facility:

Period	Maximum Lee Leverage Ratio
From the Effective Date to and excluding the first day of the next period	7.75 to 1.00
June 30, 2015 to and excluding the first day of the next period	7.25 to 1.00
June 30, 2016 to and excluding the first day of the next period	6.50 to 1.00
June 30, 2017 and thereafter	6.00 to 1.00

10.10     Modifications of Certain Agreements; Limitations on Certain Payments.

(a)  Modifications of Certain Agreement.  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)        amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Capital Stock (including any Shareholders’ Agreement) in any material respect, or enter into any new agreement with respect to its capital stock or other Capital Stock, unless such amendment, modification, change or other action contemplated by this clause (i) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(ii)         amend, modify or change any provision of any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent;

(iii)       amend or modify, or permit the amendment or modification of, any provision of any Pulitzer Debt Document or any indenture, purchase agreement, loan agreement, security document or other agreement or instrument relating to the Permitted Pulitzer Debt Refinancing Indebtedness, in each case other than such amendments or modifications (i) with the prior written consent of the Administrative Agent or (ii) which could not reasonably be expected to be adverse to the Lenders in any material respect; provided, that any such amendment or modification the effect of which is to (w) increase or effectively increase the interest rates or yield (in each case whether payable in cash or in-kind) applicable to any Indebtedness thereunder from such rates or yield as in effect on, and after giving effect to, the Effective Date (or, in the case of Permitted Pulitzer Debt Refinancing Indebtedness, the date such Indebtedness is incurred in accordance with the terms of this Agreement), (x) grant a Lien (other than a Permitted Lien) securing any Indebtedness thereunder on all or any portion of the Collateral, (y) prohibit the performance by any of the Credit Parties of their obligations under the Credit Documents or (z) make the terms thereof, in the aggregate, more burdensome to the applicable Credit Parties in any material respect than the terms thereof as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, this Section 10.10(a)(iii)), shall, in each case described in preceding clauses (w), (x), (y) and (z), be deemed to be materially adverse to the Lenders; and

(iv)       amend or modify, or permit the amendment or modification of, any provision of any Second Lien Loan Documents or any First Lien Note Document (or any Indebtedness governed by the same) or any Refinancing of the foregoing (or any documentation governing the same), other than any such amendments or modifications (i) with the prior written consent of the Administrative Agent or (ii) which could not reasonably be expected to be adverse to the Lenders in any material respect; provided, that any such amendment or modification the effect of which is to (w) increase or effectively increase the interest rates or yield (in each case whether payable in cash or in-kind) applicable to any Indebtedness under any Second Lien Loan Document or First Lien Note Document, in each case from such respective rates or yield as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof, (x) grant a Lien (other than a Permitted Lien) securing any Indebtedness thereunder on all or any portion of the Collateral which is not subordinated to the Obligations pursuant to the Junior Intercreditor Agreement or subordinate the Lien securing the “Obligations” (as defined in the Second Lien Loan Agreement (or as thereafter amended or modified in accordance with the terms thereof and hereof)) on all or any portion of the Collateral to any Lien securing any Indebtedness not constituting Obligations or (y) prohibit the performance by the Credit Parties of their obligations under the Credit Documents (including, without limitation, this Section 10.10(a)(iv)), shall, in each case described in preceding clauses (w), (x) and (y), be deemed to be materially adverse to the Lenders.

(b)  Limitations on Certain Payments.  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)          make any payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any pre-payment or redemption as a result of any asset sale or similar event, of principal of the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness except at or below par;

(ii)          make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money securities before due for the purpose of paying when due), any Second Lien Term Loans, except that the Second Lien Term Loans may be prepaid with Pulitzer Excess Cash Flow and Net Available Cash proceeds of Asset Dispositions of assets of the Pulitzer Entities (including Pulitzer Collateral) and the proceeds of Permitted Second Lien Refinancing Indebtedness; or

(iii)        with respect to any Intercompany Debt owing by any Lee Entity to any Pulitzer Entity, (A) increase the interest rate (or any equivalent payments) thereon from that in effect on the Effective Date, (B) make any payments thereon other than to the extent permitted under Section 10.02(a) or (C) provide a lien on any assets of any Lee Entity to secure such Intercompany Debt.

10.11     Pulitzer Cash Flow.

(a)          Notwithstanding anything to the contrary contained in this Agreement, from and after the Pulitzer Debt Satisfaction Date, the Borrower shall, on each Pulitzer Excess Cash Flow Payment Date, (i) cause Pulitzer and its Subsidiaries to distribute to the Borrower the Pulitzer Excess Cash Flow Repayment Amount (as defined in the Second Lien Loan Agreement (or as thereafter amended or modified in accordance with the terms thereof and hereof)) and (ii) (A) prior to the third anniversary of the Effective Date, apply such Pulitzer Excess Cash Flow Repayment Amount, first, in accordance with Section 5.02(c) of the Second Lien Loan Agreement as in effect on the Effective Date (or as thereafter amended or modified in accordance with the terms thereof and hereof) and, second, for any general corporate purposes as determined by the Borrower, including, without limitation, to make payments on Permitted Indebtedness and to make Capital Expenditures, in each case to the extent otherwise permitted hereunder, and (B) after the third anniversary of the Effective Date, apply such Pulitzer Excess Cash Flow Repayment Amount to prepay the Second Lien Loans in accordance with Section 5.02(b) of the Second Lien Loan Agreement as in effect on the Effective Date (or as thereafter amended or modified in accordance with the terms thereof and hereof); provided that no such distribution or application shall be made to the extent (and for so long as) such distribution to the Borrower is not permitted under Section 10.02(b) or constitutes a “Restricted Payment” under, and is then prohibited to be made by, the First Lien Notes Indenture, in each case solely as a result of a “Default” occurring thereunder; provided, further, that, upon the earliest to occur of such “Default” being cured, waived, or otherwise ceasing to continue, such distribution (and application thereof) shall be made promptly, and in any event within two Business Days, following such earliest occurrence.

(b) From and after the Pulitzer Debt Satisfaction Date, the Borrower shall, no less frequently than weekly, cause the Pulitzer Entities to distribute all cash flows of the Pulitzer Entities which (i) are not described in the definition of Pulitzer Excess Cash Flows as amounts which are permitted or required to be applied by the Pulitzer Entities for the purposes described in clause (b) of such definition in respect of obligations or liabilities of the Pulitzer Entities and (ii) do not constitute Pulitzer Excess Cash Flow Repayment Amounts (as defined in the Second Lien Loan Agreement (or as thereafter amended or modified in accordance with the terms thereof and hereof)), to the Borrower for application by the Borrower or its Restricted Subsidiaries for any purpose permitted hereunder.

(c) Prior to the Pulitzer Debt Satisfaction Date, the Borrower shall (and shall cause the Pulitzer Entities to) use commercially reasonable efforts (as determined in Good Faith by the Borrower) to apply all Pulitzer Excess Cash Flow and all Excess Proceeds from any Asset Disposition of any assets or properties of the Pulitzer Entities to prepay the Payment Obligations under the Pulitzer Debt to the extent otherwise permitted thereunder and hereunder.

(d) Until the Pulitzer Debt Satisfaction Date and for so long as the Second Lien Term Loans are outstanding and the Second Lien Loan Documents (or any agreement or instrument governing any outstanding Indebtedness Incurred to Refinance the Second Lien Term Loans) include provisions requiring that any cash flow of the Pulitzer Entities must be applied (or, at the option of the lenders, must be applied), or that the Pulitzer Entities must use best, reasonable best or commercially reasonable efforts to use any cash flow of the Pulitzer Entities to repay borrowings under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) before such cash flow may be applied to pay principal of or interest on the notes or any other Pari Passu Lien Indebtedness (it being understood that no Indebtedness under the Second Lien Loan Documents (or any Indebtedness Incurred to Refinance the Second Lien Term Loans) will be deemed to include provisions to the foregoing effect solely by virtue of Liens on Lee Collateral, Pulitzer Collateral or other collateral, Guarantees, maturity or structural subordination), the Borrower shall (and shall cause the Pulitzer Entities to) use commercially reasonable efforts (as determined in Good Faith by the Borrower) to cause, without duplication, (i) all expenses of the Pulitzer Entities (other than expenses that, prior to the Effective Date, were ordinarily settled through intercompany charges between the Borrower and its Restricted Subsidiaries (other than the Pulitzer Entities), on the one hand, and the Pulitzer Entities, on the other hand), (ii) after the Pulitzer Debt Satisfaction Date, all expenses of the Pulitzer Entities that, prior to the Effective Date, were ordinarily settled through intercompany charges between the Borrower and its Restricted Subsidiaries (other than the Pulitzer Entities), on the one hand, and the Pulitzer Entities, on the other hand, in an aggregate amount not to exceed $12.5 million per fiscal year, (iii) all interest payments on the Second Lien Term Loans, (iv) all costs, fees, expenses, interest, premium and principal payments in respect of Indebtedness for borrowed money in respect of which any of the Pulitzer Entities is the direct obligor and (v) Investments made in cash by the Pulitzer Entities, in each case, to be paid or made from cash flows (including, but not limited to, Net Available Cash from any Asset Disposition of any assets or properties of the Pulitzer Entities) originally generated or received (other than directly or indirectly received from any Lee Entity) by the Pulitzer Entities; provided that, in the case of clauses (i) through (v) above, to the extent the Pulitzer Entities do not have sufficient cash flows (including Net Available Cash from any Asset Disposition of any assets or properties of Pulitzer Entities to the extent permitted by the terms of this Agreement and any other documents governing any Indebtedness of the Borrower or any of its Subsidiaries) to make such payments as determined in Good Faith by the Borrower, such payments may be paid by the Borrower or any of its Subsidiaries.

10.12     Lee Entities Cash Flows.  The Borrower shall (and shall cause the Lee Entities to) use commercially reasonable efforts (as determined in Good Faith by the Borrower)

to cause (i) all expenses and cash Investments of the Lee Entities (including all payments of principal of, accrued interest on, and costs, fees and expenses incurred pursuant to, Permitted Indebtedness of the Lee Entities (other than such Indebtedness Incurred pursuant to the Second Lien Loan Documents) which are due and payable)) and (ii) except as otherwise permitted under this Agreement, any voluntary prepayments of any Permitted Indebtedness of any of the Lee Entities (other than such Indebtedness Incurred pursuant to the Second Lien Loan Documents), to be paid, in the case of each of clauses (i) and (ii), from cash flows (including but not limited to proceeds from any Asset Disposition of any assets or properties of the Lee Entities) originally generated or received (other than directly or indirectly received from a Pulitzer Entity) by the Lee Entities.

10.13     Post-Amendment Requirements.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, on or before February 28, 2019 (or such later date as the Administrative Agent may agree in its sole discretion) fail to deliver to the Administrative Agent the items set forth on Schedule X.

SECTION 11.    Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01     Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan, Note or Unpaid Drawing or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02     Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03     Covenants.  (i)(A)The Borrower or any of its Subsidiaries shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11, 9.12, 9.15, or Section 10 or (B) the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.04 or (ii) the Borrower or any of its Subsidiaries shall default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower or the defaulting party by the Administrative Agent or the Required Lenders; provided, that a breach of Section 10.09 shall not constitute a Default or an Event of Default with respect to the Term Loan Facility or any Term Loans unless and until the Majority Lenders under the Revolving Facility shall have terminated their Revolving Loan Commitments and declared all amounts under the Revolving Facility to be due and payable (such period commencing with the date of a default under subsection 10.09 and ending on the date on which the Majority Lenders with respect to the Revolving Facility terminate and accelerate the Revolving Facility, the “Term Loan Standstill Period”); or

11.04     Default Under Other Agreements.  (i)  The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due (and/or, in the case of an Interest Rate Agreement or Other Hedging Agreement, to be terminated) prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable (and/or, in the case of an Interest Rate Agreement or Other Hedging Agreement, to be terminated), or required to be pre-paid (and/or terminated, as the case may be) other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $50,000,000 or unless such Indebtedness is in respect of the Second Lien Term Loans, the First Lien Notes Indenture or (prior to the Pulitzer Debt Satisfaction Date) the Pulitzer Debt or any  Permitted Pulitzer Debt Refinancing Indebtedness; provided, however, that with respect to any default under Section 7F of the Pulitzer Debt Agreement or any analogous financial maintenance covenants in any Permitted Pulitzer Debt Refinancing Indebtedness (such default, a “Pulitzer Financial Covenant Default”), such default shall only constitute an Event of Default hereunder if the Pulitzer Debt Satisfaction Date has not occurred at such time and such default occurs and is not cured or waived within 30 days after the occurrence of such default; provided further that, so long as no Default or Event of Default has otherwise occurred and is continuing (or was otherwise occurring or continuing at such time), it shall not be (nor shall it have been) a Default or Event of Default under this Section 11.04 if an event of default or default arises (or arose on or prior to the Effective Date)) under a Deferred Intercompany Note solely as a result of the Borrower’s, Lee Publications, Inc.’s or Sioux City Newspapers, Inc.’s failure (X) to pay, prior to the final maturity thereof, the principal amount of the Intercompany Loans under the Deferred Intercompany Notes as and when it becomes (or became) due and payable and (Y) to have paid, prior to such Effective Date, interest on the Intercompany Loans under the Deferred Intercompany Notes as and when it became due and payable (and, for the avoidance of doubt, it shall not be (nor shall it have been) a Default or Event of Default if a holder of a Deferred Intercompany Note shall fail (or shall have failed) to take any action to enforce its rights under any Deferred Intercompany Note in respect of the foregoing); or

11.05     Bankruptcy, etc.  The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 15 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the

Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06          ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding standards ~~required for any plan year or part thereof under~~(within the meaning of Section 412 of the Code or Section 302 of ERISA ~~or~~ ) applicable to such Plan for any plan year or part thereof, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA, or has applied for or received either a waiver of such standards or an extension of any amortization period ~~is requested or granted under~~(to the extent applicable), within the meaning of Section 412 of the Code or Section 302 of ERISA; a Reportable Event ~~shall have occurred; a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of~~that is described in PBGC Regulation Section ~~4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62~~4042.62, .63, ~~.~~64, .65, .66, .67 or .68 ~~of PBGC Regulation Section 4043 shall be~~has occurred, or is reasonably expected to occur, with respect to ~~such~~a Plan subject to Title IV of ERISA within the following 30 days; ~~any~~a Plan ~~which~~that is subject to Title IV of ERISA ~~shall have~~ ha~~d~~s or is likely to have a trustee (other than a member of the board of trustees of a ~~Plan which is a multiemployer plan  (as defined in Section 4001(a)(3) of ERISA)~~Multiemployer Plan) appointed to administer such Plan; ~~any~~a Plan ~~which~~that is subject to Title IV of ERISA is or ~~shall have~~has been terminated or becomes the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability ~~which~~that, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Effective Date by $10,000,000; a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made; the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred any liability to or on account of a Plan under Sections 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate ~~of the Borrower~~ has incurred any material liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; or a “default,” within the meaning of Section 4219(c)(5) of ERISA, has been determined by a ~~multiemployer plan (as defined in Section 4001(a)(3) of ERISA)~~plan sponsor of a Multiemployer Plan to have occurred with respect to ~~any~~such Multiemployer Plan;  (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07     Security Documents.  Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.03), and subject to no other Liens (except as permitted by Section 10.03), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

11.08     Subsidiaries Guarantee.  The Subsidiaries Guarantee or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms of the Guarantee and Collateral Agreement), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee and Collateral Agreement; or

11.09     Intercompany Subordination Agreement.  The Intercompany Subordination Agreement or any provision thereof shall cease to be in full force or effect as to the Borrower or any Subsidiary of the Borrower party thereto (except as a result of a release of any such Person in accordance with the terms of the Intercompany Subordination Agreement), or the Borrower, any Subsidiary of the Borrower or any Person acting for or on behalf of the Borrower or any Subsidiary of the Borrower shall deny or disaffirm the Borrower’s or such Subsidiary’s obligations under the Intercompany Subordination Agreement or the Borrower or any of its Subsidiaries shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Intercompany Subordination Agreement; or

11.10     Judgments.  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $50,000,000 (net of any amounts that are covered by insurance or covered by indemnification, in each case, as determined in the Good Faith judgment by the Borrower, by an insurance provider or indemnitor that has not denied coverage); or

11.11      Change of Control.  A Change of Control shall occur; or

11.12     ~~11.13~~Junior Intercreditor Agreement. The Liens on Lee Collateral securing the Second Lien Term Loans or any Guarantees thereof shall cease, for any reason, to be validly subordinated to the Liens on Lee Collateral securing the Obligations as provided in the Junior Intercreditor Agreement or the Junior Intercreditor Agreement or any provision thereof shall cease to be in full force or effect, or the Borrower, any Subsidiary of the Borrower or any Person acting for or on behalf of the Borrower or any Subsidiary of the Borrower shall deny or disaffirm the Borrower’s or such Subsidiary’s obligations under the Junior Intercreditor Agreement or the Borrower or any of its Subsidiaries shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Junior Intercreditor Agreement;

~~11.14~~11.13        Pari Passu Intercreditor Agreements. (a) The Liens securing Obligations or any Guarantees thereof shall cease, for any reason, to rank pari passu to the Liens securing the First Lien Notes Obligations as provided in the Pari Passu Intercreditor Agreement and/or the Pulitzer Pari Passu Intercreditor Agreement (once in effect) or the Pari Passu Intercreditor Agreement and/or the Pulitzer Pari Passu Intercreditor Agreement (once in effect) or any provision thereof shall cease to be in full force or effect, or the Borrower, any Subsidiary of the Borrower or any Person acting for or on behalf of the Borrower or any Subsidiary of the Borrower shall deny or disaffirm the Borrower’s or such Subsidiary’s obligations under the Pari Passu Intercreditor Agreement and/or the Pulitzer Pari Passu Intercreditor Agreement (once in effect) or the Borrower or any of its Subsidiaries shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Pari Passu Intercreditor Agreement and/or the Pulitzer Pari Passu Intercreditor Agreement (once in effect);

(b) The Priority Payment Lien Obligations shall cease, for any reason, to be provided the payment priority as provided in the Pari Passu Intercreditor Agreement and/or the Pulitzer Pari Passu Intercreditor Agreement;

then, and in any such event, and at any time thereafter, (A) if any Event of Default shall then be continuing (other than from a breach of Section 10.09), the Administrative Agent, upon the written request of the Required Lenders, shall by writ-ten notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party and subject in all cases to the Pari Passu Intercreditor Agreement (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations and (B) if any Event of Default shall then be continuing from a breach of Section 10.09, (X) the Administrative Agent, upon the written request of the Majority Lenders under the Revolving Facility, shall by written notice to the Borrower, declare the Revolving Loan Commitments terminated, whereupon all Revolving Loan Commitments of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind and (Y) subject to the proviso in Section 11.03 above and the expiration of the Term Loan Standstill Period (if applicable), the Administrative Agent, upon the written request of the Majority Lenders under the Term Loan Facility, shall, by written notice to the Borrower, declare the Term Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Credit Documents with respect to the Term Loan Facility to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 12.   The Administrative Agent.

12.01     Appointment.  The Lenders hereby irrevocably designate and appoint JPMCB as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include JPMCB in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and there under as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02    Nature of Duties.  (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the

Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)         Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers shall each be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections ~~12.06~~12.07 and 13.01.  Without limitation of the foregoing, none of the Joint Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or the holder of any Note.

12.03    Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection here with and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04    Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders (or all the Lenders if required hereunder); and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all the Lenders if required hereunder).

12.05     Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

~~12.05~~12.06        Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

~~12.06~~12.07       Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document with respect to such duties or its role as Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.08     Posting of Communications.  (a)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)        Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)        THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY OTHER AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party1 pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)           Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)           Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

[1]	NTD: not defined, please confirm correct. We’ve used this in the tax definitions as well.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

~~12.07~~12.09           The Administrative Agent in its Individual Capacity.  With respect to its obligation to make (or be deemed to have made) Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “Majority Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

~~12.08~~12.10           Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

~~12.09~~12.11           Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its (and its applicable Affiliate’s) resignation as an Issuing Lender in which case the resigning Administrative Agent (and its applicable Affiliates) (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)          Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld, delayed or conditioned (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)          If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)          If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 35th day after the date any such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)          Upon a resignation of the Administrative Agent pursuant to this Section ~~12.09~~12.11, such former Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such former Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

~~12.10~~12.12            Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders (or all the Lenders, as the case may be) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)         The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the trans-actions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.05, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in this Agreement and/or the relevant

Security Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section ~~12.10~~12.12.

(c)          The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section ~~12.10~~12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)           The Lenders hereby authorize and instruct the Collateral Agent to enter into each Intercreditor Agreement and to take all actions and execute all documents required or deemed advisable by it in accordance with the terms of each such Intercreditor Agreement.

~~12.11~~12.13            Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.14      Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the Collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 13.       Miscellaneous.

13.01      Payment of Expenses, etc.  The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each Agent (which shall include for all purposes in this Section 13.01, without limitation, any successor Agent contemplated by Section ~~12.09~~12.11, including any such successor Agent appointed following a Mandatory Resignation) (including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and each Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of each Agent  and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of each Agent (including, without limitation, any successor Agent contemplated by Section ~~12.09~~12.11, including any such successor Agent appointed following a Mandatory Resignation) and, after the occurrence and during the continuance of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reason-able fees and disbursements of counsel and consultants for each Agent and, after the occurrence and during the continuance of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) without duplication with Section 5.04(a), pay and hold each Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify each Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnitee”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) of whatsoever kind or nature incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such a demand do not strictly comply with the terms of such Letter of Credit) or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents or in any other way relating to or arising out of this Agreement or any other Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law

(including applicable permits thereunder), or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For the avoidance of doubt, except as expressly provided herein, this Section 13.01 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims, damages or expenses arising from any non-Tax claim. No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

13.02       Right of Setoff. (a) Subject to the terms of each Intercreditor Agreement, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any other Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b)         NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTER-CLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTI-TUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREE-MENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PUR-SUANT TO CALIFORNIA CODE OF CIVIL

PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHER-WISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCE-ABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXER-CISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUB-SECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINIS-TRA-TIVE AGENT HEREUNDER.

(c)          Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

13.03      Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile or electronic mail) and sent or delivered by mail, facsimile, electronic mail or overnight courier service:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II or in the administrative questionnaire delivered to the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when sent by mail, facsimile, electronic mail or courier, be effective when deposited in the mail, sent by facsimile or electronic mail or delivered to the overnight courier, as the case may be, except that notices and communications to the Administrative Agent or the

Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04      Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of each Lender and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (including, without limitation, any rights of set-off) (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that, notwithstanding the foregoing, each participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(b) (it being understood that the documentation required under Section 5.04(b) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided further that such participant (i) agrees to be subject to the provisions of Sections 2.10 and 5.04 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections  2.10 and 5.04 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof that occurs after the participant acquired the applicable participation.

(b)          Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related out-standing Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000, in the case of the Revolving Facility, or (except in the case of an assignment by the Arranger (or an Affiliate thereof) in connection with the Term Loan Facility) $1,000,000, in the case of the Term Loan Facility, in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed; provided that consent shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request therefor), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)          Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to secure obligations of such Lender, including any pledge to a Federal Reserve Bank or other central bank in support of borrowings made by such Lender from such Federal Reserve Bank or other central bank.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06       Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)          Except as otherwise provided in this Agreement or in the Pari Passu Intercreditor Agreement, each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Fee or Letter of Credit Fees, of a

sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07      Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).

(b)          All computations of interest, Commitment Fee and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Fee or Fees are payable.

13.08      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCU-MENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL , EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE PERSONAL JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURIS-DIC-TION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION

PROCEEDING WITH RESPECT TO THIS AGREE-MENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFEC-TIVE 30 DAYS AFTER SUCH MAILING.  THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHER-WISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)          THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09      Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10      Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Borrower, the Administrative Agent and each of the initial Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by facsimile or other electronic transmission) to the Administrative Agent at the Notice Office and (ii) each of the conditions precedent set forth in Section 6 shall have been satisfied.

13.11       Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12       Amendment or Waiver; etc.

(a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although (x) additional parties may be added to (and annexes may be modified to reflect such additions), ~~and~~(y) Subsidiaries of the Borrower may be released from, the Guarantee and Collateral Agreement in accordance with the provisions hereof and thereof, and (z) this Agreement only be amended as provided in Section 2.10(d), in each case without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clause (i)), (i)(x) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond its Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), or (y) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment of the Term Loans, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Guarantee and Collateral Agreement, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement as in effect on, and after giving effect to, the Effective Date, (x) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01(a) or 5.02 (excluding Section 5.02(b)) (although, subject to clause (7) below, the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (y) without the consent of each Lender of each Tranche which is adversely affected by such amendment, amend the definition of Majority Lenders (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (3) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) without the written consent of the Majority Lenders with respect to the Revolving Facility, amend, modify or waive (i) any condition precedent set forth in Section 7 with respect to the making of Revolving Loans or the issuance of Letters or Credit (it being understood that a general waiver of an existing Default or Event of Default by the required Lenders or an amendment approved by the required Lenders that has the effect of “curing” an existing Default or Event of Default and permitting the making of Loans or other extension of credit shall constitute a waiver of a condition precedent governed by this clause), (ii) Section 5.01(a) or 5.02 (excluding Section 5.02(b)) to alter the required application of prepayments or repayments (or Commitment reduction) either in a manner (x) adverse to the RL Lenders or (y) that would alter the priority, or reduce the amount, of any payment received by the RL Lenders or (iii) any provision of Section 10.09 (and any defined terms solely used therein) or any other provision to any Credit Document that has been added solely for the benefit of the Revolving Facility (as may be agreed between the Majority Lenders under the Revolving Facility and the Borrower) (and for the avoidance of doubt, it is understood and agreed that the Required Lenders may not, and nor shall the consent of the Required Lenders be needed to, amend, modify or waive any provision of Section 10.09 (or any defined term solely used therein) or any other provision to any Credit Document that has been added solely for the benefit of the Revolving Facility (as may be agreed between the Majority Lenders under the Revolving Facility and the Borrower)) or (8) without the written consent of each non-Defaulting RL Lender, amend, modify or waive Section 5.05 of the Pari Passu Intercreditor Agreement or the Pulitzer Pari Passu Intercreditor Agreement (once in effect) to alter the required application of prepayments or repayments or application of proceeds in a manner adverse to the RL Lenders.

(b)          If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related

Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specific-ally consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13      Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, ~~12.06~~12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14      Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15      Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pur-

suant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Credit Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

13.16          Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 13.16, each of the Administrative Agent, each Issuing Lender and each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any ~~non-public confidential i~~Information (as defined below) with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that the Administrative Agent, any Issuing Lender or any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender or is or has become available to such Lender on a non-confidential basis, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any

direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor) or to any credit insurance provider relating to the Borrower and its obligations, so long as such contractual counterparty (or such professional advisor) or credit insurance provider agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 13.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), in each case only if such Lender or affiliate shall have determined in its sole discretion that the Lender or affiliate with whom the information is to be shared should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17          Application of Proceeds.

(a)           After the exercise of remedies (including rights of setoff) provided for in Section 11 (or after the Loans and the Obligations owing hereunder have automatically become immediately due and payable as set forth in Section 11), any amounts received on account of the Obligations (whether as a result of a payment under the Guarantee and Collateral Agreement, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or otherwise and whether received in cash or otherwise) shall be applied in accordance with the Pari Passu Intercreditor Agreement and the Pulitzer Pari Passu Intercreditor Agreement (once in effect).

13.18      The Patriot Act.  Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

13.19      Limitation on Interest Rate.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Exhibit B

SCHEDULE I
to the Credit Agreement

Commitments

Lender	Revolving Loan Commitment
JPMorgan Chase Bank, N.A.	$20,000,000
Deutsche Bank AG New York Branch	$7,200,000
Total:	$27,200,000

Exhibit C

Exhibit K to the Credit Agreement
(See Attached)

Exhibit K

FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the] [each] Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	][2]

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

[2]
If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or

Exhibit K

[1][3].	Credit Agreement:	First Lien Credit Agreement, dated as of March 31, 2014, among Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

[2.	Assigned Interest:[3]

Assignor	Assignee	Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]		__________	__________
[Name of Assignor]	[Name of Assignee]		__________	__________

an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

[3]
Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[4]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

Exhibit K

[4.	Assigned Interest:[5]

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
Term Loans	$______________	$______________
Revolving Loans	$______________	$______________

Effective Date ___________, ____, ____.

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information  (which may contain material non-public information about the Borrower[, the Credit Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Assignor[s] Information	Assignee[s] Information

Payment Instructions:	Payment Instructions:

Reference:	Reference:

Notice Instructions:	Notice Instructions:

Reference:	Reference:

The terms set forth in this Assignment are hereby agreed to:

[5]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit K

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][6]

By:		By:
	Name:		Name:
	Title:		Title:

[6]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit K

[Consented to and]7 Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:][8]

[7]
Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement.  Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

[8]
Insert only if (i) no Default or Event of Default is then in existence and (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement.  Consent of the Borrower shall not be unreasonably withheld or delayed.

Exhibit K

LEE ENTERPRISES, INCORPORATED

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.            Representations and Warranties.

1.1.         Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect in respect of any Credit Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.         Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) an affiliate of any other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this clause), (D) a fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (E) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor,

Exhibit K

or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent, and to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent and/or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.            Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.            Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.          General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment by the Assignee and the Assignor by Electronic Signature or Delivery of an executed counterpart of a signature page of this Assignment by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*          *          *

Exhibit D
Post-Closing Items

1.
All documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements and amendments to Mortgages, required to be filed, registered or recorded to continue the Liens intended to be continued by the Security Documents, and with the priority required by the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

2.	Recently dated certified charters for each of the Borrower and the other Credit Parties.
3.	Modifications, in form and substance reasonably satisfactory to the Administrative Agent, to the operating agreement for STL Distribution Services LLC.

Exhibit E

Reaffirmation Agreement
(See Attached)

FORM OF REAFFIRMATION AGREEMENT

REAFFIRMATION AGREEMENT, dated as of December 14, 2018 (this “Agreement”), by and among LEE ENTERPRISES, INCORPORATED (the “Borrower”), the Subsidiary Guarantors party hereto (together, the “Reaffirming Parties”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the lenders under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”) and as collateral agent for the lenders under such Credit Agreement (in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower entered into that certain Credit Agreement, dated as of March 31, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders;

WHEREAS, the Reaffirming Parties entered into the Guarantee and Collateral Agreement, dated as of March 31, 2014 (as amended, supplemented or otherwise modified, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Creditors under and as defined therein;

WHEREAS, pursuant to the Guarantee and Collateral Agreement, (a) each Subsidiary Guarantor has guaranteed the Obligations (as defined in the Existing Credit Agreement) and (b) each Reaffirming Party has granted in favor of the Collateral Agent a security interest in the collateral described therein;

WHEREAS, the Borrower and the Administrative Agent are on the date hereof amending the Existing Credit Agreement pursuant to an Amendment Agreement, dated as of the date hereof (the “Amendment Agreement”), to the Existing Credit Agreement (as so amended and restated, and as further amended, supplemented or otherwise modified after the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement);

WHEREAS, the Reaffirming Parties expect to realize, or have realized, substantial direct and indirect benefits as a result of the Credit Agreement becoming effective and the consummation of the transactions contemplated thereby; and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the effectiveness of the Amendment Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Reaffirmation, etc.  Each of the Reaffirming Parties hereby:

(i)            consents to the Credit Agreement and the transactions contemplated thereby and hereby confirms its guarantees, pledges, grants of security interests, acknowledgments, obligations, subordinations and consents under the Guarantee and Collateral Agreement and the other Security Documents and Credit Documents to which it is a party and agrees that notwithstanding the amendment of the Existing Credit Agreement, the effectiveness of the Credit Agreement and the consummation of the transactions contemplated thereby, such guarantees, pledges, grants of security interests, agreements, acknowledgments, obligations, subordinations and consents shall be, and continue to be, in full force and effect,

(ii)           ratifies the Security Documents and the other Credit Documents to which it is a party,

(iii)          confirms that all of the Liens and security interests created and arising under the Guarantee and Collateral Agreement and the other Security Documents to which it is a party remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority as collateral security for the Obligations as existed prior to giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to the Credit Agreement,

(iv)          agrees that each of the representations and warranties made by each Reaffirming Party in the Security Documents to which it is a party is true and correct as to it in all material respects on and as of the date hereof (unless such representations expressly relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date), and

(v)           agrees that it shall take any action reasonably requested by the Administrative Agent or the Collateral Agent to confirm or effect the intent of this Agreement.

SECTION 2.  Amendment.  On and after the Amendment Effective Date (as defined in the Amendment Agreement), (i) each reference in the Security Documents or other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement and (ii) the definition of any term defined in any Security  Document or any other Credit Document by reference to the terms defined in the Existing Credit Agreement shall be amended to be defined by reference to the defined term in the Credit Agreement.

SECTION 3.  Credit Document.  This Agreement is a Credit Document and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 4.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.   Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Agreement shall be binding on each of the Reaffirming Parties that has executed this Agreement.

SECTION 5.  No Novation.  Neither this Agreement nor the execution, delivery or effectiveness of the Credit Agreement shall extinguish the obligations outstanding under the Security Documents or discharge or release the lien or priority of the Security Documents.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Security Documents or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith.  Nothing implied in this Agreement, the Credit Agreement, the Security Documents, the other Credit Documents or in any other document contemplated hereby or thereby shall be construed as a release or other discharge of any of Borrower or any other Credit Party from any of its obligations and liabilities as a “Borrower,” “Subsidiary Guarantor,” “Credit Party,” or “Assignor” under the Credit Agreement or the Security Documents.  Each of the Credit Agreement and the Security Documents shall remain in full force and effect, until (as applicable) and except to any extent modified hereby or in connection herewith.

SECTION 6.  Applicable Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

ACCUDATA, INC. K. FALLS BASIN PUBLISHING, INC. LEE CONSOLIDATED HOLDINGS CO. LEE PUBLICATIONS, INC. LEE PROCUREMENT SOLUTIONS CO. SIOUX CITY NEWSPAPERS, INC.

By:
Name:
Title:

JOURNAL-STAR PRINTING CO. LEE CONSOLIDATED HOLDINGS CO.

By:
Name:
Title:

INN PARTNERS, L.C. By: ACCUDATA, INC., Managing Member

By:
Name:
Title:

[Signature Page to Reaffirmation Agreement]

PULITZER INC.

By:
Name:
Title:

FLAGSTAFF PUBLISHING CO.
HANFORD SENTINEL INC.
NAPA VALLEY PUBLISHING CO.
PANTAGRAPH PUBLISHING CO.
PULITZER MISSOURI NEWSPAPERS, INC.
PULITZER NEWSPAPERS, INC.
PULITZER TECHNOLOGIES, INC.
SANTA MARIA TIMES, INC.
SOUTHWESTERN OREGON PUBLISHING CO.
STAR PUBLISHING COMPANY
YNEZ CORPORATION

By:
Name:
Title:

FAIRGROVE LLC
By:	ST. LOUIS POST-DISPATCH LLC, Managing Member
By:	PULITZER INC., Managing Member

By:
Name:
Title:

AMPLIFIED DIGITAL, LLC ST. LOUIS POST-DISPATCH LLC STL DISTRIBUTION SERVICES LLC SUBURBAN JOURNALS OF GREATER ST. LOUIS LLC PULITZER NETWORK SYSTEMS LLC
By:	PULITZER, INC., Managing Member

By:
Name:
Title:

[Signature Page to Reaffirmation Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Reaffirmation Agreement]